Filed Pursuant to 424(b)(4)

Registration Statement No. 333-232557

Registration Statement No. 333-251620

1,270,589 Units consisting of:

Common Stock

Series A Warrants

Series B Warrants

This is an initial public offering of units of our securities. Prior to this offering, there has been no public market for shares of our common stock.

The public offering price per unit is $17.00.

Each Unit consists of (a) one share of our common stock (or, at the purchaser’s election, one share of Series B Convertible Preferred Stock), (b) one Series A warrant (the “Series A Warrants”) to purchase one share of our common stock at an exercise price equal to $8.50 per share, exercisable until the fifth anniversary of the issuance date, and (c) one Series B warrant (the “Series B Warrants,” and together with the Series A Warrants, the “Warrants”) to purchase one share of our common stock at an exercise price equal to $17.00 per share, exercisable until the fifth anniversary of the issuance date and subject to certain adjustment and cashless exercise provisions as described herein. The shares of our common stock and the Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We are also offering to those purchasers, if any, whose purchase of our common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to substitute Series B Convertible Preferred Stock, referred to as “Preferred Stock” for the shares of common stock included in the Units purchased by that investor. Each share of Preferred Stock is being sold together with the same Warrants described above being sold with each share of common stock. For each share of Preferred Stock purchased in this offering in lieu of common stock, we will reduce the number of shares of common stock being sold in the offering on a one-for-one basis. Pursuant to this prospectus, we are also offering the shares of common stock issuable upon conversion of the Preferred Stock.

Each share of Preferred Stock is convertible into one share of our common stock (subject to adjustment as provided in the related designation of preferences) at any time at the option of the holder, provided that the holder will be prohibited from converting Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us. The shares of Preferred Stock will otherwise have the preferences, rights and limitations described under “Description of Capital Stock - Series B Convertible Preferred Stock Being Issued in this Offering” in this prospectus.

Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the NASDAQ Global Market under the symbol “GBS.” We do not intend to apply for any listing of either of the Warrants on the NASDAQ Global Market or any other securities exchange or nationally recognized trading system, and we do not expect a market to develop for the Series A Warrants or the Series B Warrants.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 for a discussion of certain risks that you should carefully consider in connection with an investment in our common stock.

	Per Unit (2)	Total (3)
Public offering price	$17.00	$21,600,013
Underwriting discounts (1)	$1.36	$1,728,001
Proceeds to us, before expenses	$15.64	$19,872,011

(1)	The underwriters will receive compensation in addition to the underwriting discounts and commissions. We refer you to “Underwriting” beginning on page 102 of this prospectus for additional information regarding underwriting compensation.

(2)	The public offering corresponds to the public offering price per share of common stock or share of Series B Convertible Preferred Stock of $17.00, public offering price per Series A warrant of $0.01, and public offering price per Series B Warrant of $0.01.

(3)	Persons affiliated with us may purchase our securities in this offering.

We have granted the underwriter an option, exercisable one or more times in whole or in part, to purchase up to 190,588 additional shares of common stock and/or Series A Warrants to purchase up to an aggregate of 190,588 shares of common stock and/or Series B Warrants to purchase up to an aggregate of 190,588 shares of common stock, in any combinations thereof, from us at the public offering price per security, less the underwriting discounts and commissions, for 45 days after the date of this prospectus to cover over-allotments, if any.

IQ3Corp Limited, an affiliate of the Company by virtue of having certain common management personnel with The iQ Group Global Ltd. and a holder of an Australian Financial Services License, may participate in the selling syndicate in connection with this offering to “sophisticated persons” located in Australia within the meaning of s 708(8) of the Australian Corporations Act, 2001.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the “JOBS Act,” and as such, may elect to comply with certain reduced reporting requirements for this prospectus and future filings after this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the securities against payment on or about December 28, 2020.

Book-Running Manager

Dawson James Securities, Inc.

The date of this prospectus is December 22, 2020

ABOUT THIS PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than as contained in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for, and provide no assurance about the reliability of, any information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions about this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless otherwise indicated, data contained in this prospectus concerning the glucose monitoring market and the other markets relevant to our operations are based on information from various public sources. Although we believe that this data is generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

TRADEMARKS

We have proprietary or licensed rights to trademarks used in this prospectus, including “Glucose Biosensor.” Solely for our convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections and other information concerning our industry, our business, the science of our products and the markets for our products, including data regarding the incidence of certain medical conditions and the scientific basis of our products. We obtained the industry, science, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys, and studies conducted by third parties.

The content of the above sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. Information that is based on estimates, forecasts, projections, market research, scientific research, or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe that the data we use from third parties are reliable, we have not independently verified the accuracy or completeness of the data. Further, while we believe our internal research is reliable, such research has not been verified by any third party. You are cautioned not to give undue weight to any such information, projections, and estimates.

The offer contained in this document is not available to persons located in Australia unless they are a “sophisticated investor” within the meaning of s 708(8) of the Australian Corporations Act, 2001.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to GBS Inc., a Delaware corporation, collectively with its subsidiaries, GBS Operations Inc., a Delaware corporation, and Glucose Biosensor Systems (Apac) Pty Ltd, Glucose Biosensor Systems (Japan) Pty Ltd and Glucose Biosensor Systems (Greater China) Pty Ltd, each an Australian corporation.

Our Company

Recent Developments

On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization (WHO) declared the novel coronavirus disease 2019 (“COVID-19”) outbreak a public health emergency of international concern and on March 12, 2020 the WHO announced the outbreak was a pandemic. The COVID-19 pandemic is having a negative impact on global markets and business activity, which has had a limited impact on our core business operations.

GBS is developing and commercializing a range of Biosensor based Point of Care (“POCT”) diagnostic tests that are developed in the modalities of clinical chemistry, immunology, tumor markers, allergens and endocrinology. Due to the nature of our platform technology (see figure below), we are able to quickly adapt to this rapidly evolving environment. Given the COVID-19 pandemic, the superior analytical characteristics of the biosensor technology and the advanced development stage, the company decided to expedite a collaboration with the Wyss Institute for Biologically Inspired Engineering at Harvard University (Wyss) in order to develop a more accurate and real time SARS-CoV-2 test for diagnostic, point-of-care screening and pre-vaccination screening.

Since the biosensor architecture is complete and given the pre-existing plans and infrastructure to develop immunology diagnostic tests and taking into account the COVID19 pandemic, it is therefore feasible, expeditious and urgent to develop the SARS-CoV-2 test. Accordingly, the development of the recognition element of the biosensor specific to the SARS-CoV-2 test is not expected to have a material incremental impact on the use of proceeds from this offering.

GBS is the global licensee and intends to introduce and launch COV2 diagnostic tests across the US, Europe, APAC and the rest of the world through appropriately qualified sublicensees and distributors.

Our flagship product candidate is the Saliva Glucose Biosensor, a POCT expected to substitute the finger pricking invasive blood glucose monitoring for diabetic patients. On May 1, 2020, our parent company, Life Science Biosensor Diagnostics Pty Ltd (“LSBD”), filed a submission with the FDA for the Saliva Glucose Biosensor Diagnostic Test, currently in development as a point-of-care test intended to replace blood glucose testing for diabetes management. Following the 513(g) submission to the FDA (Submitted May 1, 2020), the FDA staff determined that the Company could seek the De Novo application pathway for the Saliva Glucose Biosensor Diagnostic Test and appointed an Acting Branch Chief from the Diabetes Diagnostic Devices Branch as the contact person for the matter. The Company has commenced planning discussions with the FDA Office of In Vitro Diagnostics and Radiological Health and the Office of Product Evaluation and Quality pertaining to the clinical development and study plan of the Saliva Glucose Biosensor. LSBD have completed the supplier evaluation process and identified a suitable partner to implement the clinical plan once approved by the FDA.

1

Pre-COVID-19, our objective was to introduce and launch the Saliva Glucose Biosensor, the first of our diagnostic tests that stem from the Biosensor Platform that we license, across the Asia Pacific Region. The launch of the Saliva Glucose Biosensor, or “SGB” will now follow the SARS-CoV-2 Test (or “COV2T”). We then intend to introduce and launch other diagnostic tests based on the Biosensor Platform in this region, including a Prostate Specific Antigen test, a Peanut Kernel Allergen test and a Luteinizing Hormone test, as shown in Figure 1 below:

Figure 1: The Biosensor Platform

GBS owns a 50% interest in BioSensX (North America) Inc. (or “BSX”). BSX has been granted a license for the rights to North America (the U.S. and Canada) for the biosensor platform (excluding the COV2 test).

COVID-19

Given the COVID-19 pandemic, the superior analytical characteristics of the biosensor technology and the advanced development stage, we decided to expedite a collaboration with the Wyss Institute for Biologically Inspired Engineering at Harvard University (“Wyss”) to develop a more accurate, real time and more sensitive SARS-CoV-2 test for A) diagnostic, B) point-of-care screening and C) pre-vaccination screening. SARS-CoV-2 antibody testing in saliva and serum can play a critically important role in large-scale ‘sero’-surveillance to address key public health priorities and guide policy and decision-making for COVID-19.

Our parent company, LSBD, and the Wyss Institute for Biologically Inspired Engineering at Harvard University (Wyss) signed a Material Transfer Agreement on the May 29, 2020. We transferred instrumentation and biosensors (research materials) to the Wyss Institute where its research and development scientists have commenced a pilot research program.

The collaboration was initiated with a pilot study and involves the integration of a proprietary antifouling coating technology, developed at the Wyss Institute for Biologically Inspired Engineering, that can detect SARS-CoV-2 IgG class antibodies, with the GBS Biosensor platform. This can then be indicative of a person’s exposure to the SARS-CoV-2 virus and status of immunity (SARS-CoV-2 is the Antibody responsible for COV 19).

Based on the preliminary data generated in this pilot study, further development could result in an easy-to-use diagnostic and screening test that can be applied to salivary and/or blood COVID-19 testing at point of care, with the ability to be manufactured at scale at a low cost, and produce real-time results.

At this pilot phase, we are:

●	characterizing the impact of plasma treatment to the adhesion of the antifouling layer and organic thin film transistor (OTFT).
●	characterizing the electrical response of the OTFT with the antifouling coating.
●	generating a biomarker dependent response curve by coating the (OTFT) biosensors with antifouling coating that interacts with SARS- CoV-2 antibodies.

The aim of this pilot phase is to confirm the technical feasibility and scale to production of the program and provide an estimate of the analytical performance of the SARS-CoV-2 antibody test.

Compared with the conventional antibody test, the advantage of the SARS-CoV-2 Antibody Biosensor is that it may measure the quantitative presence of antibodies as opposed to the current qualitative monitoring to date, and the sampling methodology maybe through saliva rather than blood, which is non-invasive. According to the recent research by the Johns Hopkins Bloomberg School of Public Health1, SARS-CoV-2 antibodies detected in saliva “significantly correlate” to those observed in blood.

It is anticipated that FDA review will be under the Emergency Use Authorization program, which could translate into expedited time to market.

1 Randad PR, Pisanic N, Kruczynski K, et al. COVID-19 serology at population scale: SARS-CoV-2a-specific antibody responses in saliva. Preprint. medRxiv. 2020;2020.05.24.20112300. Published 2020 May 26. doi:10.1101/2020.05.24.20112300

2

Figure 2 below is indicative of the modification process necessary to detect SARS-CoV-2 antibodies (only the antibody layer is substituted with SARS-CoV-2 protein, as the rest of the device is already developed):

Figure 2: Antibody Test Development

Non-invasive SARS-CoV-2 antibody testing is urgently needed to estimate the incidence and prevalence of SARS-CoV-2 infection at the general population level. Precise knowledge of population immunity could allow government bodies to make informed decisions about how and when to relax stay-at-home directives and to reopen the economy. In addition to molecular COVID-19 diagnostics, accurate blood (serological) tests can identify individuals who have mounted an antibody response to SARS-CoV-2 infection. These tests are needed in platforms that can be deployed in large numbers to describe changes in population level immunity at different geographical scales and over time. Such blood and/or saliva testing could guide “back-to-work” risk mitigation strategies, particularly if evidence continues to emerge suggesting that robust SARS-CoV-2 antibody responses might confer protection from repeated infection.

We believe that in the current climate, there is an unmet medical need to estimate the number of COVID-19 cases in the general population. Currently, testing for SARS-CoV-2 antibodies involves sending specimens to the laboratory (serological testing) and waiting for results.

COV2 Test (or “COV2T”)

The sensing principle for the COV2T is the same as the Salivary Glucose Test, amperometric: target biomolecules generate an electrical current that is detected by the transistor. The major difference is that only the GOX layer is substituted with an alternative layer containing a different recognition element, in this case the COV2 Protein that enables the detection of COV2 antibodies. The underlying layers of the Organic Thin Film Transistor (OTFT) remain unchanged. Hence this significantly simplifies our development effort to make a saliva/blood  based COV2 diagnostic test.

Therefore, the method of testing will be the same as with the SGB, which is outlined in detail below.

3

The Saliva Glucose Biosensor

Our SGB uses saliva to measure glucose non-invasively. When the SGB interacts with saliva, an electrochemical reaction is initiated that produces an electrical signal directly correlated to the amount of glucose present in the saliva. This measurement is then converted into a real-time saliva glucose reading by a software app on a smart device, or a dedicated smart reader for those that do not possess a compliant and compatible smart device. The reading may then be stored in our proprietary cloud-based digital information system. The Saliva Glucose Test, or “SGT,” consists of:

1.	the SGB – a single use disposable saliva biosensor, and

2.	the software app that interfaces the SGB with our digital information system.

Figure 3: Using the Saliva Glucose Biosensor (for illustration purposes only)

The Asia Pacific Region includes over 164 million people living with diabetes, which accounts for 36% of the world’s diabetic population. Rapid urbanization, unhealthy diets and increasingly sedentary lifestyles have resulted in ever increasing rates of obesity and diabetes across the region. The following table shows the countries and territories that constitute the “Asia Pacific Region” or “APAC Region,” where we will introduce, market and launch the biosensor:

Country / Territory
Australia
New Zealand
Japan
Singapore
Malaysia
South Korea
Indonesia
Philippines
Bangladesh
Taiwan
China
Hong Kong
Thailand
Vietnam
Other Asia countries
South Pacific region (18 nations)

Figure 4: The APAC Region

The Saliva Glucose Test

Self-testing blood glucose monitors were introduced to the market in the 1970s and, since then, the method of glucose self-monitoring has not meaningfully changed. The industry remains dominated by invasive methods that ultimately use blood or interstitial fluid to measure glucose. We believe the sampling medium, methodology and technology of the SGB represents a breakthrough in glucose monitoring as it represents the only non-invasive, painless and cost-effective saliva-based method of measuring glucose levels. The biosensor technology has been developed over several decades of university-based scientific research and has been extensively referenced in scientific literature. For more detail on this research, see “Business—The Saliva Glucose Test.”

4

The SGB is an organic transistor, which in its structure embeds the glucose oxidase enzyme, or “GOX.” When the single-use SGB interacts with saliva it initiates an electrochemical reaction, producing an electrical signal directly correlated to the amount of glucose present in the saliva. This measurement is then converted into a real-time saliva glucose reading, through the biosensor app installed on a smart device or a dedicated reader. The patent protected SGB is able to detect glucose in saliva at concentrations between 8 and 200 µM and exhibits linear glucose sensing characteristics at these concentrations, sensing glucose at levels 100 times lower than in blood.

The direct correlation between glucose concentration and sensor signal is independent of the type of sample under examination (i.e., blood or saliva). The use of saliva as a meaningful proxy for estimating blood glucose levels is supported by extensive scientific literature that has investigated the physiological glucose concentration in both biological fluids and overwhelmingly reported a strong correlation, although a few articles have reported finding no significant correlation. Overall, we believe there is abundant clinical evidence in independently reviewed scientific literature that saliva can be utilized as a non-invasive alternative to blood to monitor glycemic status in diabetic patients. For more detail on this scientific literature, see “Business—The Saliva Glucose Test.”

In our development of the SGT, we aim to go beyond the innovation of changing the sampling medium from blood to saliva, and further create value for the patient and the payers by decreasing the cost of managing diabetes, improving the outcomes of the disease and providing convenience in testing methodology. This will be achieved by directly transferring the SGB reading from the smart device or the dedicated reader to our proprietary digital information system, which is cloud-based to enable every patient the option to create his or her own medical record where the SGB results will be uploaded.

Our digital information system is intended to be interfaced to an artificial intelligence system and will be able to, at the patient’s or authorized care giver’s direction, disseminate patient data to a remote caregiver, a service for consultation or to any other individual with whom the patient chooses to share his or her glucose level measurements. We believe patients and payers will be able to leverage our digital information system to decrease cost and improve outcomes and convenience.

The SGB drives economic value beyond the revenue stemming from the sale of the SGB units – it also allows for monetization and the creation of separate revenue streams from the patient network and other data that resides within our digital information system, by way of the following:

●	Data usage. The usage of the data, and the analysis and interpretation of the data, to improve patients’ conditions and leveraging this insight to improve patient care.

●	Safe data sharing. The provision of data-sharing services between users/patients, authorized care givers and authorized medical practitioners.

●	Data collection. The collection of anonymized data, its aggregation with other data from multiple sources and multiple health devices and its combination with non-health data.

We plan to leverage this usage, safe sharing and collection of data in the following four revenue-generating channels:

1.	Direct Monetization Channel. This channel focuses on the development of revenue based on commercial relationships for the use of anonymized and compliant information derived from data generation.

2.	Commercial Adjacencies Channel. This channel focuses on the development of revenue from data generated through patient engagement and market insights from a clinical and medical perspective.

3.	Product and Service Bundles Channel. This channel focuses on ancillary revenue generated through bespoke service opportunities across the industry, for example, by working with insurers to develop products that integrate the usage of testing as part of their service offering.

4.	Core Operations Synergy Channel. Through combining the data generation with the use of artificial intelligence, we expect to develop a deep insight into our customer base, providing a high level of customer insight. It is expected that this insight will drive a high customer retention level and generate a considerable number of broader revenue opportunities through direct and specific interaction with our customer base.

The SGB has been under continuous development for over six years, first by the University of Newcastle, Australia, then by the Licensor and us. The SGB development program is currently at the validation stage, which is Phase 5 of development of the SGB as illustrated in the diagram in Figure 17 in “Business.” This stage involves implementation of the clinical evidence module, which incorporates the commercial production of the investigative biosensor devices to commence the clinical evaluation of analytical performance of the device and generate the clinical evidence necessary to gain regulatory approval. This stage also involves making the regulatory submissions and obtaining approval and is the final stage prior to product launch. Accordingly, we have engaged Emergo Global Consulting LLC, a clinical research and regulatory consulting firm specializing in high tech medical device development and commenced the regulatory approval process in various jurisdictions in the APAC Region. We also have reached an agreement in principle to engage Cambridge Consultants Ltd. as advisors on our commercial scale manufacturing program.

We currently have seven full time employees and two part-time employees. We also rely on the services of contractors, collaborators and consultants. We have assembled a team of 12 people, including our 9 employees, our scientific advisory board and personnel at the University of Newcastle through a collaboration with the institution, to execute on our mission to create next generation non-invasive diagnostic tools to help patients suffering with diabetes. GBS is currently recruiting to expand headcount in the US.

5

On May 1, 2020, our parent company, Life Science Biosensor Diagnostics Pty Ltd (“LSBD”), filed a submission with the FDA for the Saliva Glucose Biosensor Diagnostic Test, currently in development as a point-of-care test intended to replace blood glucose testing for diabetes management. Following the 513(g) submission to the FDA (Submitted May 01, 2020), it was determined that the company could seek the De Novo application pathway for the Saliva Glucose Biosensor Diagnostic Test, we were appointed an expert contact person, Acting Branch Chief from the Diabetes Diagnostic Devices Branch. We have further commenced planning discussions with the FDA Office of In Vitro Diagnostics and Radiological Health and the Office of Product Evaluation and Quality pertaining to the clinical development and study plan of the Saliva Glucose Biosensor. LSBD have completed the supplier evaluation process and identified a suitable partner to implement the clinical plan once approved by the FDA. We expect to leverage synergies from the approval process with the FDA within the Asia Pacific region, where China has the highest number of people with diabetes. We will first seek regulatory approval with the National Medical Products Administration of China, or “NMPA” for the SGT, formerly known as the China Food and Drug Administration and also other regulatory agencies that serve as reference regulator, such as the FDA, the European CE notified approval bodies and the Japanese regulatory bodies. Recently, we entered into non-binding memoranda of understanding with two large distributors in China, which express our intent to enter into definitive agreements to collaborate on the manufacture, regulatory approval, and distribution and sale of, and the medical affairs, marketing, and identification of strategic opportunities for, the SGB in China. Further to this, LSBD, our parent company, has signed a Materials Transfer Agreement with a U.S. conglomerate to explore sublicensing of the glucose biosensor which GBS will be a party through its licensing interests.

The SGB is manufactured using modified reel-to-reel printing technology that was developed at the Australian National Fabrication Facility. See Figure 5 below for a depiction of the reel-to-reel printing. This technology allows mass volume printing at a low cost.

Figure 5: Biosensor manufacture at the Australian National Fabrication Facility

For clinical testing purposes, necessary for FDA emergency authorization we intend to manufacture the COV2 diagnostic test at the Australian National Fabrication Facility where we manufacture the glucose test. Upon FDA authorization we intend to manufacture at contract manufacturing sites initially in the U.S., we are currently exploring options with contractors who utilize the latest automated technologies combined with on-premise chemistry preparation, rigorous quality systems, and structured process transfer procedures, including packaging. There are several other contract manufacturers in the U.S. and around the world that have the requisite accreditation and facilities.

We anticipate that the non-invasive nature of saliva-based glucose testing will make patients more amenable to glucose monitoring, with the expected result of increasing the number of times a patient tests per day. The data generated by the SGB, combined with the interface of the smart device or dedicated reader with our digital information system and the artificial intelligence feedback, will allow the patient to achieve better glucose control through a practical understanding of lifestyle factors that affect glucose levels, thereby helping prevent or delay diabetes complications and ultimately personalizing diabetes management. See Figure 6 below.

Figure 6: Our digital information system (for illustration purposes only)

6

Development Status of Our Other Tests

The Biosensor Platform is capable of detecting multiple biological analytes by substituting the GOX enzyme with a suitable alternative for each analyte. The substitute enzyme will generate an electrical current signal that is detected in a manner identical to the SGB. Given that the underlying sensing mechanism is unaltered, we believe the technical risk associated with the development of other tests for biomarkers other than glucose is low. The development effort for biomarkers other than glucose, including the development of the Prostate Specific Antigen test, the Peanut Kernel Allergen test and the Luteinizing Hormone test mentioned above, is presently in the Phase 1 of development as illustrated in the diagram in Figure 20 in “Business,” which is the definitional stage and encompasses the shortlisting of the best enzyme candidates and identification of the ideal bio-conjugation methods for immobilization on the sensor surface and optimal printing process.

The development status of the SGB is far more advanced, with several years of research and development effort leading to the accumulation of pre-clinical data demonstrating that the sensor can deliver the required analytical performance. We have commenced Phase 5 of development of the SGB as illustrated in the diagram in Figure 20 in “Business,” which is the validation stage and involves implementation of the clinical evidence module.

We have not generated any revenues to date from sales of our intended product candidates and have incurred net losses and negative cash flows from operations. We do not anticipate generating any revenues from sales of our intended product candidates for at least 6-10 months from the date of this offering, if at all. The proceeds generated from this offering will accelerate and enhance the establishment of our business.

Technology License Agreement

On June 23, 2020, we entered into a certain Technology License Agreement, or the “License Agreement,” with Life Science Biosensor Diagnostics Pty Ltd, or the “Licensor.” The Licensor currently owns 99.1% of our outstanding common stock and will continue to own a majority of our outstanding common stock immediately after this offering.

The License Agreement sets forth our contractual rights and responsibilities relating to the Licensed Products. The “Licensed Products” include: (i) a biosensor strip for antibodies against SARS-CoV-2; (ii) a proprietary smartphone application for the purpose reading, storing, analyzing and providing patient support programs for any one or more of the Indicators for the purpose of measuring the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2); and/or (iii) a dedicated sensor strip reading device for any one or more of the Indicators for the purpose of measuring the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2).

An “Authorized Supplier” includes us, the Licensor, any of our affiliates or any affiliates of the Licensor, or any third party manufacturer and/or reseller that the Licensor has expressly identified or approved in advance in writing for the purpose of quality control for the supply of Licensed Products to us.

Pursuant to the License Agreement, the Licensor granted to us an exclusive license to the Licensor’s proprietary rights to the biosensor technology used in the Licensed Products, worldwide and solely to:

●	act as the authorized party for the purpose of prosecuting the application of, and obtaining any, regulatory approval for the Licensed Product, including being authorized to prosecute the approval for an investigational device required for the purpose of carrying out clinical studies;

●	manufacture, promote, market, import, offer, sell and distribute the Licensed Products;

●	provide reasonable customer support services on the use of the Licensed Products to end users of, and health care practitioners referring end users to, the Licensed Products;

●	use the Licensed Products only for the purposes identified and permitted pursuant to regulatory approval; and

●	collect data acquired from the Licensed Products.

We are required to collect and anonymize demographic information about the end users of the Licensed Products and data acquired from the Licensed Products. While the anonymized data will be owned by the Licensor, we will own during the term of the License Agreement the personally identifiable data, including health data, collected by us. In addition, the Licensor will provide us with certain of the data acquired from the Licensed Products. The demographic information and personally identifiable information will be used, following patient consent, as a disease management tool to offer patients value-added services, i.e., personalized education services for lifestyle, diet and glucose management. These services will be in accordance with the applicable local medical codes and regulatory environment. The use of such consensual information will be in accordance with privacy laws of the relevant countries and territories.

The license is non-transferable, non-assignable and non-sublicensable, except that the Licensor will in good faith consider any request by us for any sublicense.

7

Commencing after the receipt of regulatory approval in a jurisdiction and the earning of revenue, we will be required to pay the Licensor a minimum royalty fee with respect to such jurisdiction for each year, or the “Minimum Royalty,” in four equal quarterly installments. The Minimum Royalty will be 13% of the projected net sales in such jurisdiction for each such year. The projected net sales will be an amount mutually agreed between us and the Licensor for the first such year. For each ensuing year after the first year, the projected net sales will be the number of Licensed Products sold in such jurisdiction in the prior year, as adjusted for the mutually agreed expected market growth. In addition to the expected market growth, there will be an additional growth rate percentage of 7% for each year through the tenth year. In the event of a dispute between us and the Licensor regarding the determination of the expected market growth or the additional growth percentage, the License Agreement provides for resolution by an independent third party. At the end of each quarter, if the quarterly installment of the Minimum Royalty is less than 13% of the actual net sales of Licensed Products in such jurisdiction for such quarter, or the “Actual Royalty,” we will pay Licensor the difference between the quarterly installment of the Minimum Royalty and the Actual Royalty. The royalty fee rate will be reduced from 13% to 3% upon the expiration of the patent portfolio covered by the License Agreement.

As between us and the Licensor, the Licensor solely owns all right, title and interest to, among other items of intellectual property, the biosensor technology (including any improvements made to the biosensor technology by us), the anonymized data collected by us and any other technology of the Licensor, and all derivations based on, and all proprietary rights in, the foregoing. The Licensor will have the right to decide whether to protect or enforce, and the right to control any action relating to the protection and enforcement of, any of the foregoing intellectual property and proprietary rights.

There is no set expiration date for the License Agreement. However, the exclusivity of the license granted under the License Agreement runs until the expiration of the patent portfolio covered by the License Agreement, which is currently until 2033. We expect that the patent portfolio will be extended as new patents are created throughout product development, thereby extending the exclusivity of the License Agreement. For instance, we expect to seek additional patents in connection with the development of the Prostate Specific Antigen test, the Peanut Kernel Allergen test and the Luteinizing Hormone test. The License Agreement may be terminated by us in the event of a material breach by the Licensor, if the Licensor does not cure the breach within 30 days after receiving notice of the breach; or in the event the Licensor discontinues its business operations or in the case of certain events related to insolvency or bankruptcy. The License Agreement also may be terminated by us at any time after the tenth anniversary of the License Agreement upon 180 days’ prior written notice.

The foregoing is a summary of the terms and provisions of the License Agreement and is qualified in its entirety by the text of the License Agreement a copy of which is filed as an exhibit hereto.

LSBD Transactions

On December 14, 2020, the Company and Life Science Biosensor Diagnostics Pty Ltd., the Company’s parent company (“LSBD”), agreed to cancel the previously agreed share repurchase transaction dated as of December 7, 2020, under which LSBD was to exchange a total of 3,800,000 shares of the Company’s common stock for a 3-year non-transferrable warrant to purchase 1,900,000 shares of the Company’s shares of common stock. Effective as of the same date, the Company agreed to issue to LSBD, in consideration of LSBD’s contribution towards the research and development of applications other than glucose and COVID-19 applications to a maximum of $2 million over a 5-year period, a 5-year non-transferable warrant to purchase 3,000,000 shares of the Company’s common stock at the exercise price equal to the IPO per unit price.

On December 18, 2020, the Company entered into an Exchange Agreement (the “EA”) with LSBD to exchange 3,000,000 shares of its common stock held by LSBD for 3,000,000 shares of the Company’s Series B Convertible Preferred Stock. In addition, the parties to the Exchange Agreement entered into a Registration Rights Agreement (the “RRA”) pursuant to which the Company agreed to prepare and file within 30 days following the closing of the IPO with the Securities and Exchange Commission a registration statement to register for resale the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock. If and to the extent the Company fails to, among other things, file such resale registration statement or have it declared as required under the terms of the RRA, the Company will be required to pay to the holder of such registration rights partial liquidated damages payable in cash in the amount equal to the product of 1.0% multiplied by the aggregate purchase price paid by such holder pursuant to the EA. The EA and the RRA contain customary representations, warranties, agreements and, indemnification rights and obligations of the parties. The foregoing descriptions of the such agreements are qualified in their entirety by reference to the full text of the EA and the RRA, copies of which are filed as exhibits to this filing.

On December 18, 2020, LSBD entered into a certain Purchase and Assignment Agreement (the “PAA”) with an institutional accredited investor (the “Purchaser”) pursuant to which LSBD sold and assigned to the Purchaser 3,000,000 shares of the Series B Convertible Preferred Stock and assigned to the Purchaser its rights under the EA and the RRA with respect to the such preferred shares for a total purchase price of $2,000,000. The investor’s Series B Convertible Preferred Stock is convertible into 3,000,000 shares of the Company’s common stock, subject to beneficial ownership limitation. The price per share of the 3,000,000 shares of common stock issuable upon conversion of the investor’s Series B Convertible Preferred Stock is $0.67. Such investor has indicated its interest in being the lead investor and in purchasing $6,000,000 of our securities in this offering. If and to the extent such investor participates in this offering, such investor’s average price per share will be significantly lower than that to be paid by other investors in this offering.

The Purchaser’s obligations are subject to the satisfaction of conditions, including, among others, that immediately following the time of consummation of the transactions contemplated under the PAA, the IPO is to be consummated. The PAA contains customary representations, warranties, agreements and obligations of the parties. The foregoing description of the such agreement is qualified in its entirety by reference to the full text of the PAA, a copy of which is filed as an exhibit to this filing.

Risks We Face

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in “Risk Factors” beginning on page 12. These risks include, but are not limited to, the following:

●	We expect to incur losses for the foreseeable future, until we are able to generate sufficient revenue from product sales. We do not anticipate generating any revenues for at least 6-10 months, if at all, from the date of this offering.

●	The Licensor, which owns the intellectual property rights to the Biosensor Platform that we license, currently owns 99.1% of our outstanding common stock and will own a majority of our outstanding common stock immediately after this offering, which creates potential conflicts of interest.

●	We are highly dependent on the License Agreement with the Licensor. The License Agreement imposes significant obligations on us, including the potential obligation to pay the Minimum Royalty (the determination of which is subject to agreement between us and the Licensor as to certain parameters, as described elsewhere in this prospectus, with disputes generally resolved by an independent third party).

●	The regulatory approval pathway we must navigate may be expensive, time-consuming and uncertain, and may prevent us from obtaining approval for the marketing of the COV2 Test (“COV2T”) and/or SGT or the other products in our pipeline.

●	There can be no assurance that we will successfully complete any clinical evaluation studies necessary to receive regulatory approvals.

●	Our success is highly dependent on the COV2T and/or SGT, which is yet to be approved and, even if approved, may not be accepted by the marketplace.

●	We have yet to finalize the manufacturing plan for the production of our products and their components on a mass market commercial scale.

●	We intend to rely on third parties to manufacture and distribute our product candidates.

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●	If the Licensor is unable to successfully protect or enforce its intellectual property and proprietary rights or elects to not do so, our competitive position will be harmed. If that were to occur, although we would be permitted take action to protect or enforce these rights, any such action would be at our cost and expense.

●	If others claim we or the Licensor are infringing on their intellectual property rights, we may be subject to costly and time-consuming litigation.

●	We face competition from companies that have greater resources than we do, and we may not be able to effectively compete against these companies.

●	Given our lack of revenue, we may need to raise additional capital, which may not be available to us on acceptable terms, or at all.

Corporate Information

We were incorporated under the laws of Delaware on December 5, 2016 under the name “Glucose Biosensor Systems (Greater China) Holdings, Inc.” On September 3, 2019, we changed our name to “GBS Inc.” Our principal executive offices are located at 708 Third Avenue, 6th Floor, New York, New York 10017 and our telephone number is (646) 790-5756. Our corporate website address is gbs.inc. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Implications of being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. We intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the “Sarbanes-Oxley Act”;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of  (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the date on which we are deemed to be a large accelerated filer, which is the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of our most recent second fiscal quarter, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

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The Offering

Securities offered by us:

Each Unit consists of (a) one share of our common stock (or, at the purchaser’s election, one share of Series B Convertible Preferred Stock), (b) one Series A warrant (the “Series A Warrants”) to purchase one share of our common stock at an exercise price equal to $8.50 per share, exercisable until the fifth  anniversary of the issuance date, and (c) one Series B warrant (the “Series B Warrants,” and together with the Series A Warrants, the “Warrants”) to purchase one share of our common stock at an exercise price equal to $17.00 per share, exercisable until the fifth anniversary of the issuance date and subject to certain adjustment and cashless exercise provisions as described herein. The shares of our common stock and the Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We are also offering to those purchasers, if any, whose purchase of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to substitute Series B Convertible Preferred Stock, referred to as “Preferred Stock” for the shares of common stock included in the Units purchased by that investor. This prospectus also relates to the offering of shares of common stock issuable upon conversion of the Preferred Stock.

Each share of Preferred Stock is convertible into one share of our common stock (subject to adjustment as provided in the related designation of preferences) at any time at the option of the holder, provided that the holder will be prohibited from converting Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

In the event of our liquidation, dissolution, or winding up, holders of our Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Preferred Stock if such shares had been converted to common stock immediately prior to such event (without giving effect for such purposes to any beneficial ownership limitation), subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

The holders of the Preferred Stock have no voting rights, except as required by law. Any amendment to our certificate of incorporation that adversely affects the powers, preferences and rights of the Preferred Stock requires the approval of the holders of a majority of the shares of Preferred Stock then outstanding.

The holders of our Preferred Stock are entitled to receive dividends on shares of Preferred Stock equal (on an as-if-converted-to-common-stock basis, without giving effect for such purposes to any beneficial ownership limitation) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by our board of directors.

Common stock outstanding prior to this offering:	5,630,000 shares

Common stock outstanding after this offering:	11,291,530 shares.

Over-allotment option:

We have granted the underwriter an option, exercisable one or more times in whole or in part, to purchase up to 190,588 additional shares of common stock and/or Series A Warrants to purchase up to an aggregate of 190,588 shares of common stock, and/or Series B Warrants to purchase up to an aggregate of 190,588 shares of common stock, in any combinations thereof, from us at the public offering price per security, less the underwriting discounts and commissions, for 45 days after the date of this prospectus to cover over-allotments, if any. See “Underwriting” beginning on page 102 for additional information.

Because the warrants will not be listed on a national securities exchange or other nationally recognized trading market, the underwriters will be unable to satisfy any overallotment of shares and warrants without exercising the underwriters’ overallotment option with respect to the warrants. As a result, the underwriters will exercise their overallotment option for all of the warrants which are over-allotted, if any, at the time of the initial offering of the shares and the warrants. However, because our common stock is publicly traded, the underwriters may satisfy some or all of the overallotment of shares of our common stock, if any, by purchasing shares in the open market and will have no obligation to exercise the overallotment option with respect to our common stock.

Use of proceeds:	We will use the net proceeds received from this offering (i) to obtain regulatory approvals, including completing any product development required to meet regulatory requirements and establishing manufacturing facilities with sufficient capacity for clinical evaluation and commercial scale production of the SGT; and (ii) to market the SGT and establish a distribution network in the APAC Region. The remaining net proceeds, if any, are expected to be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Lockups

Our executive officers, directors, and stockholders holding 5% or more of our common stock prior to the offering, collectively, have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for a period of six months following the closing of this offering. We have also agreed, for a period of six months after the closing of this offering, not to sell, transfer or dispose of any shares or similar securities, subject to certain exceptions.

Underwriters’ warrants

Upon the closing of this offering, we will issue to Dawson James, as representative of the underwriters, warrants entitling the representative to purchase 63,529 shares of common stock issued in this offering (including the shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock). The warrants shall be exercisable at an exercise price of $18.70 per unit for a period of five years from the commencement of sales pursuant to this Registration Statement on Form S-1 of which this prospectus forms a part. For additional information, please refer to the Underwriting section on page 102.

Nasdaq listing:	Our common stock has been approved for listing on the NASDAQ Global Market under the symbol “GBS” contingent on the completion of this offering and has commenced trading on December 23, 2020.

Risk factors:	An investment in our company is highly speculative and involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

On November 5, 2017, we effected a 1-for-90,000 forward stock split, which resulted in our having 9,000,000 outstanding shares of common stock as of such date. On August 9, 2018, we effected a 1-for-0.9167 reverse stock split, which resulted in our having 8,250,000 outstanding shares of common stock as of such date. On November 24, 2018, we issued 260,000 shares of common stock in exchange for the cancellation of $1,950,000 in debt, resulting in 8,510,000 outstanding shares of common stock as of such date. Share and per share amounts set forth herein (except in any historical financial information) give effect to the reverse split, unless indicated otherwise.

On June 27, 2019, Life Science Biosensor Diagnostics Pty Ltd or the Licensor, our controlling stockholder, transferred a total of 36,600 shares of our common stocks to a total of 122 employees of the Licensor and related companies, and on September 2, 2019, the Licensor transferred a total of 42,000 shares of our common stocks to a total of 140 employees of the Licensor and related companies, in each case pursuant to Regulation S under the Securities Act.

On June 30, 2020, we issued 120,000 shares of common stock to Life Science Biosensor Diagnostics Pty Ltd in exchange for the cancellation of $900,000 in debt, resulting in 8,630,000 outstanding shares of common stock as of such date. Therefore, as at the date of this prospectus, the Licensor owns a total of 8,551,400 shares of our common stock representing 99.1% of our outstanding common stock. Share and per share amounts set forth herein (except in any historical financial information) give effect to the issue, unless indicated otherwise.

The number of shares of common stock outstanding is based on 5,630,000 shares of common stock issued and outstanding as of December 18, 2020 and excludes the following:

●

2,736,675 shares issuable upon the exercise of outstanding warrants issued in connection with the placement of our Series A Convertible Preferred Stock, at an exercise price of $8.50 per share, which warrants are exercisable only during the one-year period commencing on the second anniversary of the closing of this offering;

●	500,000 shares that will become available for future issuance under our 2019 Equity Incentive Plan, or the “2019 Plan”; and

●	63,529 shares issuable upon the exercise of warrants to be issued to the underwriters upon the closing of this offering.

Unless expressly indicated or the context requires otherwise, all information in this prospectus assumes no exercise by the representative of the over-allotment option and further assumes:

●	the automatic conversion at the closing of this offering of 2,810,190 outstanding shares of our Series A Convertible Preferred Stock as of the date hereof into 2,810,190 shares of common stock; and

●	the automatic conversion at the closing of this offering of the convertible notes issued by our 99%-owned subsidiary, Glucose Biosensor Systems (Greater China) Pty Ltd, or “GBS Pty Ltd,” at a conversion price equal to 85% of 50% of the unit offering price in this offering (or $7.23, for an aggregate of 710,548 shares based on $5,133,706 of principal and zero accrued interest outstanding as of September 30, 2020).

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Summary Financial Data

You should read the following summary financial data together with our consolidated financial statements and the related notes appearing at the end of this prospectus, “Capitalization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have derived the financial data for the three months to September 30, 2020 from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. We have derived the financial data for the fiscal years ended June 30, 2020 and 2019 from our audited consolidated financial statements included in this prospectus.

	For the Fiscal Year Ended June 30, 2019	For the Fiscal Year Ended June 30, 2020	For Three Months to September 30, 2020	Pro Forma (1)	Pro Forma As Adjusted (2)
Results of Operations Data:
Other income	$188	$188,841	$55,497	$55,497	$55,497
Net loss	(7,336,686)	(3,134,602)	(1,068,105)	(1,068,105)	(1,068,105)
Basic and diluted net loss per share	(0.88)	(0.37)	(0.12)	(0.12)	(0.11)
Weighted average number of shares outstanding	8,382,685	8,510,329	8,630,000	8,933,764	9,674,941

			September 30, 2020
	As of June 30, 2019	As of June 30, 2020	As of September 30, 2020	Pro Forma (1)	Pro Forma As Adjusted (2)
Balance Sheet Data:

Cash	$197,940	$427,273	$994,186	$994,186	$20,366,186
Working capital	(3,997,138)	(5,350,520)	(3,031,961)	2,101,745	19,610,132
Total assets	2,327,950	2,475,640	2,906,156	2,906,156	20,414,543
Total liabilities	6,305,088	7,690,468	5,953,722	820,016	820,016
Stockholders’ equity (deficit)	(3,977,138)	(5,214,828)	(3,047,566)	2,086,140	19,594,527

(1)	the number of the Pro Forma Common Stock shares 8,933,764, comprises of

●	5,630,000 common stock shares outstanding as of December 18, 2020.
●	the mandatory conversion at the closing of this offering of 2,810,190 outstanding shares of our Series A Convertible Preferred Stock as of the date hereof into 2,810,190 shares of common stock; and
●	the mandatory conversion at the closing of this offering of the convertible notes issued by our 99%-owned subsidiary, GBS Pty Ltd, at a conversion price equal to 85% of 50% of the unit offering price in this offering (or $7.23, for an aggregate of 710,548 shares based on $5,133,706 of principal and zero accrued interest outstanding as of September 30, 2020).

(2)	Reflects the sale and issuance of all the shares of common stock offered hereby, at the public offering price of $17.00 per share, after deducting the underwriting discounts and estimated offering expenses payable by us.

(3)	The weighted average number of shares outstanding is calculated using the proportion of the reporting period ending June 30th, 2021 which remains after this offering.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Financial Condition and Capital Requirements

COVID-19 may impact our operations.

On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization (WHO) declared the COVID-19 coronavirus outbreak a public health emergency of international concern and on March 10, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which we operate.

Although COVID-19 has begun to show signs of stabilization in certain regions, the potential impact brought by and the duration of the COVID-19 outbreak is difficult to assess or predict and the full impact of the virus on our operations will depend on many factors beyond our control. For instance, our business operations may be adversely affected if global economies continue to be affected by COVID-19. While it is unknown how long these conditions will last and what the complete financial effect will be to our company, we are closely monitoring its impact on us. Our business, results of operations, financial conditions and prospects could be materially adversely affected to the extent that COVID-19 harms the global economy in general, and the trading price of our stock may be adversely affected. In addition, the Company expects the impact of COVID-19 on the Company’s capital and financial resources to be minimal. Its ability to raise money from the capital market by issuing equity may be adversely affected by the pandemic, and the cost of capital will likely be higher. The Company does not expect any material impairments as a result of the impact by COVID-19 pandemic. While the Company has not experienced challenges in implementing its business plans in the near-term, or requiring material expenditures to do so, if the pandemic continues and/or there is a second wave of COVID-19, the Company is likely to need more expenditures to sustain its operations.

We are subject to the risks associated with new businesses.

We were formed in December 2016 as a new business with a plan to commercialize our licensed technology. Our limited operating history may not be adequate to enable you to fully assess our ability to develop and market the SGT and other tests based on the Biosensor Platform, achieve market acceptance of the COV2 Test (“COV2T”) and/or SGT and such other tests and respond to competition. Our efforts to date have related to the organization and formation of our company, strategic planning, product research and development and preparation for commencing regulatory trials and have depended on support from the Licensor and its affiliates. We have not yet generated revenue, and we cannot guarantee we will ever be able to generate revenues. Therefore, we are, and expect for the foreseeable future to be, subject to all the risks and uncertainties, inherent in a new business focused on the development and sale of new medical devices and related software applications. As a result, we may be unable to further develop, obtain regulatory approval for, manufacture, market, sell and derive revenues from the COV2 Test (“COV2T”) and/or SGT and the other products in our pipeline based on the Biosensor Platform, and our inability to do so would materially and adversely impact our viability. In addition, we still must optimize many functions necessary to operate a business, including expanding our managerial, personnel and administrative structure, continuing product research and development, and assessing and commencing our marketing activities.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies that have not yet commercialized their products or services, particularly those in the medical device and digital heath fields. In particular, potential investors should consider that there is a significant risk that we will not be able to:

●	implement or execute our current business plan, or that our business plan is sound;

●	maintain our management team and Board of Directors;

●	determine that the technologies that have been developed are commercially viable;

●	attract, enter into or maintain contracts with, and retain customers; and

●	raise any necessary additional funds in the capital markets or otherwise to effectuate our business plan.

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In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

We have incurred significant losses since inception and may not be able to achieve significant revenues or profitability.

Since our inception, we have engaged primarily in development activities. We have financed our operations primarily through financing from private capital raising and support from our controlling stockholder, and have incurred losses since inception, including a net loss of $5,020,383 for the fiscal year ended June 30, 2018, a net loss of $7,336,686 for the fiscal year ended June 30, 2019, a net loss of $3,134,602 for the fiscal year ended June 30, 2020 and a net loss of $1,068,105 for three months to September 30 2020. We do not know whether or when we will become profitable. Our ability to generate revenue and achieve profitability depends upon our ability, alone or with others, to complete the development process of our products, including regulatory approvals, and thereafter achieve substantial acceptance in the marketplace for our products. We may be unable to achieve any or all of these goals.

Our current financial condition raises substantial doubt as to our ability to continue as a going concern.

Since inception, we have incurred losses and negative cash flows from operating activities. We do not expect to generate positive cash flows from operating activities until such time, if at all, that we complete the development process of our products, including regulatory approvals, and thereafter achieve substantial acceptance in the marketplace for our products. We incurred a net loss of $5,020,383 for the fiscal year ended June 30, 2018, a net loss of $7,336,686 for the fiscal year ended June 30, 2019, a net loss of $3,134,602 for the fiscal year ended June 30, 2020 and a net loss of $ 1,068,105 for three months to September 30 2020. At September 30, 2020, we had an accumulated deficit of $16,905,027, negative working capital of $3,031,961, current liabilities of $5,938,117 (of which $5,133,706 is the aggregate outstanding principal amount of convertible notes issued by our 99%-owned subsidiary GBS Pty Ltd that will convert to common stock upon the closing of this offering), and cash of $994,186. These factors may raise doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. If we become unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements. Should we encounter a scenario whereby sufficient capital is not available, the two shareholders of our controlling stockholder have committed to provide sufficient financial assistance to us as and when it is needed for us to continue our operations until November 2021. The two shareholders of our controlling stockholder also have committed to purchase, from time to time, up to $9,300,000 in shares of our common stock, at a purchase price equal to the greater of the public offering price in this offering and the market price at the time of the investment, in order to allow us to continue to meet the stockholders’ equity requirements until the second anniversary of this offering. See Note 1 to our consolidated financial statements for the fiscal year ended June 30, 2020 and Note 1 to our consolidated financial statements for the three month ended September 30, 2020 included elsewhere in this prospectus.

Given our lack of revenue and our negative cash flow, we may need to raise additional capital, which may be unavailable to us or, even if consummated, may cause dilution or place significant restrictions on our ability to operate.

According to our management’s estimates, based on our budget and proposed schedules of development, approvals and organization, we believe, although there can be no assurances, that after this offering we will have sufficient capital resources to enable us to continue to implement our business plan and remain in operation for at least the next 30 months. We do not anticipate generating any revenues for at least 6-10 months from the date of this offering, if at all, and our revenues will not immediately be sufficient to finance our ongoing operations. In addition, available resources may be consumed more rapidly than currently anticipated, and there can be no assurance that we will be successful in developing the COV2 Test (“COV2T”) and/or SGT and generating sufficient revenue in the timeframe set forth above, or at all. We may also need additional funding for developing new products and services and for additional sales, marketing and promotional activities. Accordingly, we may need to seek additional equity or debt financing earlier than anticipated to provide the capital required to maintain or expand our operations.

We may raise additional capital through sales of equity securities or the incurrence of debt. See “—Risks Related to This Offering and the Ownership of Our Common Stock.” For example, the two shareholders of our controlling stockholder have committed to provide sufficient financial assistance to us as and when it is needed for us to continue our operations until November 2021. The two shareholders of our controlling stockholder also have committed to purchase, from time to time, up to $9,300,000 in shares of our common stock, at a purchase price equal to the greater of the public offering price in this offering and the market price at the time of the investment, in order to allow us to continue to meet the stockholders’ equity requirements of the NASDAQ Global Market until the second anniversary of this offering. Except for these commitments, we do not currently have any arrangements or credit facilities in place as a source of funds, and there can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

Risks Related to Our Business

The License Agreement with the Licensor, our controlling stockholder, which covers the license of the core technology used in our products, contains significant risks that may threaten our viability or otherwise have a material adverse effect on us and our business, assets and its prospects.

As noted above in the discussion of the Technology License Agreement executed by the Company and Life Science Biosensor Diagnostics Pty Ltd. dated as of June 23, 2020, the Company is the global licensee and intends to introduce and launch COV2 diagnostic tests across the US, Europe, APAC and the rest of the world through appropriately qualified distributors and includes the terms and related risks set forth below.

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The Amended and Restated License Agreement dated September 12, 2019 which amends and restates all previous license agreements (the “SGT License Agreement”) is limited to the APAC Region and includes the terms and related risks set forth below. We have no contractual rights to the intellectual property covered in the License Agreement other than as expressly set forth therein. Our plans, business, prospects and viability are substantially dependent on that intellectual property and subject to the limitations relating thereto as set forth in the License Agreement:

●	The SGT license granted to us is limited in territorial scope. The Licensor, of which we are currently a 99.1%-owned subsidiary, and which will continue to own a majority of our outstanding common stock immediately following this offering, granted us a license to its proprietary rights in the biosensor technology used in the Licensed Products solely in the APAC Region, and primarily to act as authorized party for obtaining regulatory approval and to manufacture (subject to being approved as an Authorized Supplier by the Licensor) for use in the APAC Region, and to promote, market, import, offer sell and distribute the Licensed Products in the APAC Region. We may not exploit or seek to exploit any rights in respect of the Licensed Product outside of the APAC Region through any means, including digitally or online where the end user is not physically resident in the APAC Region. Accordingly, to the extent that such users are prohibited, we will be unable to realize any commercialization from such users and ensure that such users do not do business with us, even as such commercialization and business might be appropriate, related, synergistic or enhanced by our operations. In addition, we may be responsible for costs and other liabilities that might arise to the extent that users outside the APAC Region obtain such access and may incur costs to comply with these prohibitions. Further, the non-coverage of digital or online use for users not physically in the APAC Region may constitute a material limitation on our ability to freely conduct business digitally, online or through any other medium that may reach outside of the APAC Region. This limitation may have a material adverse effect on our marketing, sales, operational and other business efforts.

●

After the receipt of regulatory approval in a jurisdiction, we may be required to pay the Minimum Royalty with respect to such jurisdiction regardless of the actual amount of sales by us of Licensed Products. Accordingly, although the Minimum Royalty is based on our projected sales in each such jurisdiction, and although the determination of the Minimum Royalty is subject to agreement between us and the Licensor as to certain parameters, as described elsewhere in this prospectus, with disputes generally resolved by an independent third party, we could be obligated to pay royalties even though we have generated no or limited revenue. Such payments could materially and adversely affect our profitability and could limit our investment in our business.

●	The Licensed Products include only products that are supplied by an Authorized Supplier. Accordingly, we will not have unfettered right to select our suppliers, regardless of whether an unauthorized supplier could provide products on better pricing, delivery, quality or other terms, thus potentially materially and adversely impacting those aspects of our business, economies, profitability and prospects.

●	We are required to collect and anonymize demographic information about the end users of the Licensed Products, as well as data acquired from the Licensed Products. The data collection and retention may be expensive in cost, resources, legal and regulatory compliance and other ways, none of which costs can be quantified at this time. Further, changing regulations with respect to medical and similar such data may make such compliance beyond the scope of our capabilities. Any failure to comply may result in financial liability, as well as reputational harm.

●	The license is non-transferable, non-assignable and non-sublicensable, except that the Licensor will in good faith consider any request by us for any sublicense. The Licensor is not obligated to agree to any such sub-license. These restrictions may limit our flexibility to structure our operations in the most advantageous manner.

●	We must manufacture, promote, market, import, offer, sell, distribute and supply the Licensed Products in accordance with certain distribution requirements set forth in the License Agreement. For instance, we may not package the Licensed Products with other products, and we may deliver them only as supplied by an Authorized Supplier. Accordingly, the limitations imposed by the License Agreement may impact our ability to pursue certain marketing strategies and distribution channels, which may have a material adverse effect on us and our business, assets and prospects.

●	The Licensor may require any change to any Licensed Product by any Authorized Supplier and may make any change to any sales or promotional literature made available by the Licensor, provided that such changes do not affect any regulatory approvals we obtain. This right of the Licensor may create material expense for us, may be practically difficult to accomplish and may cause relationship, reputational and other adverse harm to us, our business and our prospects, without our having any control over these changes. Further, the Licensor is not liable for any of the costs to us of such changes.

●	We must file for, prosecute the application for, and obtain all regulatory approvals for each of the Licensed Products and all legal permits necessary for promoting, marketing, offering or selling each Licensed Product. The regulatory approval process can be expensive and time consuming, and there can be no assurances that we will be able to obtain or maintain any or all required permits.

●

Except with respect to the Licensor’s ownership of all intellectual property rights in respect of the licensed property and the non-infringement by our exercise of those rights, the Licensor provides no, and disclaims all, representations, warranties or covenants relating to the licensed intellectual property or any other matters under the License Agreement and in particular disclaims any fitness of the property for any purpose. These provisions limit our recourse in the event that the licensed intellectual property is flawed, defective, inadequate, incomplete, uncommercial, wrongly described or otherwise not useful for our purposes. We have not independently verified any of the technical, scientific, commercial, legal, medical or other circumstances or nature of the licensed intellectual property and therefore there can be no assurances that any of the foregoing risks have been reduced or eliminated. These provisions represent a significant risk of a material adverse impact on us, our business and our prospects.

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In addition, see the risks in “—Risks Related to Our Intellectual Property” below. These risks are not the only risks inherent in the License Agreement. You are encouraged to read the complete text of the License Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Neither we nor the Licensor have yet launched the COV2T or the SGT and the ability to do so will depend on the acceptance of the COV2T and/or the SGT in the Global healthcare market.

Neither we nor the Licensor has yet launched the COV2T nor the SGT and neither has received regulatory approvals in any country or territory. We are faced with the risk that the COV2 Test and/or the SGT will be accepted in their respective jurisdictions over competing products and that we will be unable to enter the marketplace or compete effectively. Factors that could affect our ability to establish the COV2T and/or the SGT or any future diagnostic test based on the Biosensor Platform include:

●

sales of the COV2T and/or the SGT across their respective jurisdictions may be limited due to the complex nature of the healthcare system in each country and territory in the region, low average personal income, lack of patient cost reimbursement and pricing controls

●	the development of products or devices which could result in a shift of customer preferences away from our device and services and significantly decrease revenue;

●	the increased use of improved diabetes drugs that could encourage certain diabetics to test less often, resulting in less usage of self-monitoring (saliva-based, blood-based or otherwise) test device for certain types of diabetics;

●	the challenges of developing (or acquiring externally developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges;

●	the significant number of current competitors in the glucose monitoring market who have significantly greater brand recognition and more recognizable trademarks and who have established relationships with diabetes healthcare providers and payors; and

●	intense competition to attract acquisition targets, which may make it more difficult for us to acquire companies or technologies at an acceptable price or at all.

We cannot assure you that the COV2T and/or SGT or any future diagnostic test based on the Biosensor Platform will gain market acceptance. If the market for the COV2T and/or SGT or any future test fails to develop or develops more slowly than expected, or if any of the technology and standards supported by us do not achieve or sustain market acceptance, our business and operating results would be materially and adversely affected.

We cannot accurately predict the volume or timing of any sales, making the timing of any revenues difficult to predict.

We may be faced with lengthy and unpredictable customer evaluation and approval processes associated with the COV2T and/or SGT. Consequently, we may incur substantial expenses and devote significant management effort and expense in developing customer adoption of the COV2T and/or SGT, which may not result in revenue generation. We must also obtain regulatory approvals of the COV2T and/or SGT in each respective jurisdiction, which is subject to risk and potential delays, and may actually occur. The same risks apply to other tests we may develop based on the Biosensor Platform. As such, we cannot accurately predict the volume, if any, or timing of any future sales.

If the COV2T and/or SGT fails to satisfy current or future customer requirements, we may be required to make significant expenditures to redesign the product candidate, and we may have insufficient resources to do so.

The COV2T and/or SGT is being designed to address an existing marketplace and must comply with current and evolving customer requirements in order to gain market acceptance. There is a risk that the COV2T and/or SGT will not meet anticipated customer requirements or desires. If we are required to redesign our products to address customer demands or otherwise modify our business model, we may incur significant unanticipated expenses and losses, and we may be left with insufficient resources to engage in such activities. If we are unable to redesign our products, develop new products or modify our business model to meet customer desires or any other customer requirements that may emerge, our operating results would be materially adversely affected, and our business might fail.

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Initially, we expect to derive a significant proportion of our revenues from the COV2 test (“COV2T”) and the underlying Biosensor Platform technology.

We expect to derive substantially all of our revenues from sales of products derived from the Biosensor Platform technology, which we license from the Licensor. Our initial product utilizing this technology is the COV2 Test. As such, any factor adversely affecting sales of the COV2T, including the product development and release cycles, regulatory issues, market acceptance, product competition, performance and reliability, reputation, price competition and economic and market conditions, would likely harm our operating results. We may be unable to fully develop the COV2 Test or other products utilizing our technology, which may lead to the failure of our business. Moreover, in spite of our efforts related to the registration of our technology, if intellectual property protection is not available for the Biosensor Platform technology, the viability of the COV2 test and any other products that may be derived from such technology would likely be adversely impacted to a significant degree, which would materially impair our prospects.

We have yet to finalize the manufacturing plan for the production of the COV2T nor the SGT and its components on a mass market commercial scale, and may be dependent upon third-party manufacturers and suppliers, making us vulnerable to contractual relationships and market forces, supply shortages and problems and price fluctuations, which could harm our business.

While we are using the facilities of Australian National Fabrication Facility to manufacture the COV2T and SGB for clinical evaluation, we have yet to finalize the manufacturing plan for the production of the COV2T nor SGT and its components on a mass market commercial scale. We presently do not possess the manufacturing and processing capacity to meet the production requirements of consumer demand in a timely manner. Accordingly, we may rely on outsourcing the manufacturing of the COV2T and/or SGT or its components. We have reached an agreement in principle to engage Cambridge Consultants Ltd. as advisors on our commercial scale manufacturing program.

Our capacity to conduct clinical evaluation and launch our products in the market will depend in part on our ability or the ability of third-party manufacturers to provide our products on a large scale, at a competitive cost and in accordance with regulatory requirements. We cannot guarantee that we or our third-party manufacturers or suppliers will be able to provide the COV2T and/or SGT and its components in mass-market quantities in a timely or cost-effective manner, or at all. Delays in providing or increasing production or processing capacity could result in additional expense or delays in our clinical evaluation, regulatory submissions and the market launch of our products. In addition, we or our third-party manufacturers or suppliers could make errors that could adversely affect the efficacy or safety of the COV2T and/or SGT or cause delays in shipment.

Any third-party party manufacturers or suppliers may encounter problems for a variety of reasons, including, for example, failure to follow specific protocols and procedures, failure to comply with applicable legal and regulatory requirements, equipment malfunction and environmental factors, failure to properly conduct their own business affairs, and infringement of third-party intellectual property rights, any of which could delay or impede their ability to meet our requirements. Reliance on these third-party manufacturers or suppliers also subjects us to other risks where:

●	we may have difficulty locating and qualifying alternative manufacturers or suppliers;

●	switching manufacturers or suppliers may require product redesign and possibly submission to regulatory bodies, which could significantly impede or delay our commercial activities;

●	sole-source manufacturers or suppliers could fail to supply the COV2T and/or SGT or components of the COV2T and/or SGT; and

●	manufacturers or suppliers could encounter financial or other business hardships unrelated to us, interfering with their fulfillment of our orders and requirements.

We may not be able to quickly establish additional or alternative manufacturers or suppliers if necessary, in part because we may need to undertake additional activities to establish such manufacturers or suppliers as required by the regulatory approval process. We potentially will rely on certain single-source manufacturers or suppliers, and to the extent we do so, these risks will be intensified. Any interruption or delay in obtaining products or components from our third-party manufacturers or suppliers, or shortages of products or components, could impair our ability to meet the demand of our customers and cause them to switch to competing products.

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We expect to rely in part on third-party distributors to effectively distribute our products.

We will depend in part on qualified distributors for the marketing and selling of our products. We will depend on these distributors’ efforts to market our products, yet we will be unable to control their efforts completely. While we recently entered into non-binding memoranda of understanding with two large distributors in China for the SGT, we have not yet executed any definitive distribution agreements in this regard and there can be no assurances that suitable distributors will be engaged on terms acceptable to us. These distributors typically would sell a variety of other, non-competing products that may limit the resources they dedicate to selling the COV2T and/or SGT. In addition, we are unable to ensure that our distributors will comply with all applicable laws regarding the sale of our products. If our distributors fail to effectively market and sell the COV2T and/or SGT in full compliance with applicable laws, our operating results and business may suffer. Recruiting and retaining qualified third-party distributors and training them in our technology and product offering will require significant time and resources. To develop and expand our distribution, we will be required to scale and improve our processes and procedures that support our distributors. Further, if our relationship with a successful distributor terminates, we may be unable to replace that distributor without disruption to our business. If we fail to develop or maintain positive relationships with our distributors, including in new markets, fail to manage, train or incentivize these distributors effectively, or fail to provide distributors with competitive products on attractive terms, or if these distributors are not successful in their sales efforts, we may not achieve or may have a reduction in revenue and our operating results, reputation and business would be harmed.

Failure in our conventional, online and digital marketing efforts could impact our ability to generate sales.

We intend to engage in conventional marketing strategies and also may utilize online and digital marketing in order to create awareness to the COV2T and/or SGT. Our management believes that using a wide variety of marketing strategies, including online advertisement and a variety of other pay-for-performance methods may be effective for marketing and generating sales of the COV2T and/or SGT, as opposed to relying exclusively on traditional, expensive retail channels. In any event, there is a risk that any or all of our marketing strategies could fail. We cannot predict whether the use of traditional and/or non-traditional retail sales tools, in combination with reliance on healthcare providers to educate our customers about the COV2T and/or SGT, will be successful in effectively marketing the COV2T and/or SGT. The failure of our marketing efforts could negatively impact our ability to generate sales.

The COV2T and SGT may utilize a smart device platform and, in the future, other software platforms. If we are unable to achieve or maintain a good relationship with the providers of these platforms, or if a platform’s application store (such as the App Store for iOS devices or the Google Play Store for Android devices), or any other applicable platform resource were unavailable for any prolonged period of time, our business will suffer.

A key component of the COV2T and SGT is a smart device application that includes tools to help patients manage their disease. This application will be compatible with various operating platforms. We will be subject to each of the standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications through their respective app stores. If we are unable to make the COV2T or SGT application compatible with these platforms, or if we fail to comply with the standard terms and conditions for developers or there is any deterioration in our relationship with either platform providers or others after our application is available, our business would be materially harmed.

As we intend to conduct business internationally, we are susceptible to risks associated with international relationships.

We are based in the United States, and expect to market, promote and sell our products globally. The international nature of our business requires significant management attention, which could negatively affect our business if it diverts their attention from their other responsibilities. In addition, doing business with foreign customers subjects us to additional risks that companies do not generally face if they operate exclusively within a single jurisdiction. These risks and uncertainties include:

●	different regulatory requirements for medical product approvals in foreign countries;

●	different standards of care in various countries that could complicate the evaluation of our product candidates;

●	different medical product import and export rules;

●	different labor laws;

●	reduced protection for intellectual property rights in certain countries;

●	unexpected changes in tariffs, trade barriers and regulatory requirements;

●	different reimbursement systems and different competitive medical products indicated for glucose testing;

●	localization of products and services, including translation of foreign languages;

●	delivery, logistics and storage costs;

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●	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

●	difficulties providing customer services;

●	economic weakness, including inflation, or political instability in particular foreign economies and markets;

●	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

●	compliance with the Foreign Corrupt Practices Act, or the “FCPA,” and other anti-corruption and anti-bribery laws;

●	foreign taxes, including withholding of payroll taxes;

●	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

●	restrictions on the repatriation of earnings;

●	workforce uncertainty in countries where labor unrest is more common than in the United States;

●	potential liability resulting from development work conducted by third party foreign distributors; and

●	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters, management, communication and integration problems resulting from cultural differences and geographic dispersion.

The occurrence of any or all of these risks could adversely affect our business. In the event that we are unable to manage the complications associated with international operations, our results of operations, financial condition and business prospects could be materially and adversely affected.

If third-party payors do not provide coverage and reimbursement for the use of the COV2T and/or SGT, our business and prospects may be negatively impacted.

Third-party payors, whether governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In addition, in certain countries, no uniform policy of coverage and reimbursement for medical device products and services exists among third-party payors. Therefore, coverage and reimbursement for medical device products and services can differ significantly from payor to payor. In addition, payors continually review new technologies for possible coverage and can, without notice, deny coverage for these new products and procedures. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained, or maintained if obtained.

Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. In many international markets, a product must be approved for reimbursement before it can be approved for sale in that country.

Further, many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. For example, no government in the areas where we hold our license has approved reimbursement of the SGT in particular. We believe that reimbursement will not be an issue as we intend to put this in the market at the same price as current reimbursed blood finger tests. In most markets, there are private insurance systems as well as government-managed systems. If sufficient coverage and reimbursement is not available for our current or future products, in any country where our license operates, the demand for our products and our revenues will be adversely affected.

Non-United States governments often impose strict price controls, which may adversely affect our future profitability.

We intend to seek approval to market the COV2T globally and the SGT across the APAC Region. If we obtain approval in one or more of the jurisdictions within our License Agreement, we will be subject to rules and regulations in those jurisdictions relating to our products. In some countries, pricing may be subject to governmental control under certain circumstances, which may vary country by country. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of requisite marketing approval. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical evaluation that compares the cost-effectiveness of our product to other available products. If reimbursement of our product candidates is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability. Price controls may reduce prices to levels significantly below those that would prevail in less regulated markets or limit the volume of products which may be sold, either of which may have a material and adverse effect on potential revenues from sales of the COV2T and/or SGT. Moreover, the process and timing for the implementation of price restrictions is unpredictable, which may cause potential revenues from the sales of the COV2T and/or SGT to fluctuate from period to period.

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The COV2T and/or SGT, including its software and systems, may contain undetected errors, which could limit our ability to provide our products and services and diminish the attractiveness of our service offerings.

The COV2T and/or SGT may contain undetected errors, defects or bugs. As a result, our customers or end users may discover errors or defects in our products, software or systems, or our products, software or systems may not operate as expected. We may discover significant errors or defects in the future that we may not be able to fix. Our inability to fix any of those errors could limit our ability to provide our products and services, impair the reputation of our brand and diminish the attractiveness of our product and service offerings to our customers.

In addition, we may utilize third party technology or components in our products, and we rely on those third parties to provide support services to us. The existence of errors, defects or bugs in third party technology or components, or the failure of those third parties to provide necessary support services to us, could materially adversely impact our business.

We will rely on the proper function, security and availability of our information technology systems and data to operate our business, and a breach, cyber-attack or other disruption to these systems or data could materially and adversely affect our business, results of operations, financial condition, cash flows, reputation or competitive position.

We will depend on sophisticated software and other information technology systems to operate our business, including to process, transmit and store sensitive data, and our products and services will include information technology systems that collect data regarding patients. We could experience attempted or actual interference with the integrity of, and interruptions in, our technology systems, as well as data breaches, such as cyber-attacks, malicious intrusions, breakdowns, interference with the integrity of our products and data or other significant disruptions. Furthermore, we may rely on third-party vendors to supply and/or support certain aspects of our information technology systems. These third-party systems could also become vulnerable to cyber-attack, malicious intrusions, breakdowns, interference or other significant disruptions, and may contain defects in design or manufacture or other problems that could result in system disruption or compromise the information security of our own systems.

Our international operations mean that we are subject to laws and regulations, including data protection and cybersecurity laws and regulations, in many jurisdictions. Furthermore, there has been a developing trend of civil lawsuits and class actions relating to breaches of consumer data held by large companies or incidents arising from other cyber-attacks. Any data security breaches, cyber-attacks, malicious intrusions or significant disruptions could result in actions by regulatory bodies and/or civil litigation, any of which could materially and adversely affect our business, results of operations, financial condition, cash flows, reputation or competitive position.

In addition, our information technology systems require an ongoing commitment of significant resources to maintain, protect, and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving legal and regulatory standards, the increasing need to protect patient and customer information, changes in the techniques used to obtain unauthorized access to data and information systems, and the information technology needs associated any new products and services. There can be no assurance that our process of consolidating, protecting, upgrading and expanding our systems and capabilities, continuing to build security into the design of our products, and developing new systems to keep pace with continuing changes in information processing technology will be successful or that additional systems issues will not arise in the future.

If our information technology systems, products or services or sensitive data are compromised, patients or employees could be exposed to financial or medical identity theft or suffer a loss of product functionality, and we could lose existing customers, have difficulty attracting new customers, have difficulty preventing, detecting, and controlling fraud, be exposed to the loss or misuse of confidential information, have disputes with customers, physicians, and other health care professionals, suffer regulatory sanctions or penalties, experience increases in operating expenses or an impairment in our ability to conduct our operations, incur expenses or lose revenues as a result of a data privacy breach, product failure, information technology outages or disruptions, or suffer other adverse consequences including lawsuits or other legal action and damage to our reputation.

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Our future performance will depend on the continued engagement of key members of our management team.

Our future performance depends to a large extent on the continued services of members of our current management including, in particular, our President & Chief Executive Officer and Chief Financial Officer. In the event that we lose the continued services of such key personnel for any reason, this could have a material adverse effect on our business, operations and prospects.

If we are not able to attract and retain highly skilled managerial, scientific and technical personnel, we may not be able to implement our business model successfully.

We believe that our management team must be able to act decisively to apply and adapt our business model in the markets in which we will compete. In addition, we will rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, we may need to pay higher compensation or fees to our employees or consultants than we currently expect, and such higher compensation payments would have a negative effect on our operating results. Competition for experienced, high-quality personnel is intense and we cannot assure that we will be able to recruit and retain such personnel. We may not be able to hire or retain the necessary personnel to implement our business strategy. Our failure to hire and retain such personnel could impair our ability to develop new products and manage our business effectively.

If we or our manufacturers fail to comply with the regulatory quality system regulations or any applicable equivalent regulations, our proposed operations could be interrupted, and our operating results would suffer.

We and any third-party manufacturers and suppliers of ours will be required, to the extent of applicable regulation, to follow the quality system regulations of each jurisdiction we will seek to penetrate and also will be subject to the regulations of these jurisdictions regarding the manufacturing processes. If we or any third-party manufacturers or suppliers of ours are found to be in significant non-compliance or fail to take satisfactory corrective action in response to adverse regulatory findings in this regard, regulatory agencies could take enforcement actions against us and such manufacturers or suppliers, which could impair or prevent our ability to produce our products in a cost-effective and timely manner in order to meet customers’ demands. Accordingly, our operating results would suffer.

We may be subject to healthcare fraud and abuse laws and regulations.

Many international healthcare laws and regulations apply to the glucose monitoring business and medical devices. We will be subject to certain regulations regarding commercial practices false claims. If our operations or arrangements are found to be in violation of governmental regulations, we may be subject to civil and criminal penalties, damages, fines and the curtailment of our operations. All of these penalties could adversely affect our ability to operate our business and our financial results.

Product liability suits, whether or not meritorious, could be brought against us due to an alleged defective product or for the misuse of the COV2T and/or SGT. These suits could result in expensive and time-consuming litigation, payment of substantial damages, and an increase in our insurance rates.

If the COV2T and/or SGT or any future diagnostic test based on the Biosensor Platform is defectively designed or manufactured, contains defective components or is misused, or if someone claims any of the foregoing, whether or not meritorious, we may become subject to substantial and costly litigation. Misusing our devices or failing to adhere to the operating guidelines or our devices producing inaccurate meter readings could cause significant harm to patients, including death. In addition, if our operating guidelines are found to be inadequate, we may be subject to liability. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us. While we expect to maintain product liability insurance, we may not have sufficient insurance coverage for all future claims. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and could reduce revenue. Product liability claims in excess of our insurance coverage would be paid out of cash reserves harming our financial condition and adversely affecting our results of operations.

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If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

Part of our business plan includes the storage and potential monetization of data of users of the COV2T and/or SGT. There are a number of laws around the world protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. Privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. We may face difficulties in holding such information in compliance with applicable law. If we are found to be in violation of the privacy rules, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

We are party to agreements pursuant to which we may be required to make payments to certain of our affiliates, which may reduce our cash flow and profits.

We are party to agreements (including the License Agreement) pursuant to which we may be required to make payments to certain of our affiliates as described in “Certain Transactions.” For instance, commencing after the receipt of SGT regulatory approval in any jurisdiction in the APAC Region, we may be required to pay the Minimum Royalty with respect to such jurisdiction to our controlling stockholder, the Licensor, although the determination of the Minimum Royalty is subject to agreement between us and the Licensor as to certain parameters, as described elsewhere in this prospectus, with disputes generally resolved by an independent third party.

Risks Related to Product Development and Regulatory Approval

The regulatory approval process which we may be required to navigate may be expensive, time-consuming, and uncertain and may prevent us from obtaining clearance for the product launch of the SGT or our any future product.

It is anticipated that FDA review for COV2T will be under the Emergency Use Authorization program, which means expedited time to market. However, to date, we have not received regulatory approval in any jurisdiction.

We intend to market the SGT following regulatory approval. To date, we have not received regulatory approval in any jurisdiction. However, we recently have engaged Emergo Global Consulting LLC, a clinical research and regulatory consulting firm specializing in high tech medical device development, and commenced the regulatory approval process in various jurisdictions in the APAC Region.

The research, design, testing, manufacturing, labeling, selling, marketing and distribution of medical devices are subject to extensive regulation by country-specific regulatory authorities, which regulations differ from country to country. There can be no assurance that, even after such time and expenditures, we will be able to obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products. In addition, during the regulatory process, other companies may develop other technologies with the same intended use as our products.

We also will be subject to numerous post-marketing regulatory requirements, which may include labeling regulations and medical device reporting regulations, which may require us to report to different regulatory agencies if our device causes or contributes to a death or serious injury, or malfunctions in a way that would likely cause or contribute to a death or serious injury. In addition, these regulatory requirements may change in the future in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by regulatory agencies, which may include, among others, any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notification, or orders for repair, replacement or refunds;

●	voluntary or mandatory recall or seizure of our current or future products;

●	imposing operating restrictions, suspension or shutdown of production;

●	refusing our requests for clearance or pre-market approval of new products, new intended uses or modifications to the COV2T and/or SGT or future products;

●	rescinding clearance or suspending or withdrawing pre-market approvals that have already been granted; and

●	criminal prosecution.

The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

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Clinical data obtained subsequent to the implementation of the clinical evidence module may not meet the required objectives, which could delay, limit or prevent additional regulatory approval.

There can be no assurance that we will successfully complete any clinical evaluations necessary to receive regulatory approvals. While preliminary results have been encouraging and indicative of the potential performance of the SGT, data already obtained, or in the future obtained, from clinical studies do not necessarily predict the results that will be obtained from later clinical evaluations. The failure to adequately demonstrate the analytical performance characteristics of the device under development could delay or prevent regulatory approval of the device, which could prevent or result in delays to market launch and could materially harm our business. There can be no assurance that we will be able to receive approval for any potential applications of our principal technology, or that we will receive regulatory clearances from targeted regions or countries.

We may be unable to complete required clinical evaluations, or we may experience significant delays in completing such clinical evaluations, which could prevent or significantly delay our targeted product launch timeframe and impair our viability and business plan.

The completion of any future clinical evaluations for the COV2T and/or SGT, or other studies that we may be required to undertake in the future for the COV2T and/or SGT or other products based on the Biosensor Platform, could be delayed, suspended or terminated for several reasons, including:

●	we may fail to or be unable to conduct the clinical evaluation in accordance with regulatory requirements;

●	sites participating in the trial may drop out of the trial, which may require us to engage new sites for an expansion of the number of sites that are permitted to be involved in the trial;

●	patients may not enroll in, remain in or complete, the clinical evaluation at the rates we expect; and

●	clinical investigators may not perform our clinical evaluation on our anticipated schedule or consistent with the clinical evaluation protocol and good clinical practices.

If our clinical evaluations are delayed it will take us longer to ultimately launch the COV2T and/or SGT and our other products based on the Biosensor Platform in the market and generate revenues. Moreover, our development costs will increase if we have material delays in our clinical evaluation or if we need to perform more or larger clinical evaluations than planned.

We are subject to the risk of reliance on third parties to conduct our clinical evaluation work.

We will depend on independent clinical investigators to conduct our clinical evaluations. Contract research organizations may also assist us in the collection and analysis of data. These investigators and contract research organizations will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time that they devote to products that we develop. If independent investigators fail to devote sufficient resources to our clinical evaluations, or if their performance is substandard, it will delay the approval or clearance and ultimately the market launch of any products that we develop. Further, regulatory bodies require that we comply with standards, commonly referred to as good clinical practice, for conducting, recording and reporting clinical evaluations to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. If our independent clinical investigators and contract research organizations fail to comply with good clinical practice, the results of our clinical evaluations could be called into question and the clinical development of our product candidates could be delayed. Failure of clinical investigators or contract research organizations to meet their obligations to us or comply with applicable regulations could adversely affect the clinical development of our product candidates and harm our business. Moreover, we intend to have several clinical evaluations in order to support our marketing efforts and business development purposes. Such clinical evaluations will be conducted by third parties as well. Failure of such clinical evaluations to meet their primary endpoints could adversely affect our marketing efforts.

Risks Related to Our Intellectual Property

We depend on intellectual property licensed from the Licensor, and any absence of legal effect of the license or dispute over the license would significantly harm our business.

We are dependent on the intellectual property licensed from the Licensor. Although the License Agreement may not be terminated by the Licensor as long as we are continuing our operations, any absence of legal effect of the license could result in the loss of significant rights and could harm our ability to launch the COV2T and/or SGT in the market. Disputes may also arise between us and the Licensor regarding intellectual property subject to the License Agreement. If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, or are insufficient to provide us the necessary rights to use the intellectual property, we may be unable to successfully develop and launch the COV2T and/or SGT and our other product candidates. If we or the Licensor fail to adequately protect this intellectual property, our ability to launch our products in the market also could suffer. For so long as we are dependent on the intellectual property covered by the License Agreement for the pursuit of our business, any such disputes relating to the License Agreement or failure to protect the intellectual property could threaten our viability.

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We will depend primarily on the Licensor to file, prosecute, maintain, defend and enforce intellectual property that we license from it and that is material to our business.

The intellectual property relating to the COV2T and/or SGT is owned by the Licensor. Under the License Agreement, the Licensor generally has the right to file, prosecute, maintain and defend the intellectual property we have licensed from the Licensor. If the Licensor fails to conduct these activities for intellectual property protection covering any of our product candidates, our ability to develop and launch those product candidates may be adversely affected and we may not be able to prevent competitors from making, using or selling competing products. In addition, pursuant to the terms of the License Agreement with the Licensor, the Licensor generally has the right to control the enforcement of our licensed intellectual property and the defense of any claims asserting the invalidity of that intellectual property. We cannot be certain that the Licensor will allocate sufficient resources to and otherwise prioritize the enforcement of such intellectual property or the defense of such claims to protect our interests in the licensed intellectual property. In the absence of action by the Licensor, we may be unable to protect and enforce the proprietary rights on which our business relies. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to use the licensed intellectual property that we need to operate our business. In addition, even if we take control of the prosecution of licensed intellectual property and related applications, enforcement of licensed intellectual property, or defense of claims asserting the invalidity of that intellectual property, we may still be adversely affected or prejudiced by actions or inactions of the Licensor and its counsel that took place prior to or after our assuming control, and we cannot ensure the cooperation of the Licensor in any such action. Furthermore, if we take action to protect, enforce or defend the licensed intellectual property, we may incur significant costs and the attention of our management may be diverted from our normal business operations. As a result, our business, results of operations and financial condition could be materially and adversely affected.

We and the Licensor may be unable to protect or enforce the intellectual property rights licensed to us, which could impair our competitive position.

In order for our business to be viable and to compete effectively, the proprietary rights with respect to the technologies and intellectual property used in our products must be developed and maintained. The Licensor relies primarily on patent protection and trade secrets, as well as a combination of copyright and trademark laws and nondisclosure and confidentiality agreements to protect its technology and intellectual property rights. There are significant risks associated with the Licensor’s ability (or our ability, in the absence of action by the Licensor) to protect the intellectual property licensed to us, including:

●	pending intellectual property applications may not be approved or may take longer than expected to result in approval in one or more of the countries in which we operate;

●	the Licensor’s intellectual property rights may not provide meaningful protection;

●	other companies may challenge the validity or extent of the Licensor’s patents and other proprietary intellectual property rights through litigation, oppositions and other proceedings. These proceedings can be protracted as well as unpredictable;

●	other companies may have independently developed (or may in the future independently develop) similar or alternative technologies, may duplicate the Licensor’s technologies or may design their technologies around the Licensor’s technologies;

●	enforcement of intellectual property rights is complex, uncertain and expensive, and may be subject to lengthy delays. In the event we take control of any such action under the License Agreement, our ability to enforce our intellectual property protection could be limited by our financial resources; and

●	the other risks described in “—Risks Related to Our Intellectual Property.”

If any of the Licensor’s patents or other intellectual property rights fail to protect the technology licensed by us, it would make it easier for our competitors to offer similar products. Any inability on the Licensor’s part (or on our part, in the absence of action by the Licensor) to adequately protect its intellectual property may have a material adverse effect on our business, financial condition and results of operations.

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We and/or the Licensor may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to intellectual property rights of others. In the event that another party has intellectual property protection relating to an invention or technology licensed by us from the Licensor, we and/or the Licensor may be required to participate in an interference proceeding declared by the regulatory authorities to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome was favorable to us. We and/or the Licensor also could be required to participate in interference proceedings involving intellectual property of another entity. An adverse outcome in an interference proceeding could require us and/or the Licensor to cease using the technology, to substantially modify it or to license rights from prevailing third parties, which could delay or prevent the launch of our products in the market or adversely affect our profitability.

The cost to us of any intellectual property litigation or other proceeding relating the intellectual property licensed by us from the Licensor, even if resolved in our favor, could be substantial, especially given our early stage of development. A third party may claim that we and/or the Licensor are using inventions claimed by their intellectual property and may go to court to stop us and/or the Licensor from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume significant time and other resources. There is a risk that a court will decide that we and/or the Licensor are infringing the third party’s intellectual property and will order us to stop the activities claimed by the intellectual property. In addition, there is a risk that a court will order us and/or the Licensor to pay the other party damages for having infringed their intellectual property. While the Licensor is required to indemnify us for certain losses in connection with such proceedings, there can be no assurance that the Licensor will be able to satisfy any such obligation. Moreover, there is no guarantee that any prevailing intellectual property owner would offer us a license so that we could continue to engage in activities claimed by the intellectual property, or that such a license, if made available to us, could be acquired on commercially acceptable terms.

The Licensor has limited foreign intellectual property rights and may not be able to protect its intellectual property rights.

Our intellectual property rights consist primarily of intellectual property licensed from the Licensor. The Licensor has determined that filing, prosecuting and defending intellectual property on devices in all countries globally would be prohibitively expensive, and intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as laws in the United States. Consequently, we and/or the Licensor may not be able to prevent third parties from practicing our inventions or from selling or importing products made using our inventions. Competitors may use our technologies in jurisdictions where we have not obtained intellectual property rights to develop their own products and further, may export otherwise infringing products to territories where we have intellectual property protection, but enforcement is not as strong as that in the United States.

Policing unauthorized use of proprietary technology is difficult and expensive. The legal systems of certain countries do not favor the enforcement of trade secrets and other intellectual property, particularly those relating to medical device products, which could make it difficult for us to stop the infringement of our intellectual property or marketing of competing products in violation of our proprietary rights generally. An adverse determination or an insufficient damage award in any such litigation could materially impair our intellectual property rights and may otherwise harm our business. In addition, some developing countries in the APAC Region have compulsory licensing laws under which an intellectual property owner may be compelled to grant licenses to third parties. In those countries, we and/or the Licensor may have limited remedies if our intellectual property is infringed or if we and/or the Licensor are compelled to grant a license to a third party, which could materially diminish the value of that intellectual property.

Furthermore, we may not be able to register or otherwise protect the trademark “Glucose Biosensor” in developing countries in the APAC Region.

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We and the Licensor rely on confidentiality agreements that could be breached and may be difficult to enforce, which could result in third parties using our intellectual property to compete against us.

Although we believe that we and the Licensor take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we or the Licensor employ them, the agreements can be difficult and costly to enforce. Although we and the Licensor seek to enter into these types of agreements with contractors, consultants, advisors and research collaborators, to the extent that employees and consultants utilize or independently develop intellectual property in connection with any of our projects, disputes may arise as to the intellectual property rights associated with our technology. If a dispute arises, a court may determine that the right belongs to a third party. In addition, enforcement of our rights and the rights of the Licensor can be costly and unpredictable. We and the Licensor also rely on trade secrets and proprietary know-how that we and the Licensor may seek to protect in part by confidentiality agreements with employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we and the Licensor still face the risk that:

●	these agreements may be breached;

●	these agreements may not provide adequate remedies for the applicable type of breach;

●	our proprietary know-how will otherwise become known; or

●	our competitors will independently develop similar technology or proprietary information.

We and the Licensor may be subject to claims challenging the invention of the intellectual property that we license from the Licensor.

We and the Licensor may be subject to claims that former employees, collaborators or other third parties have an interest in intellectual property as an inventor or co-inventor. For example, we and the Licensor may have inventorship disputes arising from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If we and the Licensor fail in defending any such claims, in addition to paying monetary damages, we and the Licensor may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. As a result, it is unclear whether and, if so, to what extent employees of ours and the Licensor may be able to claim compensation with respect to our future revenue. We may receive less revenue from future products if any of employees of the Licensor or us successfully claim compensation for their work in developing our intellectual property, which in turn could impact our future profitability.

Risks Related to Our Industry

We face intense competition in the self-monitoring of glucose market, particularly blood-based products, and as a result we may be unable to effectively compete in our industry.

With our second product from the platform, the SGT, we expect to compete directly and primarily with large medical device companies, as well as with second and third tier companies having various levels of sophistication and resources. The large companies have most of the glucose monitoring business and strong research and development capacity. Their dominant market position over the last few decades and significant control over markets could significantly limit our ability to introduce the SGT or effectively market and generate sales of the product.

We have not yet entered the revenue stage and most of our competitors have long histories and strong reputations within the industry. They have significantly greater brand recognition, financial and human resources than we do. They also have more experience and capabilities in researching and developing testing devices, obtaining and maintaining regulatory clearances and other requirements, manufacturing and marketing those products than we do. There is a significant risk that we may be unable to overcome the advantages held by our competition, and our inability to do so could lead to the failure of our business.

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Competition in the glucose monitoring markets is intense, which can lead to, among other things, price reductions, longer selling cycles, lower product margins, loss of market share and additional working capital requirements. To succeed, we must, among other critical matters, gain consumer acceptance for the SGT, technical solutions, prices and response time, or a combination of these factors, than those of other competitors. If our competitors offer significant discounts on certain products, we may need to lower our prices or offer other favorable terms in order to compete successfully. Moreover, any broad-based changes to our prices and pricing policies could make it difficult to generate revenues or cause our revenues, if established, to decline. Moreover, if our competitors develop and commercialize products that are more desirable than the SGT or the other products that we may develop, we may not convince customers to use our products. Any such changes would likely reduce our commercial opportunity and revenue potential and could materially adversely impact our operating results.

If we or the Licensor fail to respond quickly to technological developments, our products may become uncompetitive and obsolete.

The glucose monitoring market may experience rapid technology developments, changes in industry standards, changes in customer requirements and frequent new product introductions and improvements. If we or the Licensor are unable to respond to these developments, we may lose competitive position, and the SGT or any other device or technology may become uncompetitive or obsolete, causing our business and prospects to suffer. In order to compete, we and the Licensor may have to develop, license or acquire new technology on a schedule that keeps pace with technological developments and the requirements for products addressing a broad spectrum and designers and designer expertise in our industries.

Risks Related to Our Proposed Operations

We are susceptible to economic conditions and conducting operations in the Asia Pacific Region

General economic conditions in APAC and China have an impact on our business and financial results. Weak economic conditions or softness in the consumer or business demand in APAC and China could result in lower demand for our services, which would likely have an adverse impact on our earnings and cash flows. Economic rebalancing policies recently adopted by the Chinese government have had a positive effect on the economic development of the country, but the government can change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability.

The medical device and other medical product industries in the APAC Region generally are highly regulated and such regulations are subject to change.

The medical device and other medical product industries in the APAC Region generally are subject to comprehensive government regulation and supervision, encompassing the approval, registration, manufacturing, packaging, licensing and marketing of new products. In addition, the regulatory frameworks in the APAC Region regarding our industry are subject to change. Any such changes may result in increased compliance costs on our business or cause delays in or prevent the successful development or launch of our product candidates in the APAC Region. The regulatory authorities in the countries and territories constituting the APAC Region also may launch investigations of individual companies or on an industry-wide basis. The costs and time necessary to respond to an investigation can be material. Any failure by us or our partners to maintain compliance with applicable laws and regulations or obtain and maintain required licenses and permits may result in the suspension or termination of our business activities in certain countries and territories in the APAC Region or in the region as a whole.

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Fluctuation in the value of foreign currencies may have a material adverse effect on your investment.

A substantial portion of our revenues and costs may be denominated in foreign currencies, such as the Australian Dollar or Japanese Yen. Any significant change in value of these foreign currencies against the U.S. dollar may materially affect our cash flows, net revenues, earnings and financial position, and the value of, and any dividends payable on, our common stock in U.S. dollars. For example, an appreciation of any such foreign currency against the U.S. dollar would make any new investments or expenditures denominated in the foreign currency costlier to us, to the extent that we need to convert U.S. dollars into the foreign currency for such purposes. Conversely, a significant depreciation of any such foreign currency against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our common stock. If we decide to convert any such foreign currency into U.S. dollars for the purpose of making payments for dividends on our common stock, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the foreign currency would have a negative effect on the U.S. dollar amount available to us.

We do not expect to hedge against the risks associated with fluctuations in exchange rates and, therefore, exchange rate fluctuations could have an adverse impact on our future operating results. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

We may be subject to tax inefficiencies and have not ascertained the impact on us of the new United States tax laws.

The tax regulations of the United States and other jurisdictions in which we operate are extremely complex and subject to change. New laws, new interpretations of existing laws, such as the Base Erosion Profit Shifting project initiated by the Organization for Economic Co-operation and Development and any legislation proposed by the relevant taxing authorities, or limitations on our ability to structure our operations and intercompany transactions may lead to inefficient tax treatment of our revenue, profits, royalties and distributions, if any are achieved. In the United States, in December 2017, comprehensive tax reform was enacted. We have not yet ascertained what impact the new law will have on our future effective tax rate, corporate structure and us in general.

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In addition, we and our foreign subsidiaries will have various intercompany transactions. We may not be able to obtain certain benefits under relevant tax treaties to avoid double taxation on certain transactions among our subsidiaries. If we are not able to avail ourselves of the tax treaties, we could be subject to additional taxes, which could adversely affect our financial condition and results of operations.

We are subject to laws and regulations governing business conduct, which will require us to develop and implement costly compliance programs.

We must comply with a wide range of laws and regulations to prevent corruption, bribery, and other unethical business practices, including the FCPA, anti-bribery and anti-corruption laws in other countries. The creation and implementation of international business practices compliance programs is costly and such programs are difficult to enforce, particularly where reliance on third parties is required.

Anti-bribery laws prohibit us, our employees, and some of our agents or representatives from offering or providing any personal benefit to covered government officials to influence their performance of their duties or induce them to serve interests other than the missions of the public organizations in which they serve. Certain commercial bribery rules also prohibit offering or providing any personal benefit to employees and representatives of commercial companies to influence their performance of their duties or induce them to serve interests other than their employers. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring us to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and devise and maintain an adequate system of internal accounting controls for international operations. The anti-bribery provisions of the FCPA are enforced primarily by the Department of Justice. The SEC is involved with enforcement of the books and records provisions of the FCPA.

Compliance with these anti-bribery laws is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the anti-bribery laws present particular challenges in the medical products industries because in many countries, a majority of hospitals are state-owned or operated by the government, and doctors and other hospital employees are considered civil servants. Furthermore, in certain countries, hospitals and clinics are permitted to sell medical devices to their patients and are primary or significant distributors of medical devices. Certain payments to hospitals in connection with clinical studies, procurement of medical devices and other work have been deemed to be improper payments to government officials that have led to vigorous anti-bribery law enforcement actions and heavy fines in multiple jurisdictions, particularly in the United States and China.

It is not always possible to identify and deter violations, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations.

In the medical products industries, corrupt practices include, among others, acceptance of kickbacks, bribes or other illegal gains or benefits by the hospitals and medical practitioners from medical device manufacturers, distributors or their third-party agents in connection with the prescription of certain medical devices or disposables. If our employees, affiliates, distributors or third-party marketing firms violate these laws or otherwise engage in illegal practices with respect to their sales or marketing of our products or other activities involving our products, we could be required to pay damages or heavy fines by multiple jurisdictions where we operate, which could materially and adversely affect our financial condition and results of operations. Our potential customers also may deny access to sales representatives from medical device companies because the potential customers want to avoid the perception of corruption, which could adversely affect our ability to promote our products.

As we expand our operations in the APAC Region, we will need to increase the scope of our compliance programs to address the risks relating to the potential for violations of the FCPA and other anti-bribery and anti-corruption laws. Our compliance programs will need to include policies addressing not only the FCPA, but also the provisions of a variety of anti-bribery and anti-corruption laws in multiple jurisdictions, including provisions relating to books and records that apply to us as a public company, and will need to include effective training for our personnel throughout our organization. The creation and implementation of anti-corruption compliance programs is costly and such programs are difficult to enforce, particularly where reliance on third parties is required. Violation of the FCPA and other anti-corruption laws can result in significant administrative and criminal penalties for us and our employees, including substantial fines, suspension or debarment from government contracting, prison sentences, or even the death penalty in extremely serious cases in certain countries. The SEC also may suspend or bar us from trading securities on United States exchanges for violation of the FCPA’s accounting provisions. Even if we are not ultimately punished by government authorities, the costs of investigation and review, distraction of company personnel, legal defense costs, and harm to our reputation could be substantial and could limit our profitability or our ability to develop or launch our product candidates. In addition, if any of our competitors are not subject to the FCPA, they may engage in practices that will lead to their receipt of preferential treatment from potential customers and enable them to secure business from potential customers in ways that are unavailable to us.

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Changes in the economic, political or social conditions or government policies in the APAC Region could have a material adverse effect on our business and operations.

The economies and societies of certain countries and territories in the APAC Region, continue to undergo significant change. Adverse changes in the political and economic policies in these countries and territories could have a material adverse effect on the overall economic growth of these countries and territories, which could adversely affect our ability to conduct business in these countries and territories. The governments of these countries and territories continue to adjust economic policies to promote economic growth. Some of these measures may benefit the overall economy, but may also have a negative effect on us. As the medical product industry grows and evolves in these countries and territories, the governments may also implement measures to change the structure of foreign investment in this industry. We are unable to predict any such policy changes, any of which could materially and adversely affect our ability to finance or conduct our business in these countries and territories. Any failure on our part to comply with changing government regulations and policies could result in the loss of our ability to develop and launch our product candidates in these countries and territories.

Our customers for the Saliva Glucose Test initially may be concentrated in China; in which case we may be susceptible to risks specifically associated with business activities in China.

On May 1, 2020, our parent company, Life Science Biosensor Diagnostics Pty Ltd (“LSBD”), filed a submission with the FDA for the Saliva Glucose Biosensor Diagnostic Test, currently in development as a point-of-care test intended to replace blood glucose testing for diabetes management. Following the 513(g) submission to the FDA (Submitted May 01, 2020), it was determined that the company could seek the De Novo application pathway for the Saliva Glucose Biosensor Diagnostic Test, we were appointed an expert contact person, Acting Branch Chief from the Diabetes Diagnostic Devices Branch. We have further commenced planning discussions with the FDA Office of In Vitro Diagnostics and Radiological Health and the Office of Product Evaluation and Quality pertaining to the clinical development and study plan of the Saliva Glucose Biosensor. LSBD have completed the supplier evaluation process and identified a suitable partner to implement the clinical plan once approved by the FDA. We expect to leverage synergies from the approval process with the FDA within the Asia Pacific region, where China has the highest number of people with diabetes. We will first seek regulatory approval for the SGT with the NMPA of China and also other regulatory agencies that serve as reference regulators, such as the FDA, the European CE approval bodies and the Japanese regulatory bodies. To the extent we have operations in China and our customers initially are concentrated in China, we may be subject to additional risks specific to China that companies do not generally face if they operate primarily outside of China. These risks and uncertainties include:

●	the Ministry of Commerce in China or its local counterpart must approve the amount and use of any capital contributions from us to our Chinese subsidiary, which may inhibit our ability to contribute additional capital to fund our Chinese operations;

●	the Chinese government imposes controls on the convertibility of the Renminbi into foreign currencies and the remittance of foreign currency out of China for certain transactions, which may restrict the ability of our operating subsidiary in China to remit sufficient foreign currency to pay dividends or other payments to us;

●	the legal system of China is a civil law system that continues to rapidly evolve, and the laws, regulations and rules are not always uniformly interpreted or enforced, which may limit legal protections available to us;

●	our operations in China subject us to various Chinese labor and social insurance laws, and any failure to comply with such laws could subject us to late fees, fines and penalties, or cause the suspension or termination of our ability to conduct business in China; and

●	failure to make adequate contributions to various employee benefit plans as required by Chinese regulations may subject us to penalties.

In the event that we are unable to manage the complications associated with operations in China, our results of operations, financial condition and business prospects could be materially and adversely affected.

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Risks Related to this Offering and the Ownership of Our Common Stock

Potential investment by an institutional investor in this IPO could be at a substantially lower average price than that paid by other investors in the IPO

On December 18, 2020, our parent company, LSBD, entered into a certain Purchase and Assignment Agreement (the “PAA”) with an institutional accredited investor pursuant to which LSBD sold and assigned to the investor 3,000,000 shares of the Series B Convertible Preferred Stock and assigned to the investor its rights under the EA and the RRA with respect to the such preferred shares for a total purchase price of $2,000,000. The investor’s Series B Convertible Preferred Stock is convertible into 3,000,000 shares of the Company’s common stock, subject to beneficial ownership limitation. The price per share of the 3,000,000 shares of common stock issuable upon conversion of the investor’s Series B Convertible Preferred Stock is $0.67. Such investor has indicated its interest in being the lead investor and in purchasing $6,000,000 of our securities in this offering. If and to the extent such investor participates in this offering, such investor’s average price per share will be significantly lower than that to be paid by other investors in this offering. There is no assurance that the institutional investor will purchase our securities in the offering.

We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you may not agree.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not advance our business plan, achieve proposed objectives, improve our financial condition, generate revenue or enhance the value of our common stock. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We may not be able to satisfy the continued listing requirements of the NASDAQ Global Market in order to maintain the listing of our common stock.

We must meet certain financial and liquidity criteria to maintain the listing of our common stock on the NASDAQ Global Market. If we fail to meet any of continued listing standards, our common stock may be delisted. In addition, while we have no present intention to do so, our Board of Directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from the NASDAQ Global Market may have materially adverse consequences to our stockholders, including:

●	a reduced market price and liquidity with respect to our shares of common stock;

●	limited dissemination of the market price of our common stock;

●	limited news coverage;

●	limited interest by investors in our common stock;

●	volatility of the prices of our common stock, due to low trading volume;

●	our common stock being considered a “penny stock,” which would result in broker-dealers participating in sales of our common stock being subject to the regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act;

●	increased difficulty in selling our common stock in certain states due to “blue sky” restrictions; and

●	limited ability to issue additional securities or to secure additional financing.

If our common stock is delisted, we may seek to have our common stock quoted on an over-the-counter marketplace, such as on the OTCQX. The OTCQX is not a stock exchange, and if our common stock trades on the OTCQX rather than a securities exchange, there may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our common stock, which may lead to lower trading prices for our common stock.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The difference between the public offering price per share of our common stock and the pro forma net tangible assets per share of our common stock after this offering constitutes the dilution to the investors in this offering. You will incur immediate and substantial dilution as a result of this offering. After giving effect to the conversion at the closing of this offering of our convertible preferred stock and the convertible notes issued by our majority-owned subsidiary, and after giving further effect to the sale by us of all 1,270,589 shares of common stock in this offering at the public offering price of $17.00 per unit, investors in this offering can expect an immediate dilution to net tangible assets of $15.12 per share, based on a pro forma net tangible book value per share after the offering (which excludes a value for the License Agreement) of $1.88. This dilution is due in large part to the fact that our existing investors acquired their securities prior to this offering at substantially less than investors are paying in this offering. If any outstanding warrants to purchase shares of our common stock are exercised, there would be further dilution.

If any outstanding warrants to purchase shares of our common stock are exercised, there would be further dilution. In addition, if upon the earlier of (i) 10 trading days from the issuance date of the Series B Warrants or (ii) the time when $10.0 million of volume is traded in our common stock, if the volume weighted average price of our common stock on any trading day on or after the date of issuance fails to exceed the exercise price of the Series B Warrants, the Series B Warrants can be exercised on a “cashless” basis for shares of common stock on a one-for-one basis, regardless of whether the market price of our common stock is above the exercise price, which may result in additional dilution and no additional proceeds to us in connection with such exercises. See “Dilution” for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

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The market price of our common stock may be significantly volatile.

The market price for our common stock may be significantly volatile and subject to wide fluctuations in response to factors including the following:

●	developments prior to commercial sales relating to regulatory approval, manufacturing and distribution of our products;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	conditions in markets generally;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In particular, the market prices for securities of medical device companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

●	any delay in or the results of our clinical evaluations;

●	any delay in manufacturing of our products;

●	any delay with the approval for reimbursement for the patients from their insurance companies;

●	our failure to comply with regulatory requirements;

●	the announcements of clinical evaluation data, and the investment community’s perception of and reaction to those data;

●	the results of clinical evaluations conducted by others on products that would compete with ours;

●	any delay or failure to receive clearance or approval from regulatory agencies or bodies;

●	our inability to commercially launch products or market and generate sales of our products, including the SGT;

●	failure of the SGT or any other products, even if approved for marketing, to achieve any level of commercial success;

●	our failure to obtain intellectual property protection for any of our technologies and products (including those related to the SGT) or the issuance of third-party intellectual property that cover our proposed technologies or products;

●	developments or disputes concerning our product’s intellectual property rights;

●	our or our competitors’ technological innovations;

●	general and industry-specific economic conditions that may affect our expenditures;

●	changes in market valuations of similar companies;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or intellectual property;

●	failure to adequately manufacture the SGT or any other products through third parties;

●	future sales of our common stock or other securities, including shares issuable upon the exercise of outstanding warrants or otherwise issued pursuant to certain contractual rights;

●	period-to-period fluctuations in our financial results; and

●	low or high trading volume of our common stock due to many factors, including the terms of our financing arrangements.

In addition, if we fail to reach an important research, development or commercialization milestone or result by a publicly expected deadline, even if by only a small margin, there could be significant impact on the market price of our common stock. Additionally, as we approach the announcement of anticipated significant information and as we announce such information, we expect the price of our common stock to be volatile and negative results would have a substantial negative impact on the price of our common stock.

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In some cases, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our business operations and reputation.

The Series A Warrants and/or the Series B Warrants may not have value.

The Series A Warrants and/or the Series B Warrants being offered by us in this offering have an exercise price of $8.50 and $17.00 per share, respectively and expire five years from the date of issuance. In the event that our common stock does not exceed the exercise price of the Series A Warrants and/or the Series B Warrants during the period when such Warrants are exercisable, such Series A Warrants and/or the Series B Warrants may not have any value.

Holders of our Warrants will have no rights as shareholders until they acquire shares of our common stock, if ever.

If you acquire the Warrants to purchase shares of our common stock in this offering, you will have no rights with respect to our common stock until you acquire shares of such common stock upon exercise of your Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date.

There is no public market for either of the Warrants being offered by us in this offering and an active trading market for the same is not expected to develop.

There is no established public trading market for either of the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for any listing of either of the Warrants offered hereby on the Nasdaq Capital Market or any other securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Warrants will be severely limited.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock and Warrant price to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering to fund our business strategy, including without limitation, new and ongoing product development expenses, offering expenses, working capital and other general corporate purposes, which may include funding for the hiring of additional personnel. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Upon dissolution of our Company, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of our Company, whether voluntary or involuntary, our assets would be used to pay all of our debts and liabilities, and only thereafter would any remaining assets be distributed to our stockholders, subject to rights of the holders of the Preferred Stock, if any, on a pro rata basis. There can be no assurance that we will have assets available from which to pay any amounts to our stockholders upon such a liquidation, dissolution or winding-up. In such an event, you would lose all of your investment.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting interests of then-current stockholders and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our Certificate of Incorporation provides for the authorization to issue up to 4,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. In addition, advanced notice is required prior to stockholder proposals, which might further delay a change of control.

If you purchase Preferred Stock in lieu of common stock in this offering, as a holder of Preferred Stock, you will have no rights as a common stockholder with respect to the shares of common stock underlying the Preferred Stock until you acquire our common stock.

If you purchase Preferred Stock in lieu of common stock in this offering, until you acquire our common stock upon conversion of your Preferred Stock, you will have no rights with respect to the common stock underlying the Preferred Stock. Upon conversion of your Preferred Stock, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for actions to be taken by our common stockholders occurs after the date you convert your Preferred Stock.

Our Preferred Stock will rank junior to all our liabilities to third party creditors, and to any class or series of our capital stock created after this offering specifically ranking by its terms senior to the Preferred Stock, in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our Preferred Stock only after all our liabilities have been paid. Our Preferred Stock will effectively rank junior to all existing and future liabilities held by third party creditors. The terms of our Preferred Stock do not restrict our ability to raise additional capital in the future through the issuance of debt. Our Preferred Stock will also rank junior to any class or series of our capital stock created after this offering specifically ranking by its terms senior to the Preferred Stock. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our liabilities, to pay amounts due on any or all of our Preferred Stock then outstanding.

Shares eligible for future sale may adversely affect the market for our common stock.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers, employees, and significant stockholders, or when there is a large number of shares of our common stock available for sale.

We have 5,630,000 shares of common stock outstanding as of December 18, 2020. We also have a significant number of shares of common stock underlying outstanding preferred stock and warrants of ours and the convertible notes of our subsidiary, GBS Pty Ltd. As of the date of this prospectus: (i) 2,810,190 shares of common stock are issuable upon the completion of this offering by mandatory conversion of such outstanding preferred stock convertible at a one-to-one ratio; (ii) 710,548 shares of common stock are issuable upon the completion of this offering by mandatory conversion of the convertible notes issued by our majority-owned subsidiary (based on $5,133,706 of principal and zero accrued interest outstanding as of September 30, 2020); and (iii) 2,736,675 shares of common stock are issuable during the one year period commencing on the second anniversary of the completion of this offering by exercise of outstanding warrants that were issued in connection with the issuance of the preferred stock. In addition, upon the closing of this offering, we will issue to the underwriters warrants to purchase 63,529 shares of our common stock.

Our directors, officers and certain existing stockholders will enter into lock-up agreements pursuant to which, subject to certain exceptions, such persons will not sell 5,555,300 shares of our common stock that they own for after the date of this prospectus, as further described in “Underwriting.” Notwithstanding the foregoing, the lock-up provisions in these agreements may be waived, at any time and without notice by the representative.

Subject to the lock-up agreements, our existing stockholders (including the holders of our preferred stock and warrants and the holders of the convertible notes) may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market, subject to the limitations of Rule 144, promulgated under the Securities Act of 1933, as amended, or the “Securities Act.” In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144. Our affiliates and other persons selling shares on behalf of our affiliates also are entitled to sell as long as they comply with Rule 144’s manner of sale, volume limitation and notice provisions, in addition to the provisions applicable to non-affiliates described above.

The market price of the shares of our common stock could decline as a result of the sale of a substantial number of our shares of common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

We may undertake additional equity or debt financing that may dilute the shares in this offering.

We may undertake further equity or debt financing. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to raise additional funds or in connection with any strategic acquisition. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

●	may significantly reduce the equity interest of investors in this offering;

●	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stockholders;

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●	may cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and most likely also result in the resignation or removal of some or all of our present officers and directors; and

●	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

●	default and foreclosure on our assets if our operating revenues were insufficient to pay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

●	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding; and

●	our inability to conduct acquisitions, joint ventures or similar arrangements if the debt security contains covenants restricting such transactions or the funding thereof or requiring prior approval of the debt holders.

We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

The determination of the offering price for the shares is more arbitrary compared with the pricing of securities for an established operating company.

There is no direct relationship between the offering price and our assets, book value, net worth, or any other economic or financial criteria. Rather, the price of the shares was derived through negotiations with the underwriters after considering various factors including prevailing market conditions, our future prospects and our capital structure. Although these factors were considered, the determination of the offering price is more arbitrary than the pricing of securities for an established operating company. This price does not necessarily accurately reflect the actual value of the shares or the price that may be realized upon disposition of the shares.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our common stock could be negatively affected.

Any trading market for our common stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our common stock could be negatively affected.

Our controlling stockholder may exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

Immediately following completion of this offering, we expect the Licensor, our current controlling stockholder, will control a majority of the total voting power of our outstanding common stock. Accordingly, the Licensor will have the ability to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our certificate of incorporation and by-laws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from the Licensor. Therefore, you should not invest in reliance on your ability to have any control over our company. With the goal of mitigating such control risks, we have decided not to seek exemption as a “controlled company” from the corporate governance rules of the NASDAQ Global Market, and therefore will be bound by the same corporate governance principles as other public companies, including the requirement that a majority of our directors be independent and that we maintain audit, compensation and nominating committees comprised of independent directors. However, our decision not to rely on the “controlled company” exemption could change. Although we do not anticipate changing our decision, for so long as a majority of our outstanding common stock is held by the Licensor (or by any other stockholder or group of stockholders), we could choose to rely on this exemption in the future to avoid complying with certain of the NASDAQ Global Market corporate governance rules, including the rules that require us to have a board comprised of at least 50% independent directors, to have board nominations either selected, or recommended for the board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors and to have officer compensation determined, or recommended to the board for determination, either by a compensation committee comprised solely of independent directors or by a majority of the independent directors. Any decision to rely on the “controlled company” exemption will be disclosed in our annual proxy statement.

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As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of other public companies that are not “emerging growth companies.”

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company”. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of  (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the date on which we are deemed to be a large accelerated filer, which is the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of our most recent second fiscal quarter, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of other public companies that are not “emerging growth companies.” In addition, we cannot predict if investors will find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may suffer or be more volatile.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. While we are not currently delaying the implementation of any relevant accounting standards, in the future we may avail ourselves of these rights, and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and by-laws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our amended and restated certificate of incorporation and by-laws will:

●	provide for the issuance of “blank check” preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

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●	provide that vacancies on our Board of Directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

●	provide that stockholders will not be able to take action by written consent, and special meetings of stockholders may only be called by our Chief Executive Officer, our President, our Board of Directors or a majority of our stockholders;

●	provide that our stockholders are required to provide advance notice and additional disclosures in order to nominate individuals for election to our Board of Directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company; and

●	do not provide stockholders with the ability to cumulate their votes, which limits the ability of minority stockholders to elect director candidates.

These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock.

As a result of becoming a public company, we will be obligated to develop and maintain a system of effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may harm investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an “emerging growth company” as defined in the JOBS Act, if we take advantage of the exemptions available to us through the JOBS Act. Even after we cease to be an “emerging growth company,” our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting unless we are an accelerated filer or a large accelerated filer (as defined under the Exchange Act).

We are in the very early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. As we transition to the requirements of reporting as a public company, we may need to add additional finance staff. We may not be able to complete our evaluation and testing in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. We may not be able to remediate any material weaknesses in a timely fashion. If we are unable to complete our evaluation and testing, or if we are unable to assert that our internal control over financial reporting is effective, particularly if we have been unable to remediate any material weaknesses identified, or if or our auditors, when required to do so, are unable to express an opinion that our internal controls are effective, investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our stock price.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices. Moreover, our ability to comply with all applicable laws, rules and regulations is uncertain given our management’s relative inexperience with operating United States public companies.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of the NASDAQ Global Market and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. Furthermore, new or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

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Moreover, our executive officers have little experience in operating a United States public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to company with all laws, rules and regulations applicable to United States public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and stock price.

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation will require, to the fullest extent permitted by law, subject to limited exceptions, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel in any action brought to enforce the exclusive forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will provide that the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction over any action arising under the Securities Act or the rules and regulations thereunder, and the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder or any other claim for which the federal courts have exclusive jurisdiction. To the extent the exclusive forum provision restricts the courts in which our stockholders may bring claims arising under the Securities Act and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. Investors cannot waive compliance with the federal securities laws and the rules and regulations promulgated thereunder.

This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. By requiring a stockholder to bring such a claim in the Court of Chancery (or the federal district court for the District of Delaware, in the case of an action under the Securities Act or the rules and regulations thereunder), the exclusive forum provision also may increase the costs to a stockholder of bringing such a claim. Alternatively, if a court were to find the exclusive forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact or relating to present facts or current conditions included in this prospectus are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by the federal securities laws, we are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of our securities in this offering will be $19,372,000 (or $22,352,800 if the underwriters exercise the over-allotment option in full), based on the initial public offering price of $17.00 per Unit, and after deducting the underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the exercise of the Series A Warrants or the Series B Warrants unless such warrants are exercised for cash. We intend to use the net proceeds from the offering as follows:

●	$8.60 million to obtain regulatory approvals, including completing any product development required to meet regulatory requirements and establishing manufacturing facilities with sufficient capacity for clinical evaluation and commercial scale production of the biosensor architecture including SGT;

●	$0.75 million to market the SGT and establish a distribution network across the APAC Region; and

●	$10.02 million for working capital and general corporate purposes.

We expect the net proceeds to be sufficient to enable us to obtain regulatory approvals, including completing the related product development and establishing the related manufacturing facilities, as well as to market the SGT and establish a distribution network across the APAC Region.

Since the biosensor architecture is complete and given the pre-existing plans and infrastructure to develop immunology diagnostic tests, we do not expect the development of the recognition element of the biosensor specific to the SARS-CoV-2 test to have a material incremental impact on the use of proceeds from this offering.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. Predicting the cost necessary to develop biosensor devices can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, the status of and results from clinical evaluations, any collaborations that we may enter into with third parties and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending the use of the net proceeds of this offering, we intend to invest the net proceeds in short-term investment-grade, interest-bearing securities.

We believe that the net proceeds from this offering will allow us to operate for at least the next 30 months. We do not anticipate generating any revenues for at least 6-10 months from the date of this offering, if at all, and our revenues will not immediately be sufficient to finance our ongoing operations. In addition, available resources may be consumed more rapidly than currently anticipated, and there can be no assurance that we will be successful in developing the SGT and generating sufficient revenue in the timeframe set forth above, or at all. We may be unable to meet our targets for regulatory approval and market launch, or we may be unable to generate anticipated amounts of revenue from sales of the system. We may also need additional funding for developing new products and services and for additional sales, marketing and promotional activities. Should this occur, we may need to seek additional capital earlier than anticipated. In the event we require additional capital, there can be no assurances that we will be able to raise such capital on acceptable terms, or at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid. In the future, our Board of Directors may decide, at their discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts, including restrictions imposed by foreign jurisdictions on paying dividends or making other payments to us.

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DILUTION

The difference between the public offering price per share of our common stock and our pro forma as adjusted net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of common stock.

At September 30, 2020, our pro forma net tangible book value was $2,086,140, or approximately $0.23 per share, after giving effect to the mandatory conversion in connection with this offering of our outstanding preferred stock and the convertible notes issued by our majority-owned subsidiary (at the initial public offering price in this offering of $17.00 per unit and based on $5,133,706 of principal and zero accrued interest outstanding as of September 30, 2020).

After giving further effect to the sale of all 1,270,589 units (and the shares of common stock thereunder) at the initial public offering price of $17.00 per unit, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2020 would have been approximately $19,594,527 or $1.88 per share, representing an immediate increase in net tangible book value of  $1.65 per share to our existing stockholders and an immediate dilution of  $15.12 per share to new investors.

The following table illustrates the dilution to the new investors on a per-share basis:

Initial public offering price per share			$17.00
Pro forma net tangible book value per share before offering	$0.23	$
Increase in net tangible book value per share attributable to shares offered hereby	$1.65	$
Pro forma as adjusted net tangible book value per share after offering			$1.88
Dilution in pro forma net tangible book value per share to investors in offering			$15.12

If the representative exercises the option to purchase additional shares to cover over-allotments in full, the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering would be approximately $1.85 per share, and the dilution in pro forma as adjusted net tangible book value per share to investors in this offering would be approximately $15.15 per share of common stock.

The following table summarizes, as of September 30, 2020, after giving effect to the mandatory conversion in connection with this offering of our outstanding preferred stock and the convertible notes issued by our majority-owned subsidiary (based on the initial public offering price in this offering of $17.00 per unit and based on $5,133,706 of principal and zero accrued interest outstanding as of September 30, 2020), the differences between the number of shares of our common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and by our new investors purchasing shares in this offering at the initial public offering price of $17.00 per unit, before deducting the underwriting discounts and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Existing Stockholders	10,020,941	89%	$28,607,135.00	60%	$2.85
New Investors	1,270,589	11%	$19,372,000.00	40%	$15.25
Total	11,291,530	100.00%	$47,979,135.00	100.00%

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If the representative exercises the option to purchase additional shares to cover over-allotments in full, our existing stockholders would own 87% and our new investors would own 13% of the total number of shares of our common stock outstanding after this offering.

The above tables and discussion include: (i) 5,630,000 shares of our common stock outstanding as of December 18, 2020; and (ii) the issuance of 2,810,190 shares our common stock upon the mandatory conversion at the closing of this offering of our outstanding preferred stock and 710,548 shares of our common stock upon the mandatory conversion at the closing of this offering of the convertible notes issued by our majority-owned subsidiary (based on $5,133,706 of principal and zero accrued interest outstanding as of September 30, 2020), and exclude:

●	2,736,675 shares issuable upon the exercise of outstanding warrants issued in connection with the placement of our Series A Convertible Preferred Stock, at an exercise price of $8.50 per share (or 50% of the unit offering price in this offering), which warrants are exercisable only during the one-year period commencing on the second anniversary of the closing of this offering;

●	500,000 shares that will become available for future issuance under our 2019 Plan; and

●	63,529 shares issuable upon the exercise of warrants to be issued to the underwriters upon the closing of this offering.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2020:

●	on an actual basis;

●	on a pro forma basis, after giving effect to the mandatory conversion in connection with this offering of our outstanding preferred stock and the convertible notes issued by our majority-owned subsidiary based on $5,133,706 of principal and zero accrued interest outstanding as of September 30, 2020; and

●	on a pro forma basis as adjusted basis, after giving further effect to the sale of Units of our securities in this offering at the initial public price of $17.00 per Unit, and after deducting the underwriting discounts and estimated offering expenses payable by us.

You should read this table together with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2020
	Actual	Pro Forma	Pro Forma As Adjusted
Cash, cash equivalents, and short-term and long-term investments	$1,042,543	$1,042,543	$20,414,543
Stockholders’ equity (deficit):
Preferred Stock, at $0.01 par value, 10,000,000 shares authorized, 5,810,190 shares issued and outstanding as of December 18, 2020; and 2,810,190 shares issued and outstanding as of September 30, 2020(1)(4)(5)	$28,102	$30,000	$30,000
Common Stock, at $0.01 par value, 100,000,000 shares authorized, 5,630,000 shares issued and outstanding as of December 18, 2020; and 8,630,000 shares issued and outstanding as of September 30, 2020(4)(5)(6)	$86,300	$91,507	$104,213

Additional paid-in capital (3)	$14,190,294	$19,316,895	$36,812,576

Ordinary Shares, 1,036,000 shares issued and outstanding to non-controlling interests as of September 30, 2020(2)	$(32,716)	$(32,716)	$(32,716)
Accumulated deficit	$(16,905,027)	$(16,905,027)	$(16,905,027)
Accumulated Other comprehensive income	$(414,519)	$(414,519)	$(414,519)
Total stockholders’ equity (deficit)	(3,047,566)	2,086,140	19,594,527
Total capitalization	$(3,047,566)	$2,086,140	$19,594,527

(1)	These shares automatically convert to shares of our common stock in connection with this offering.

(2)	These ordinary shares are issued by our 99%-owned subsidiary, GBS Pty Ltd, to non-controlling interests and remain outstanding following the completion of this offering.

(3)	The components of Additional paid-in capital:

Total amounts paid for the excess of par value for 8,630,000 shares of Common Stock and 2,810,190 shares of Preferred Stock outstanding as of September 30, 2020	$14,190,294
Add: the aggregated outstanding principal amount of the convertible notes issued by our 99% owned subsidiary, GBS Pty Ltd, as of September 30, 2020, which will be automatically converted into 710,548 shares of Common Stock at a price per share equal to 85% of 50% of the unit offering price in this offering (or $7.23)	$5,133,706
Less: transfer to Par Value of Common Stock	$(7,105)
Pro Forma Balance of Additional paid-in Capital	$19,316,895
Add: Net proceeds raised in this offering	$19,372,000
Less: Write off of Deferred Charges to Equity	$(1,863,613)
Less: transfer to Par Value of Common Stock	$(12,706)
Pro Forma As Adjusted Balance of Additional paid-in Capital	$36,812,576

(4)	On November 5, 2020, the authorized capital was increased to 110,000,000 with a par value of $0.01 each consisting of 100,000,000 shares of common shares and 10,000,000 shares of preferred shares.

(5)	The amounts have been reclassified in the “actual” column from the financial statements to dissect the Par Value and Additional Paid in Capital components.

(6)	The number of the Pro Forma Common Stock shares 9,150,738, comprises of
	●	5,630,000 common stock shares outstanding as of December 18, 2020;
	●	the mandatory conversion at the closing of this offering of 2,810,190 outstanding shares of our Series A Convertible Preferred Stock as of the date hereof into 2,810,190 shares of common stock; and
	●	the mandatory conversion at the closing of this offering of the convertible notes issued by our 99%-owned subsidiary, GBS Pty Ltd, at a conversion price equal to 85% of 50% of the unit offering price in this offering (or $7.23, at the initial offering price of $17.00, for an aggregate of 710,548 shares based on $5,133,706 of principal and zero accrued interest outstanding as of September 30, 2020).

The table above assumes no exercise by the representative of the over-allotment option and excludes the following securities:

●

2,736,675 shares issuable upon the exercise of outstanding warrants issued in connection with the placement of our Series A Convertible Preferred Stock, at an exercise price of $8.50 per share (or 50% of the unit offering price in this offering), which warrants are exercisable only during the one-year period commencing on the second anniversary of the closing of this offering;

●	500,000 shares that will become available for future issuance under our 2019 Plan; and

●	63,529 shares issuable upon the exercise of warrants to be issued to the underwriters upon the closing of this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

Prospective investors should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

On November 5, 2017, we effected a 1-for-90,000 stock split resulting in 9,000,000 outstanding shares of common stock as of such date. On August 9, 2018, we effected a 1-for-0.9167 reverse stock split that resulted in our having 8,250,000 outstanding shares of common stock. On November 24, 2018, we issued a further 260,000 shares of common stock in exchange for the cancellation of $1,950,000 in debt, resulting in 8,510,000 outstanding shares of common stock as of such date.

On June 27, 2019, the Licensor, our controlling stockholder, transferred a total of 36,600 shares of our common stocks to a total of 122 employees of the Licensor and related companies, and on September 2, 2019, the Licensor transferred a total of 42,000 shares of our common stocks to a total of 140 employees of the Licensor and related companies, in each case pursuant to Regulation S under the Securities Act.

On June 30, 2020, we issued 120,000 shares of common stock in exchange for the cancellation of $900,000 in debt, resulting in 8,630,000 outstanding shares of common stock as of such date. Therefore, as at the date of this prospectus, the Licensor owns a total of 8,551,400 common stock of our common stock representing 99.1% of our outstanding common stock. Share and per share amounts set forth herein (except in any historical financial information) give effect to the issue, unless indicated otherwise.

On December 18, 2020, the Company entered into an Exchange Agreement with LSBD to exchange 3,000,000 shares of the Company’s common stock held by LSBD for 3,000,000 shares of the Company’s Series B Convertible Preferred Stock. The Exchange Agreement contains representations and warranties customary for the agreements of this nature, as well as registration rights provisions pursuant to which the Company will prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement to register for resale the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock. It resulted in 5,630,000 outstanding shares of common stock as of such date.

Overview

We are a biosensor diagnostic technology company operating worldwide with our COV2 test and across the APAC Region with the biosensor platform comprising of biochemistry, immunology, tumour markers, hormones and nucleic acid diagnostic modalities. We were incorporated under the laws of Delaware on December 5, 2016. Our headquarters are located in New York, New York.

We currently are a 99.1%-owned subsidiary of Life Science Biosensor Diagnostics Pty Ltd (referred to as the “Licensor”), an Australian company that owns the worldwide intellectual property rights to the biosensor platform from University of Newcastle, Australia. The Licensor has licensed to us that technology for us to introduce and launch the platform in the APAC Region. We will commence this process with the SGT.

The consolidated financial statements show a loss of $5,020,383 from July 1, 2017 through June 30, 2018, a loss of $(7,336,686) from July 1, 2018 through June 30, 2019, a loss of $(3,134,602) for the fiscal year ended June 30, 2020 and a net loss of $(1,068,105) for three months ended September 30 2020. We have funded our operations to date with the net proceeds from private placements outside of the United States in the amount of $20,623,427 of Series A Preferred Stock and $5,133,706 in aggregate outstanding principal amount of convertible notes issued by our 99%-owned subsidiary GBS Pty Ltd. Net shareholder’s equity was $(3,063,694) as of June 30, 2018, $(3,977,138) as of June 30, 2019, $(5,214,828) as of June 30, 2020 and $(3,047,566) as of September 30 2020

Critical Accounting Policies

Our consolidated financial statements are prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles in the United States, or “United States GAAP.” Our fiscal year ends June 30.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported revenues and expenses for the reporting periods. On an ongoing basis, we evaluate such estimates and judgments. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ (perhaps significantly) from these estimates under different assumptions or conditions.

While all the accounting policies impact the consolidated financial statements, certain policies may be viewed to be critical. Our management believes that the accounting policies which involve more significant judgments and estimates used in the preparation of our consolidated financial statements, include revenue recognition, liability related to certain warrants, and contingent liabilities.

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Revenue Recognition

We have not generated any revenues to date.

Revenues from product sales would be recognized in accordance with ASC 605-10, “Revenue Recognition”, when delivery has occurred, persuasive evidence of an agreement exists, the vendor’s fee is fixed or determinable, no further obligation exists and collectability is probable. We do not intend to grant a right of return. We will assess whether the fee is fixed or determinable based on the nature of the fee charged for the products delivered, the existing contractual arrangements and the distributor’s consistency of payments. When evaluating collectability, we consider whether we have sufficient history to reliably estimate the distributor’s payment patterns.

If a sales arrangement were to contain multiple elements, such as software and non-software components, we would allocate revenue to each element based on a selling price hierarchy as required according to ASC 605-25, “Multiple-Element Arrangements”, or ASC 605-25. The selling price for a deliverable will be based on its Vendor Specific Objective Evidence, or VSOE, or, if available, third party evidence, or TPE, if VSOE is not available, or estimated selling price, or ESP, if neither VSOE nor TPE is available. The best estimate of selling price is established considering several internal factors including, but not limited to, historical sales, pricing practices and geographies in which we offer our products. The determination of ESP is judgmental.

Revenues from software components in sales arrangements containing multiple elements will be recognized when all criteria outlined in ASC 985-605, “Software Revenue Recognition”, or ASC 985-605, are met (when persuasive evidence of an arrangement exists, delivery of the product has occurred or the services have been rendered, the fee is fixed or determinable and collectability is probable).

For multiple element arrangements within ASC 985-605, revenues will be allocated to the different elements in the arrangement under the “residual method” when VSOE of fair value exists for all undelivered elements and no VSOE exists for the delivered elements. Under the residual method, at the outset of the arrangement with the customer, we will defer revenue for the fair value of its undelivered elements and recognize revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement when the basic criteria in ASC 985-605 have been met. Any discount in the arrangement will be allocated to the delivered element.

Since VSOE does not exist for undelivered elements, revenues will be recognized as one unit of accounting, on a straight-line basis over the term of the last deliverable based on ASC 605-15 and ASC 985-605.

Liability Related to Certain Warrants

The fair value of the liability for certain warrants previously issued to investors will be calculated after the closing of this offering when the events have occurred to allow a fair value to be determined for these securities.

Fair value for each reporting period will be calculated based on the following assumptions:

●	Risk-free interest rate — based on yield rates of non-index linked United States Federal Reserve treasury bonds.

●	Expected volatility —based on our actual historical stock price movements together with companies in the same industry over a term that is equivalent to the expected term of the option.

●	Expected life — the expected life was based on the expiration date of the warrants.

●	Expected dividend yield — we do not expect to pay dividends to our shareholders in the foreseeable future.

Contingencies

We account for our contingent liabilities in accordance with ASC 450 “Contingencies.” A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Currently, we are not a party to any ligation that we believe could have a material adverse effect on our business, financial position, results of operations or cash flows.

Extended Transition Period for “Emerging Growth Companies”

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

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Results of Operations

Revenues

We have not generated any material revenues to date and have not generated any revenues to date from sales of our intended products.

Other income

During the fiscal year ended June 30, 2020, our other income increased by $188,653 to $188,841, compared to other income of $188 for the fiscal year ended June 30, 2019. The main contribution to this increase directly related to shared services income from related parties of $118,923, as well as government support income of $69,821.

During the three-month period ending September 30, 2020, our other income decreased by $66,620 to $55,497, compared to other income of $122,117 for the three-month period ending September 30, 2019. The main contribution to this decrease is directly due to no shared service income from related parties in the current period, offset by government support income of $55,427.

General & Administrative Expenses

During the fiscal year ended June 30, 2020, our general and administrative expenses decreased by $1,528,580, to $858,651, compared to general and administrative expenses of $2,387,231 for the fiscal year ended June 30, 2019 (the comparative was revised up due to reclassifications of $177,858 from audit and accountancy fees to general and administrative expenses). The main contribution to this decrease was the reduction of overhead contribution expenses of $768,862, consultancy fees of $184,668, insurance of $212,355 and IPO related costs of $348,246 which has been classified as prospectus and capital raising expenses in the current period however was included within General and Administrative costs in prior period

During the three-month period ending September 30, 2020, our general and administrative expenses decreased by $259,981, to $44,291.

The main contribution to this decrease was the reduction of overhead contribution expenses of $150,661, overseas travel of $36,563, and consultancy fees of $40,858.

As our operating activities increase, we expect our general and administrative costs will include additional cost in overhead contribution, consultancy and travel expenses.

Development & Regulatory Approval Expenses

During the fiscal year ended June 30, 2020, our development & regulatory approval expenses decreased by $2,591,658 to $588,206 compared to development & regulatory approval expenses of $3,179,864 for the fiscal year ended June 30, 2019. The decrease in the development & regulatory approval expenses was primarily driven by the stage of development & regulatory approval, where the final development & regulatory approval milestone which was met in the previous fiscal year, requiring significant expenditure.

During the three-month period ending September 30, 2020, our development regulatory and expenses decreased by $74,243, to $30,938. The decrease in the development and regulatory expenses was primarily driven by the stage of development & regulatory approval, where the final development & regulatory approval milestone, which was met in previous fiscal years, requiring significant expenditure.

As our operating activities increase, we expect our research and development costs to be replaced by regulatory approval costs. See “Use of Proceeds.”

Interest Expenses

During the fiscal year ended June 30, 2020, our interest expense decreased by $207,095 to $457,745, compared to interest expense of $664,840 for the fiscal year ended June 30, 2019. The decrease in interest expense was primarily driven by foreign exchange movements and lower unwinding of debt issuance costs related to convertible notes.

During the three-month period ending September 30, 2020, our interest expense decreased by $63,683, to $85,828. The decrease in interest expense was primarily driven by foreign exchange movements and nil unwinding of debt issuance costs related to convertible notes in the current period.

Audit and Accountancy

During the fiscal year ended June 30, 2020, our audit and accountancy fees increased by $20,456, to $124,488 compared to audit and accountancy fees of $104,042 for the fiscal year ended June 30, 2019 (the comparative was revised due to reclassifications of $177,858 from audit and accountancy fees to general and administrative expenses). The increase in audit and accountancy fees was primarily due to increased need to produce quarterly financial reports in the current period.

During the three-month period ending September 30, 2020, our audit and accountancy fees increased by $54,925 to $62,513, compared to audit and accountancy fees of $7,588 the three-month period ending September 30, 2019. The decrease in audit and accountancy fees was a result of adjustments made to audit and accountancy accruals in the comparative.

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Directors Fees

During the fiscal year ended June 30, 2020, our director fees increased by $16,070, to $32,407, compared to director fees of $16,337 for the fiscal year ended June 30, 2019. The increase in director fees was primarily due to payments of director fees starting from December 2018 representing only six months in the comparative.

During the three-month period ending September 30, 2020, our director fees increased by $286 to $6,998. The increase was primarily driven by foreign exchange movements.

Prospectus & Capital Raising Expenses

During the fiscal year ended June 30, 2020, our prospectus and capital raising expenses decreased by $641,767, to $254,407, compared to prospectus and capital raising expenses of $896,174 for the fiscal year ended June 30, 2019. The decrease in prospectus and capital raising expenses was primarily due to significant legal fees incurred in the comparative with relation to compliance.

During the three-month period ending September 30, 2020, our prospectus and capital raising expenses increased by $166,481, compared to prospectus and capital raising expenses of $Nil for the three month period ending September 30, 2019. The increase in prospectus and capital raising expenses was primarily due to significant legal fees incurred in the current period with relation to compliance.

Rent Expense

During the fiscal year ended June 30, 2020, our rent expense increased by $11,480 to $36,818, compared to rent expense of $25,338 for the fiscal year ended June 30, 2019. The increase in rent expense was due to an increase in the contracted monthly rental fees.

During the three-month period ending September 30, 2020, our rent expense increased by $2,791 to $9,930, compared to rent expense of $7,139 for the three-month period ending September 30, 2019. The increase in rent expense was due to an increase in the contracted monthly rental fees.

Employee Benefit Expenses

During the fiscal year ended June 30, 2020, our employee benefit expense increased by $1,000,838 to $1,121,587, compared to employee benefit expense of $120,749 for the fiscal year ended June 30, 2019. The increase in employee benefit expense was mainly to the Company employing additional staff, the earliest starting April 2019.

During the three-month period ending September 30, 2020, our employee benefit expenses increased by $81,457 to $388,001, compared to employee benefit expenses of $306,544 for the three-month period ending September 30, 2019. The increase in employee benefit expenses was mainly due to the direct employment of Harry Simeonidis and other staff.

Other expenses

During the three-month period ending September 30, 2020, our other expenses increased by $4,865 to $4,865, compared to other expenses of $nil for the three-month period ending September 30, 2019. The other expenses in the current period directly relates to FBT expenses, with the increase mainly a result of the direct employment of more staff.

Realized foreign exchange losses

During the three-month period ending September 30, 2020, our realized foreign exchange loss increased by $192,470 to $192,470, compared to a realized foreign exchange loss of $nil for the three-month period ending September 30, 2019. This increase is due to transfer of capital raisings in the current period from Glucose Biosensor Systems (Greater China) Pty Ltd to GBS Inc.

Equity loss from affiliate

On May 29, 2020, the parent Company, Life Science Biosensor Diagnostics Pty Ltd, issued 14,000,000 common shares of BioSensX (North America) Inc. to the Company at par value of $0.001 per share. This transaction, provided the Company with a 50% interest in BioSensX (North America) Inc., resulting in recognition of equity income amounting to $121,692 for the fiscal year ended June 30, 2020. Whilst there was a recognition of an equity loss amounting to $135,692 for the three-month period ending September 30, 2020

Liquidity and Capital Resources

As of September 30, 2020, and June 30, 2020, we had $994,186 and $427,273, respectively, in cash and cash equivalents.

We have experienced cumulative losses from inception to date, which totalled $15,832,517 through June 30, 2020 and $16,905,027 through September 30, 2020. We had a stockholders’ equity position of ($5,214,828) and ($3,047,566) at June 30, 2020 and September 30, 2020, respectively. In addition, we have not completed our efforts to establish a source of revenues sufficient to cover our operating costs and expect to continue to generate losses for the foreseeable future. There is no assurance that we will be able to obtain an adequate level of financing needed for our near-term requirements or the product development to ultimately generate sales. Due to these conditions, our ability to continue as a “going concern” depends in part on our ability to raise sufficient capital. See Note 1 to Consolidated Financial Statements for the three-month period ending September 30, 2020.

Since inception, we have financed our operations primarily through funding from our controlling stockholder, along with a private placement of convertible notes of our 99%-owned subsidiary GBS Pty Ltd and a private placement of our Series A Convertible Preferred Stock accompanied by warrants. The convertible notes bear interest at 7% per annum and are mandatorily convertible to common stock at a 15% discount to the price per share in this offering. The Series A Convertible Preferred Stock are mandatorily convertible into common stock at a one-to-one ratio upon completion of this offering. A warrant to purchase one share of our common stock was issued along with each share of Series A Convertible Preferred Stock. Each warrant is exercisable at the price per share in this offering during the one-year period commencing on the second anniversary of the completion of this offering, and the underlying common stock must be held at the time of exercise. As of the date of this prospectus, we have raised a total of $5,133,706 from the sale of convertible notes issued by our majority-owned subsidiary, GBS Pty Ltd, and a total of $20,623,427 from the sale of our Series A Convertible Preferred Stock.

In addition, should we encounter a scenario whereby sufficient capital is not available, the two shareholders of our controlling stockholder have committed to provide sufficient financial assistance to us as and when it is needed for us to continue our operations until September 2021. This financial assistance includes refraining from seeking repayment of any intercompany loans or balances due from us except to the extent funds become available. We expect that any loans or deferrals of amounts due in connection with this financial assistance will be made on an interest free basis. The two shareholders of our controlling stockholder also have committed to purchase, from time to time, up to $9,300,000 in shares of our common stock, at a purchase price equal to the greater of the public offering price in this offering and the market price at the time of the investment, in order to allow us to continue to meet the stockholders’ equity requirements of the NASDAQ Capital Market until the second anniversary of this offering.

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According to our management’s estimates, based on our budget and proposed schedules of development, approvals and organization, we believe, although there can be no assurances, that after this offering we will have sufficient capital resources to enable us to continue to implement our business plan and remain in operation for at least 30 months. During this time, we expect to use the net proceeds available to us for the following purposes:

●	to obtain regulatory approvals and establish manufacturing capacities necessary for marketing of the SGT;

●	to market the SGT and establish a distribution network in the APAC Region; and

●	for working capital and general corporate purposes.

We do not anticipate generating any revenues for at least 6-10 months from the date of this offering, if at all, and our revenues will not immediately be sufficient to finance our ongoing operations. In addition, available resources may be consumed more rapidly than currently anticipated, and there can be no assurance that we will be successful in developing the SGT and generating sufficient revenue in the timeframe set forth above, or at all. We may be unable to meet our targets for regulatory approval and market launch, or we may be unable to generate anticipated amounts of revenue from sales of the system. We may also need additional funding for developing new products and services and for additional sales, marketing and promotional activities. Should this occur, we may need to seek additional capital earlier than anticipated.

In the event we require additional capital, there can be no assurances that we will be able to raise such capital on acceptable terms, or at all. Failure to generate sufficient revenues or raise additional capital through debt or equity financings, or through collaboration agreements, strategic alliances or marketing and distribution arrangements, could have a material adverse effect on our ability to meet our long-term liquidity needs and achieve our intended long-term business plan. Our failure to obtain such funding when needed could create a negative impact on our stock price or could potentially lead to a reduction in our operations or the failure of our company.

Controls and Procedures

We are not currently required to maintain an effective system of internal control over financial reporting as defined by Section 404 of the Sarbanes-Oxley Act. As public company, we will be required to comply with the internal control requirements of the Sarbanes-Oxley Act. As we are an “emerging growth company” as defined in the JOBS Act, we are not required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended. As of the date of this prospectus, we have not completed an assessment of, nor have our auditors tested, our system of internal control over financial reporting.

Off-Balance Sheet Arrangements

We did not have during the period presented, and we do not currently have, any off-balance sheet arrangements as defined under SEC rules.

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BUSINESS

Overview

We are a biosensor diagnostic technology company operating worldwide with our COV2 test and across the APAC Region with the biosensor platform comprising of biochemistry, immunology, tumour markers, hormones and nucleic acid diagnostic modalities. We were incorporated under the laws of Delaware on December 5, 2016. Our headquarters are located in New York, New York.

Recent Developments since our last Submission

On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization (WHO) declared the novel coronavirus disease 2019 (“COVID-19”) outbreak a public health emergency of international concern and on March 12, 2020 the WHO announced the outbreak was a pandemic. The COVID-19 pandemic is having a negative impact on global markets and business activity, which has had a limited impact on our core business operations. However, due to the nature of our platform technology, we are able to quickly adapt to this rapidly evolving environment. As part of the immunology modality of the biosensor platform, the company decided to expedite a collaboration with the Wyss Institute for Biologically Inspired Engineering at Harvard University (Wyss) to use the biosensor platform to develop a COV2 rapid diagnostic test.

The collaboration was initiated with a pilot study and involves the integration of a proprietary antifouling coating technology, developed at the Wyss Institute for Biologically Inspired Engineering, that can detect SARS-CoV-2 IgG class antibodies, with the GBS Biosensor platform. This can then be indicative of a person’s exposure to the SARS-CoV-2 virus and status of immunity (SARS-CoV-2 is the Antibody responsible for COV 19).

Based on the preliminary data generated in this pilot study, further development could result in an easy-to-use diagnostic and screening test that can be applied to salivary and/or blood COVID-19 testing at point of care, with the ability to be manufactured at scale at a low cost, and produce real-time results.

At this pilot phase, we are:

●	characterizing the impact of plasma treatment to the adhesion of the antifouling layer and organic thin film transistor (OTFT);
●	characterizing the electrical response of the OTFT with the antifouling coating; and
●	generating a biomarker dependent response curve by coating the (OTFT) biosensors with antifouling coating that interacts with SARS- CoV-2 antibodies.

The aim of this pilot phase is to confirm the technical feasibility and scale to production of the program and provide an estimate of the analytical performance of the SARS-CoV-2 antibody test.

Compared with the conventional antibody test, the advantage of the SARS-CoV-2 Antibody Biosensor is that it may measure the quantitative presence of antibodies as opposed to the current qualitative monitoring to date, and the sampling methodology maybe through saliva rather than blood, which is non-invasive. According to the recent research by the Johns Hopkins Bloomberg School of Public Health2, SARS-CoV-2 antibodies detected in saliva “significantly correlate” to those observed in blood.

2 Randad PR, Pisanic N, Kruczynski K, et al. COVID-19 serology at population scale: SARS-CoV-2a-specific antibody responses in saliva. Preprint. medRxiv. 2020;2020.05.24.20112300. Published 2020 May 26. doi:10.1101/2020.05.24.20112300

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GBS is the global licensee and intends to introduce and launch COV2 diagnostic tests across the US, Europe, APAC and the rest of the world through appropriately qualified distributors. Since the biosensor architecture is complete and given the pre-existing plans to develop immunology diagnostic tests, it is relatively simple and expeditious to develop the SARS-CoV-2 test.

GBS Inc. owns a 50% interest in BioSensX (North America) Inc. (or “BSX”). BSX is planning to introduce and launch the Biosensor Platform (excluding the COV2 Test) in North America (the US and Canada). The Company believes that the North American market is a major market for its products, and that much of the hard work and commitment of capital necessary to obtain regulatory approval and develop the necessary manufacturing intellectual property to manufacture its products and sell them in the APAC region will ultimately benefit BSX and further BSX’s efforts to be able to obtain regulatory approvals to market and sell the products in the United States and Canada.

Our biosensor technology is licensed from the Licensor, Life Science Biosensor Diagnostics Pty Ltd. This technology is patent protected and described in two granted patents: United States patent 9,766,199 and China patent ZL201380022888.2, both expiring year 2033. The Licensor is an Australian company that acquired all the intellectual property to the biosensor platform that relates to the life sciences, from the University of Newcastle, Australia, Center for Organic Electronics, or the “COE,” where the biosensor technology was invented and developed. The Licensor currently owns 99.1% of our outstanding common stock and will own a majority of our outstanding common stock immediately after this offering.

Our Business

Our objective is to introduce and launch a COV2 test globally and then the Saliva Glucose Biosensor (referred to as the “SGB”), the second of our diagnostic tests that stem from the Biosensor Platform that we license, in the APAC Region. In the next four years we intend on developing the platform to its full capacity testing across the following diagnostic modalities. Immunology, Hormones, Chemistry, Tumour markers and Nucleic Acid tests.

The COVID-19 pandemic will not simply go away and we believe it will remain with us for many decades. Development of an improved antibody assays to detect prior infection with SARS-CoV-2 has been identified as one of the top unmet needs in the ongoing COVID-19 pandemic response. Precise knowledge of SARS-CoV-2 infection at the individual level can potentially inform clinical decision-making, whereas at the population level, precise knowledge of prior infection, immunity, and attack rates (particularly asymptomatic infection) is needed to prioritize risk management decision-making about social distancing, treatments, and vaccination (once the latter two become available). If saliva can support measurements of both the presence of SARS-CoV-2 RNA26-28 as well as antibodies against SARS-CoV-2, this sample type could provide an important opportunity to monitor individual and population-level SARS-CoV-2 transmission, infection, and immunity dynamics over place and time.

We anticipate there to be 3 different applications for the foreseeable future:

1.	Population Screening - SARS-CoV-2 antibody testing is urgently needed to estimate the incidence and prevalence of SARS-CoV-2 infection at the general population level. Precise knowledge of population immunity could allow government bodies to make informed decisions about how and when to relax stay-at-home directives and to reopen the economy.
2.	Diagnosis – The COV2 Biosensor test can be used as a complement to the (RNA) virus detection tests for patients presenting late after symptoms onset to healthcare facilities and where virus detection tests are negative despite strong indications of infection. In addition, they can potentially be used for informing the decision on discharge of patients who recovered from SARS-CoV-2 infection but remain RNA-positive by RT-PCR for a long time after symptoms have subsided. The degree of protective immunity conferred by or correlated with the antibodies detected in subjects with past SARS-CoV-2 infection is still under investigation. Once this is clarified, the COV 2 antibody tests could be, together with the (RNA) direct virus detection, an essential tool in de-escalation strategies. Currently antibody tests are used for sero-epidemiological surveys and studies.
3.	Post vaccination screening - To assess the degree of the elicited potent antigen-specific antibody responses, to COV2 vaccines when developed and administered to humans.

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We believe our COVID test will have significant advantages and we anticipate it will be a ground-breaking development in the management of COVID19.

Based on a recent paper publicly available and authored by the team at Johns Hopkins Department of Environmental Health and Engineering, Bloomberg School of Public Health, results indicate it is feasible to accurately measure the salivary IgG response to identify individuals with a prior SARS-CoV-2 infection. A saliva-based approach could serve as a non-invasive approach for accurate and large-scale SARS-CoV-2 “sero”-surveillance.

A saliva antibody test can greatly increase the scale of testing—particularly among susceptible populations—compared to blood and could clarify population immunity and susceptibility to SARS-CoV-2. The team at John Hopkins further demonstrated in the laboratory that when saliva was collected ≥10 days post symptom onset, the anti-SARS-CoV-2 IgG assay detects SARS-CoV-2 infection with 100% sensitivity and 99% specificity. In addition, the team demonstrated that the temporal kinetics of SARS CoV-2-specific IgG responses in saliva are consistent with those observed in serum and indicate that most individuals seroconvert approximately 10 days after COVID-19 symptom onset or approximately two weeks post-presumed infection.

By utilizing the biosensor platform for detecting COV2 we expect to have lower detection limits, improve on sensitivity and specificity characteristics of current diagnostic methods, be able to provide real time results at the point of care and provide quantitative results as opposed to negative or positive which is how other POCT report the results.

Accurate and scalable point-of-care (POC) tests for the diagnosis of COVID-19 would increase the scope for diagnosis to be made in the community and outside the laboratory setting They would have the potential to reduce the time to obtaining an actionable result, could support early identification of those with COVID-19 and could also support appropriate use of isolation resources, infection control measures, and recruitment into clinical trials of treatments.

The Saliva Glucose Biosensor

The SGB uses saliva to measure glucose non-invasively. When the SGB interacts with saliva, an electrochemical reaction is initiated that produces an electrical signal directly correlated to the amount of glucose present in the saliva. This measurement is then converted into a real-time saliva glucose reading by a software app on a smart device or a dedicated smart reader for those that do not possess a compliant and compatible smart device. The reading may then be stored in our proprietary cloud-based digital information system.

Figure 8: Using the Saliva Glucose Biosensor (for illustration purposes only)

The APAC Region includes over 164 million people living with diabetes, which accounts for 38% of the world’s diabetic population. Rapid urbanization, unhealthy diets and increasingly sedentary lifestyles have resulted in ever increasing rates of obesity and diabetes across the region. The following table shows the countries and territories constituting the APAC Region, where we will introduce, market and launch the biosensor:

Country / Territory
Australia
New Zealand
Japan
Singapore
Malaysia
South Korea
Indonesia
Philippines
Bangladesh
Taiwan
China
Hong Kong
Thailand
Vietnam
Other Asia countries
South Pacific region (18 nations)

Figure 9: The APAC Region

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Self-testing blood glucose monitors were introduced to the market in the 1970s and, since then, the method of glucose self-monitoring has not meaningfully changed. The industry remains dominated by invasive methods that ultimately use blood or interstitial fluid to measure glucose. We believe the methodology of the SGB represents a breakthrough in glucose monitoring as it represents the only non-invasive, painless and cost-effective saliva-based method of measuring glucose levels. The biosensor technology has been developed over several decades of university-based scientific research and has been extensively referenced in scientific literature. For more detail on this research, see “—The Saliva Glucose Test.”

The SGB is an organic transistor, which in its structure embeds the glucose oxidase enzyme (referred to as “GOX”). When the single-use SGB interacts with saliva it initiates an electrochemical reaction, producing an electrical signal directly correlated to the amount of glucose present in the saliva. This measurement is then converted into a real-time saliva glucose reading, through the biosensor app installed on a smart device or a dedicated reader.

The patent protected SGB is able to detect glucose in saliva at concentrations between 8 and 200 µM and exhibits linear glucose sensing characteristics at these concentrations, sensing glucose at levels 100 times lower than blood.

In our development of the SGT, we aim to go beyond the innovation of changing the sampling medium from blood to saliva, and further create value for the patient and the payers by decreasing the cost of managing diabetes, improving the outcomes of the disease and providing convenience in testing methodology. This will be achieved by directly transferring the SGB reading from the smart device or dedicated reader to our proprietary digital information system, which is cloud-based to enable every patient the option to create their own medical record where the SGB results will be uploaded.

Our digital information system is intended to be interfaced to an artificial intelligence system and will be able to, at the patient’s or authorized care giver’s direction, disseminate patient data to a remote caregiver, a service for consultation or to any other individual with whom the patient chooses to share his or her glucose level measurements. We believe patients and payers will be able to leverage our digital information system to decrease cost and improve outcomes and convenience.

The SGB drives economic value beyond the revenue stemming from the sale of the SGB units – it also allows for monetization and the creation of separate revenue streams from the patient network and other data that resides within our digital information system, by way of the following:

●	Data usage. The usage of the data, and the analysis and interpretation of the data, to improve patients’ conditions and leveraging this insight to improve patient care.

●	Safe data sharing. The provision of data sharing services between users/patients, authorized care givers and authorized medical practitioners.

●	Data collection. The collection of anonymized data, its aggregation with other data from multiple sources and multiple health devices and its combination with non-health data.

We plan to leverage this usage, safe sharing and collection of data in the following four revenue-generating channels:

1.	Direct Monetization Channel. This channel focuses on the development of revenue based on commercial relationships for the use of anonymized and compliant information derived from data generation. These services may include, but will not be limited to:

●	Fee for service, per performed action by pharma, or other commercial partner.

●	Subscription, regular recurring payments for continued access to service.

●	Prescription, value acknowledged by payer reimbursement per active user.

●	Third party coverage, other industry/retail players pay fee for their own customers.

●	Risk sharing/profit sharing, success-based payment models.

●	Advertising, third party ads tailored to demographic data leveraging characteristics unique to channel.

●	Added value for GBS brand loyalty.

2.	Commercial Adjacencies Channel. This channel focuses on the development of revenue from data generated through patient engagement and market insights from a clinical and medical perspective. These services may include, but will not limited to:

●	Medical – Generation of Patient Reported Outcomes, or “PROs.”

●	Data – Market insights, clinical trial recruitment for third parties, e.g., pharmaceutical companies or clinical research organizations.

●	Consumer – e-commerce platform, third party customer care, advertising.

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3.	Product and Service Bundles Channel. This channel focuses on ancillary revenue generated through bespoke service opportunities across the industry, for example, by working with insurers to develop products that integrate the usage of testing as part of their service offering. These services may include, but will not be limited to:

●	Over-the-counter model.

●	Bundle payment model with insurance subsidy.

●	Pay for outcomes model.

4.	Core Operations Synergy Channel. Through combining the data generation with the use of artificial intelligence, we expect to have a deep insight into our customer base, providing a high level of customer insight. It is expected that this insight will drive a high customer retention levels and generate a considerable number of broader revenue opportunities through direct and specific interaction with our customer base. These opportunities may include, but will not be limited to:

●	Direct access to customers for better experience in customer care.

●	Peer learning and support to decrease customer care resource commitment.

●	Direct market and customer insights (including better understanding of customer journey).

●	More customer data for targeted marketing & marketing impact monitoring.

●	New cost effective, digital marketing channel enabling agile marketing approach.

●	PRO data to support unique marketing claims.

●	Higher engagement, customer loyalty and customer lifetime value.

●	Consumer driven innovation and customer involvement in development.

●	Involvement in testing & refining to develop demand-oriented products rapidly.

●	Easy and fast clinical evaluation recruitment.

●	PRO to support regulatory approval/ market access for platform tests under development.

The SGB has been under continuous development for over six years, first by the University of Newcastle, Australia, then by the Licensor and us. The SGB development program is currently at the validation stage, which is Phase 5 of development of the SGB as illustrated in the diagram in Figure 20 in “Business.” This stage involves implementation of the clinical evidence module, which incorporates the commercial production of the investigative biosensor devices to commence the clinical evaluation of analytical performance of the device and generate the clinical evidence necessary to gain regulatory approval. This stage also involves making the regulatory submissions and obtaining approval, and is the final stage prior to product launch. Accordingly, we have engaged Emergo Global Consulting LLC, a clinical research and regulatory consulting firm specializing in high tech medical device development, and commenced the regulatory approval process in various jurisdictions in the APAC Region. We also have reached an agreement in principle to engage Cambridge Consultants Ltd. as advisors on our commercial scale manufacturing program.

On May 1, 2020, our parent company, Life Science Biosensor Diagnostics Pty Ltd (“LSBD”), filed a submission with the FDA for the Saliva Glucose Biosensor Diagnostic Test, currently in development as a point-of-care test intended to replace blood glucose testing for diabetes management. Following the 513(g) submission to the FDA (Submitted May 01, 2020), it was determined that the company could seek the De Novo application pathway for the Saliva Glucose Biosensor Diagnostic Test, we were appointed an expert contact person, Acting Branch Chief from the Diabetes Diagnostic Devices Branch. We have further commenced planning discussions with the FDA Office of In Vitro Diagnostics and Radiological Health and the Office of Product Evaluation and Quality pertaining to the clinical development and study plan of the Saliva Glucose Biosensor. LSBD have completed the supplier evaluation process and identified a suitable partner to implement the clinical plan once approved by the FDA. We expect to leverage synergies from the approval process with the FDA within the Asia Pacific region, where China has the highest number of people with diabetes. We will first seek regulatory approval with the NMPA of China. However, we intend to apply for regulatory approval in each jurisdiction across the APAC Region. Recently, we entered into non-binding memoranda of understanding with two large distributors in China, which express our intent to enter into definitive agreements to collaborate on the manufacture, regulatory approval, and distribution and sale of, and the medical affairs, marketing, and identification of strategic opportunities for, the SGB in China.

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The SGB is manufactured using modified reel-to-reel printing technology that was developed at the Australian National Fabrication Facility. See Figure 10 below for a depiction of reel-to-reel printing. This technology allows mass volume printing at a low cost. Previous research published in the journal Solar Energy Materials and Solar Cells has shown that the cost of manufacture of printed organic electronic devices (like the SGB) using mass volume printing is $7.85 per square meter, with an uncertainty of 30%. The size of the printed biosensors is approximately one square centimeter, resulting in a manufacturing cost per biosensor of approximately $0.001.

Figure 10: Biosensor manufacture at the Australian National Fabrication Facility

We anticipate that the non-invasive nature of saliva-based glucose testing will make patients more amenable to glucose monitoring, with the expected result of increasing the number of times a patient tests per day. The data generated by the SGB, combined with the interface of the smart device or dedicated reader with our digital information system and the artificial intelligence feedback, will allow the patient to achieve better glucose control through a practical understanding of lifestyle factors that affect glucose levels, thereby helping prevent or delay diabetes complications and ultimately personalizing diabetes management. See Figure 11 below.

Figure 11: Our digital information system (for illustration purposes only)

The proceeds generated from this offering will accelerate and enhance the establishment of our business across the APAC Region.

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The IQ Group Global

The iQ Group Global is a group of companies engineered specifically to facilitate the advancement of bioscience research and development through the efficient deployment and integration of capital resources and customized financial instruments with advanced research development tools that enable the competent translation from a preclinical research and development model in the laboratory to a therapeutic drug in the clinic. The iQ Group Global incorporates four stock exchange listed Australian companies:

●

The iQ Group Global Ltd (“TIGG”) (previously iQnovate Ltd) (NSX:IQG) is a scientifically driven life science asset management organization. It has strong organic research and development capability. This enables TIGG to conceptualize, source, validate and commercialize biotechnology assets that have potentially disruptive outcomes, thus advancing human health.

●	iQX (NSX:IQX) is a listed investment and funds management company specializing in the life science sector. Its team includes investment managers, physicians and scientists who are committed to eradicating disease through capital investment. iQX Investment Services Pty Ltd, a wholly owned subsidiary, is the holder of the Australian Financial Services License. It is the fund manager for the iQ Series 8 Life Science Fund. The Fund is now closed and invested in the areas of biotechnology innovations.

●	FarmaForce (ASX:FFC) is a contract sales organization that provides results-driven pharmaceutical sales and patient support solutions to the Australian healthcare market.

●	iQ3Corp (ASX:IQ3) is a boutique life science corporate finance and advisory firm, providing services exclusively to life science companies and advising them on their most critical strategic corporate decisions, including initial public offerings, capital raising, restructurings and recapitalizations, M&A and corporate strategy.

●	Clinical Research Corporation, or “CRC,” provides strategic clinical development and medical affairs services to the bioscience industry throughout the entire drug development life cycle.

●	iQ Capital is an early stage United States-based investment banking business dedicated to raising capital for the biosciences sector.

●

Life Science Biosensor Diagnostics Pty Ltd (referred to as the “Licensor”) is a subsidiary of both The iQ Group Global Ltd (81% ownership) and iQX (19% ownership). The Licensor owns the worldwide rights to the Biosensor Platform technology, including the rights licensed to us. The Licensor currently owns 99.1% of our outstanding shares of common stock and will own a majority of our outstanding common stock after this offering.

Our Products

Biosensor Platform Technology

The “Biosensor Platform” on which the SGB is based is a modified Organic Thin Film Transistor, or “OTFT,” architecture. Figure 12 below illustrates the basic OTFT structure that consists of a source and drain electrode, a semiconducting layer, a gate electrode, an optional separation (or dielectric) layer, all printed on a substrate material and superimposed by a polyelectrolyte membrane/enzyme layer onto which the analyte is placed. The layered biosensor architecture and fabrication allows the recognition element within the biosensor to be exchanged.

Figure 12: OTFT architecture - SBG

The sensing principle for the COV2 Test is the same as the Salivary Glucose Test, amperometric: target biomolecules generate an electrical current that is detected by the transistor. The major difference is that only the GOX layer is substituted with an alternative layer containing a different recognition element, in this case the COV2 Protein that enables the detection of COV2 antibodies. The underlying layers of the Organic Thin Film Transistor (OTFT) remain unchanged. Hence this significantly simplifies our development effort to make a blood and saliva based COV2 diagnostic test.

Therefore, the glucose oxidase (“GOX”) element of the biosensor used to detect glucose in the case of the SGB can be substituted with antibodies specific to cancer biomarkers, immunological tests, hormones and other biomarkers.

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The Saliva Glucose Test

In our research and development pipeline, the diagnostic test at the most advanced stage is the SGT. It is contemplated and intended that this will be the first test to launch in market. The SGT consists of:

●	the SGB – a single use disposable saliva biosensor, and

●	software app on a smart device or a dedicated reader that interfaces the SGB with our digital information system.

Figure 13: The Saliva Glucose Test (for illustration purposes only)

The Saliva Glucose Biosensor

The SGB was invented at the COE at the University of Newcastle, Australia. Patents for the SGB technology have been granted in the United States (9,766,199) and China (ZL201380022888.2). The core innovative characteristic of the SGB is the sensitivity of the glucose biosensor that enables it to detect glucose in saliva at concentrations between 8-200 µM and exhibits linear glucose sensing characteristics at these concentrations, sensing glucose at levels 100 times lower than in blood.

Figure 14: The Saliva Glucose Biosensor Strip Biosensor

The SGB interacts with the glucose in the saliva and initiates an electrochemical reaction, producing an electrical signal directly correlated to the amount of glucose present in the saliva. This measurement is then converted into a real-time saliva glucose reading, through the software app installed on a smart device or a dedicated smart reader. The data may then be transferred to our digital information system coupled with an artificial intelligence system, which will provide the patient with personalized healthcare advice enabling a practical understanding of lifestyle factors that may affect their glucose levels.

The SGB utilizes the GOX enzyme for signal generation. The enzyme acts on glucose, triggering a series of reactions that yields two protons (i.e., electrical current) for each interaction with a substrate molecule. The biosensor therefore produces an electrical current (i.e., signal) that is proportional to the concentration of glucose in the sample. The GOX enzyme is well-suited for monitoring glucose levels and it has been used extensively in commercially available products. Its mode of action, including the direct signal correlation with the amount of glucose, has been reviewed in numerous scientific journal articles, including in Biosensors and Bioelectronics, International Journal of Biochemistry & Cell Biology and Journal of Diabetes Science and Technology. Additional scientific journal articles in Applied Physics Letters have described the biophysical characterization of the SGB and further support the claim that its signal directly correlates with the glucose concentration in the sample.

The direct correlation between glucose concentration and sensor signal is independent of the type of sample under examination (i.e., blood or saliva). The use of saliva as a meaningful proxy for estimating blood glucose level is supported by extensive scientific literature that has investigated the physiological glucose concentration in both biological fluids and overwhelmingly reported a strong correlation, including in articles published in independent journals such as the Journal of Obesity, the Journal of International Oral Health, the Journal of Clinical and Experimental Dentistry, the Journal of Oral Biology and Craniofacial Research, Diabetes & Metabolic Syndrome, the Journal of Biological Regulators and Homeostatic Agents and Diabetologia, among others. However, a few isolated articles have reported finding no significant correlation, including articles in the Journal of Clinical and Diagnostic Research and Journal of Oral Science. Overall, we believe there is abundant clinical evidence in independently reviewed scientific literature that saliva can be utilized as a non-invasive alternative to blood to monitor glycemic status in diabetic patients.

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The basic OTFT structure (see Figure 15 below) consists of a source and drain electrode on a semiconducting material which is itself separated from a third gate electrode by a thin insulating layer. The COE has pioneered the fabrication of these novel biosensors based on integrating biomolecules, such as enzymes, directly into the architecture of organic transistors; producing electronic devices with both high sensitivity and high specificity for the target analyte. In these biosensors, a molecular recognition element can simply be integrated directly into the device structure, and in the case of the SGB, the recognition element is GOX.

Figure 15: The OTFT Structure

High quality OTFTs have been routinely fabricated at the materials node of the Australian National Fabrication Facility. The COE has pioneered the fabrication of novel biosensors based on integrating biomolecules, such as enzymes, directly into the architecture of organic transistors; producing electronic devices with both high sensitivity and high specificity for the target analyte and in this case, glucose.

The development of an intermediate device that communicates to the smart device has been completed. The intermediate device emulates a glucometer, providing the mechanical and electrical interfaces to receive and power the SGB as well as the required circuitry for accurately reading the amperometric signals. We intend to transfer the responsibilities of the intermediate device to the SGB. A possible route to achieve this technical aim is to leverage near-field-communication, or “NFC,” tags, available off the shelf and routinely used in consumer electronics, to power the SGB and implement the communication protocol. NFC tags are compatible with flexible electronics and widely used in “internet of things” applications in view of their low cost. We believe that NFC tags suitable for integration with the SGB can be purchased for approximately $0.10 per tag, even at low volumes. The cost of electronic components is well known to significantly reduce as volume increases. Due to the large expected volumes of the SGB, we believe it is reasonable to assume that the cost of suitable NFC tags will be viable and less than $0.04.

The Licensor owns patents in Australia, China and the United States protecting the following technological claims of the SGB: the architecture of a biofunctional organic thin film transistor device comprising a gate electrode, a dielectric layer, a partially-organic semiconducting layer, a source electrode, a drain electrode, a substrate and an enzyme; the method for producing the organic thin film transistor device; and the method for determining the concentration of a compound in a sample by interpreting the amperometric signals generated by the device. The Chinese and the United States patent belong to the same patent family, originating from the Australian patent. As such, all of the patents relate to identical technology claims.

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History and Background of the Saliva Glucose Biosensor

The SGB leverages the decades of history of all-polymer printed OTFTs. Through the research conducted at COE, this OTFT technology has been transformed into a medical device and expected to conform to the highest medical device standards globally. Figure 16 below shows the research and development journey of the biosensor from 1997 to 2018.

Figure 16: Development history of the Saliva Glucose Biosensor

The SGB is based on a modified OTFT architecture incorporating GOX as the recognition element. It has been demonstrated that the SGB exhibits linear glucose sensing at concentrations of 8-200 µM (micro molar) offering a saliva-based test for diabetic monitoring and diagnosis.

Fundamentals of the biosensor technology have been well-characterized and have deep scientific foundations. Since their invention in 1947, transistors have dominated the mainstream microelectronics industry. Field Effect Transistors, or “FETs,” are a class of transistor in which the current between a pair of source and drain electrodes separated by a semiconductor is controlled by a voltage applied to a third electrode known as the gate. The gate electrode is separated from the source-drain region by a thin (~100 nm) insulating dielectric region and thus is coupled to the semiconductor. By altering the bias voltage applied to the gate region, the source-drain region can be altered from conducting to insulating and thus the device can be turned on or off. Importantly, the presence of a relatively small number of charges on the gate electrode alters the flow of a great many charges between the source and drain electrodes. Accordingly, the FET acts as a switch as well as an amplifier.

The SGB integrates another scientific discovery known as organic electronic polymers. This work, which was conducted in the 1970s, focused on the development of doped polyacetylene. Historically conductive polymers can also be traced back to the early 1960s. Conductive polymers have several advantages over other organic conductors with regard to their processability and hence their use is becoming increasingly widespread. The polymers that show the most promise in this area are based on the polythiophene structure. The flexible nature of these polymers allows them to be processed into almost any desired shape or form, making them attractive for the low-cost production of flexible electronic circuits, such as FETs.

The first demonstrated combination of FETs and organic electronic polymers was in the solid-state OTFT developed in 1986 using polythiophene (an organic electronic polymer) as the semi-conducting layer, with a similar device being reported in 1988. The performance of OTFTs in comparison with conventional silicon-based transistors has been considered encouraging and they have already been used in applications in logic circuits or as the driving elements in active matrix displays. Biosensor fabrication based on organic electronics is also well-established, primarily driven by the appealing features offered by these materials such as flexible and adjustable chemical properties, and room temperature operation.

One of the most attractive features of organic electronics is the potential for flexible low-cost fabrication. A common feature of early OTFTs was the use of silicon as the substrate material, and thus since these hybrid devices are not truly all-polymer-based they do not offer all the advantages with respect to fabrication. In the world of sensors, the vast majority of previous scientific research and subsequent technological implementation of organic sensors has involved electrochemically grown films exhibiting performance levels that are, in most cases, inadequate for real applications. Solution-processed polymers, on the other hand, offer the greatest potential for the fabrication of low-cost electronics since they can be easily processed as liquids, unlike the organic crystals and short chain oligomers which are typically vapor deposited. Combining these unique material properties with low-cost techniques, such as ink-jet or reel-to-reel printing, offers the ability to rapidly produce disposable printed electronic circuits.

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The first all-polymer printed OTFT was reported in 1994. OTFTs are an exciting class of devices within the organic electronics field. The prospect of low cost organic electronic modules incorporating OTFTs fabricated at low temperatures using low energy techniques is very attractive. Low temperature solution-based processes, such as ink-jet printing, allow for compatibility with flexible substrates, upon which it would be impossible to fabricate conventional electronics. In addition, conducting polymers can be synthesized in a laboratory without using rare or expensive materials.

Other Tests Based on the Biosensor Platform

As discussed above, the architecture of the Biosensor Platform allows the recognition element of the biosensor to be exchanged. Accordingly, the GOX element used to detect glucose in the case of the SGB can be substituted with antibodies specific to SARS-CoV-2, cancer biomarkers, immunological tests, hormones and other biomarkers. The substitute recognition element will generate an electrical current signal that is detected in a manner identical to the SGB. Given the underlying sensing mechanism is unaltered, we believe the technical risk associated with the development of other tests for biomarkers other than glucose is low.

We have commenced the development of a pilot research and development program with the COE at the University of Newcastle to include tumor markers, immunology and hormones, as indicated in Figure 17 below.

Figure 17: The Biosensor Platform

Following the launch of the COV2T, it is intended that the SGT, the Prostate Specific Antigen test, the Peanut Kernel Allergen test and the Luteinizing Hormone test will launch subsequently. The development effort for these biomarkers is presently in the Phase 1 of development as in the diagram in Figure 20 in “—Performance Testing, Current State of Development and Next Steps for the SGB,” which is the definitional stage and encompasses the shortlisting of the best recognition element candidates and identification of the ideal bio-conjugation methods for immobilization on the sensor surface and optimal printing process. In the longer-term, it is contemplated to develop the nucleic acid analytical tests on the Biosensor Platform to be offered as professional point of care tests.

Performance Testing, Current State of Development and Next Steps

Preliminary Analytical Performance Testing

Regulatory Approval COV2 Test (“COV2T”)

For the COV2T we intend to use the section 564 of the Federal Food, Drug and Cosmetic (FD&C) Act, that there is a public health emergency that has a significant potential to affect national security or the health and security of United States citizens living abroad, and that involves a novel (new) coronavirus (nCoV) first detected in Wuhan City, Hubei Province, China in 2019 (2019-nCoV). The virus is now named severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), which causes the disease COVID-19.

On the basis of this determination, the Secretary of HHS has subsequently declared that circumstances exist justifying the Emergency Use Authorization (“EUA”) of in vitro diagnostics for the detection and/or diagnosis of COVID-19 (February 4, 2020), personal respiratory protective devices (March 2, 2020), and other medical devices, including alternative products used as medical devices (March 24, 2020), for use during the COVID-19 outbreak pursuant to section 564 of the Act and subject to the terms of any authorization issued under that section.

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The criteria for issuance of EUA are the following:

●	Serious or life-threatening disease
●	Evidence of effectiveness the “may be effective” standard for EUAs provides for a lower level of evidence than the “effectiveness” standard that FDA uses for product approvals. FDA intends to assess the potential effectiveness of a possible EUA product on a case-by-case basis using a risk-benefit analysis, If, based on the totality of the scientific evidence available, it is reasonable to believe that the product may be effective for the specified use, FDA may authorize its emergency use, provided that other statutory criteria for issuing an EUA also are met.

Risk-Benefit Analysis

A product may be considered for an EUA if the Commissioner determines that the known and potential benefits of the product, when used to diagnose, prevent, or treat the identified disease or condition, outweigh the known and potential risks of the product.

In determining whether the known and potential benefits of the product outweigh the known and potential risks, FDA intends to look at the totality of the scientific evidence to make an overall risk-benefit determination. Such evidence, which could arise from a variety of sources, may include (but is not limited to): results of domestic and foreign clinical trials, in vivo efficacy data from animal models, and in vitro data, available for FDA consideration. FDA will also assess the quality and quantity of the available evidence, given the current state of scientific knowledge.

No Alternatives

For FDA to issue an EUA, there must be no adequate, approved, and available alternative to the candidate product for diagnosing, preventing, or treating the disease or condition. A potential alternative product may be considered “unavailable” if there are insufficient supplies of the approved alternative to fully meet the emergency need. A potential alternative product may be considered “inadequate” if, for example, there are contraindicating data for special circumstances or populations (e.g., children, immunocompromised individuals, or individuals with a drug allergy), if a dosage form of an approved product is inappropriate for use in a special population (e.g., a tablet for individuals who cannot swallow pills), or if the agent is or may be resistant to approved and available alternative products.

Submission of an IND or IDE is not required for potential EUA products, although FDA anticipates that many unapproved products for which an EUA is requested will already be under evaluation through such mechanisms. In fact, human data derived in the course of studies conducted under an IND or IDE may help to support an FDA conclusion that the available evidence is adequate to support an EUA consistent with the statutory criteria for issuance.

Commercialization

It is the company’s intent to introduce and launch the test globally, through assignment of a sublicense and or distributors agreements. The development path will follow the geographical regulatory path, beginning by the North American Markets.

The Saliva Glucose Biosensor has been designed and developed to meet the ISO 15197:2013 standard and we intend to seek regulatory approval under the specifications of this standard. The parameters assessed during this evaluation are as in Figure 18 below.

Figure 18: Regulatory approval criteria

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The research team at the University of Newcastle, in order to benchmark the performance of the biosensor prototype systems, compared it with the partial requirements of the ISO standard ISO 15197:2013. This standard dictates the analytical standards and performance evaluation of a blood-glucose monitoring system for self-testing in managing diabetes mellitus. The standard dictates that at least 95 % of results for a given system have to be within ± 15 mg/dL at glucose concentrations less than 100 mg/dL and within ± 15 % at glucose concentrations greater than or equal to 100 mg/dL.

Artificial saliva was prepared based on the most widely used Fusayama Meyer solution consisting of 11 different glucose concentrations of 0, 0.18, 0.36, 0.9, 1.8, 3.6, 9.01, 18.02, 36.04, 90.1, 180.2 mg/dL. Only the first seven concentrations are clinically relevant in saliva (0 – 9.01 mg/dL)3. However, at this stage of product development we wanted to assess the dynamic range of the biosensor to 20-fold of the upper physiological range (9.01 mg/dL)3. The concentration range of greater than 9.01-180.2 mg/dL is not clinically relevant criteria for glucose in saliva.

The results of the 116 prototype biosensors that were assessed for precision and accuracy by implementing the ISO standard are demonstrated in Figure 19.

In Figure 19, the orange solid lines represent the acceptable upper and lower limits for variation between the actual and measured result. The difference between actual and measured glucose concertation from 0mg/dL to 9.01mg/dL (the upper limit of the physiologically relevant range in saliva) is displayed in blue.

In conclusion, from the 116 devices assessed 110 devices (94.8%) met the blood glucose ISO standard in relation to the adapted system accuracy (i.e. 95 % of the measured results must fall within ± 15 mg/dL at glucose concentrations less than 100 mg/dL).

We believe the deficiency of the 6 prototype devices that failed to meet the ISO standard is attributable to the previously non-validated manual printing process of the biosensors, rather than a biosensor technology deficiency. Currently the biosensor is now in the design transfer to a quality-controlled manufacture phase, standardizing the automated processes, and characterization procedures which will eliminate such manufacturing deviations in the released biosensor product format. Regardless, 110 prototype sensors in this test performed at a level to allow compliance with the ISO standard.

It is important to note that the ISO standard references blood glucose monitors rather than salivary glucose monitors so a direct application of the standard here is not entirely practical.

Figure 19: Test results for precision and system accuracy

Current Stage of Development

The SGB has been under continuous development for over six years, first by the University of Newcastle, Australia, then by the Licensor and us. The SGB is at advanced stages of development and is expected to achieve market launch within 18 months following this offering. Below is a development chart that highlights the stage of development of the SGB.

Figure 20: Current stage of development

3 Nayak, M., Gupta, S., Sunitha, J., Dawar, G., Sinha, N., & Rallan, N. (2017). Correlation of salivary glucose level with blood glucose level in diabetes mellitus. Journal Of Oral And Maxillofacial Pathology, 21(3), 334. doi: 10.4103/jomfp.jomfp_222_15

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From a regulatory filing and intended use perspective, the SGB is intended to be used as a point of care self-test, indicated for the management of diabetes and non-adjunctive to blood glucose testing for diabetes treatment decisions. Through the regulatory process we intend to demonstrate that the SGB detects trends and tracks patterns aiding in the detection of episodes of hyperglycemia and hypoglycemia, facilitating both acute and long-term therapy adjustments.

We anticipate NMPA approval within 13 months of this offering. This accelerated timeline is due to the non-invasive nature of the device and the availability of a prioritized approval process under the NMPA’s Special Approval Procedure of Innovative Medical Devices, which went effective on December 1, 2018 and encourages technical innovation of medical devices and offers an expedited approval process.

We are completing Phase 4 of development as in the diagram above, which is design transfer to manufacturing. We are translating the design into a manufacturable device in preparation of review by the NMPA. More specifically, in this phase we are:

●	installing production and test equipment, and commencing qualifications;

●	establishing component stock levels in preparation for the validation and clinical production builds;

●	approving all components from suppliers as ready for use;

●	preparing software for final validation; and

●	establishing manufacturing capacity as ready to perform first production.

We also have commenced Phase 5, which is validation. We are testing the completed design as a system and assessing if the product developed meets the user requirements established in Phase 1. We will confirm by examination and provision of objective evidence that the particular requirements for a specific intended use can be consistently fulfilled. We also are implementing the clinical evidence module, which incorporates the commercial production of the investigative biosensor devices to commence the clinical evaluation of analytical performance of the device and generate the clinical evidence necessary to gain regulatory approval. More specifically, in this phase we:

●	have completed production and test system validation;

●	have completed the design validation using pre-defined test protocols and pass/fail criteria;

●	will perform clinical evaluations; and

●	will obtain regulatory approvals.

In Phase 6, which is release, we anticipate releasing the product through a Controlled Market Release, or “CMR.” All activities conducted during any CMR are aimed at marketing and positioning messages. Production and deployment issues will be monitored, and plans prepared for their resolution or handover. Issues may be handed over to the management team that will take over the ongoing management of the product.

In Phase 7, which is ongoing production, post-market surveillance activities will be undertaken to determine the acceptance of the product in the field and to identify any potential long-term issues that may need to be addressed. Design and process changes will be assessed to determine what development deliverables from previous phases require updating or repeating, i.e. input requirements, verification or validation activities. Phase 7 will last until the product is made obsolete and replaced by a new version as part of our lifecycle management.

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Development Strategy

The following chart below shows the anticipated development of our products over the 48 months following the completion of this offering.

Figure 21: Anticipated development of products

Regulatory Approval

As mentioned above, it is intended that regulatory approval for the SGT will be achieved within 13 months of this offering. We have engaged Emergo Global Consulting LLC, a clinical research and regulatory consulting firm specializing in high tech medical device development, and commenced the regulatory approval process in China and other jurisdictions in the APAC Region.

Regulatory requirements for submission are dictated by Section 8.3 of the ISO 15197:2013 in most jurisdictions in the APAC Region. Specifically, the standard requires 150 diabetic subjects representing different ages, genders and education levels to be enrolled into the clinical study. The successful completion of any clinical testing for the SGB, or other testing that we may be required to undertake in the future, will be subject to:

●	the conduct of performance testing in accordance with regulatory requirements; and

●	performing clinical evaluations on our anticipated schedule and consistent with regulatory standards and protocols.

We will be responsible for obtaining requisite regulatory approvals in the jurisdictions of the APAC Region, initially engaging the NMPA in China. We do not yet have the necessary regulatory approvals to put to service the SGB or any other product in the APAC Region.

Manufacturing

The facilities required for the fabrication of these OTFT devices are all in place at the Australian National Fabrication Facility, which we have used for fabrication and testing. The Australian National Fabrication Facility utilizes state-of-the-art cleanroom Class 1000 (ISO Class 6) standards and fabrication facilities, which are international quality standards. These facilities will be extensively used, and we anticipate they can also be used for initial manufacturing and charged under a cost recovery basis.

We have reached an agreement in principle to engage Cambridge Consultants Ltd. as advisors on our commercial scale manufacturing program. Furthermore, we are in discussions to manufacture in Hong Kong where we might be eligible for certain financial incentives offered by the Hong Kong Government. For example, the Hong Kong Government established a $2 billion re-industrialization funding scheme to subsidize manufacturers to set up smart production lines in Hong Kong and allocating $2 billion for building manufacturing facilities required by the advanced manufacturing sector in industrial estates.

Inherent in the manufacturing process is a separate calibration process that is batch dependent and ensures analytical performance quality control. Further to this an authenticity validation process verifies that the biosensor is authentic or otherwise flags a device.

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Market Penetration and Quality of Life Study

Our market strategy will be to switch users from the current finger-lancing capillary blood test product to our SGT through:

●	increasing patient compliance;

●	building “share of voice” with key opinion leaders and physicians, through the design and administration of a 20,000-person PRO study;

●	developing an early stage website to educate and create market awareness while engaging with future users;

●	creating “share of voice” for the SGT in the APAC Region;

●	creating market awareness among patients through various promotions; and

●	partnering with patient diabetes associations and sponsoring patient support groups across the APAC Region.

Figure 22: Market penetration study

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This early strategy is designed for the biosensor to be validated by the physicians and health care professionals through the generation of evidence. We expect that this data will demonstrate that patients will achieve better glycemic control when using the SGT as compared to conventional blood glucose testing.

Distribution

We intend, assuming the completion of development and regulatory approval, to market and distribute the SGT in the APAC Region. This region consists of:

Jurisdiction	Adults with diabetes (20-79) in 1,000s	Jurisdiction	Adults with diabetes (20-79) in 1,000s
Australia	1,133.00	New Caledonia	46.2
Bangladesh	6,926.30	New Zealand	326.1
Brunei Darussalam	41.1	Niue	0.3
Cambodia	246.2	Palau	2.4
China	114,394.80	Papua New Guinea	639.8
Cook Islands	1.5	Philippines	3,721.90
Federated States of Micronesia	6.1	Republic of Korea	3,465.40
Fiji	81.7	Samoa	7.4
French Polynesia	45.4	Singapore	606
Hong Kong	636	Solomon Islands	43
Indonesia	10,276.10	Taiwan	1,958.00
Japan	7,234.20	Thailand	4,208.60
Kiribati	13	Timor L’Este	32.9
Lao People’s Democratic Republic	115.2	Tokelau	0.2
Malaysia	3,492.60	Tonga	7.3
Marshall Islands	10.6	Tuvalu	1.8
Mongolia	97.8	Vanuatu	16.2
Myanmar	1,399.00	Vietnam	3,535.70
Nauru	1.5	Total	164,771.30

Figure 23: Full list of countries and territories constituting the APAC Region, with adult diabetic population according to the IDF Diabetes Atlas Eighth Edition 2017

We propose to enter into arrangements with distributors to market and sell the SGB. We have entered into an agreement in principle with a medical affairs commercialization company to drive prelaunch activity with the scope to create awareness and build “share of voice” with local referring physicians, diabetes educators, patient associations, government organizations and general practitioners. We also recently entered into non-binding memoranda of understanding with two large distributors in China, which express our intent to enter into definitive agreements to collaborate on the manufacture, regulatory approval, and distribution and sale of, and the medical affairs, marketing, and identification of strategic opportunities for, the SGB in China.

The ideal distributors in the APAC Region will already be geographical market leaders in the self-testing glucose finger prick tests that will market and sell the product across specific regions. Our commercial strategy for distributor selection and appointment includes:

1.	appointment of a global consulting firm to screen the top distributors in each country and the three distributors per province in China;

2.	determining selection criteria that include capability, capacity, volume of test strips currently sold and experience in sector;

3.	defining the time frame to implement a “switch” strategy for distributors to replace the conventional blood glucose testing devices;

4.	appointment of local provincial or regional distributors; and

5.	extension of entire Biosensor Platform to distributors by 2024.

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Our strategy will depend in part on finding qualified distributors for the marketing and sale of our products. We will depend on these distributors’ efforts to market our products. These distributors typically would sell a variety of other, non-competing products and will be expected to devote certain resources to selling the SGB. We expect to devote suitable time and effort to recruiting and retaining qualified third-party distributors and training them in our technology and product offering. We plan to adopt a multiple channel strategy to balance the marketing and sales efforts. Beyond the distribution strategy, there will also be activities in:

1.	online and offline sales and marketing;

2.	offline medico-marketing activities to include conferences, diabetes association support, promotion and demand creation in hospitals; and

3.	compliant E-commerce platform to act as the main distribution channel; and

4.	partnerships with distributors, chain pharmacies, local device platforms and insurers.

Deployment of Middleware and Digital Information System

We expect that our technology will make it easier for a patient to monitor their glucose levels. Accordingly, we anticipate having the potential to collect a greater amount of clinical data from a larger population of patients. This creates the potential to provide significant epidemiologic insights into the disease.

The SGB and our digital information system constitute our healthcare ecosystem, and this becomes a powerful disease management tool to address many of the systemic issues inherent in diabetes management in the APAC Region through:

●	the storage and analysis of patient data generated by the SGB;

●	the dietary and fitness inputs generated by the biosensor app and the output to the user;

●	the connectivity of patients and patient results with health care team or relatives (as per patient requirements);

●	reminders and flagging service for patients;

●	a medium for pharmaceutical companies to implement patient support programs (as per regulatory restrictions); and

●	education services for lifestyle, diet and glucose management.

Beyond the patient, all types of key stakeholders within the health ecosystem have unmet needs which brings digital opportunities to shape the way patients manage the disease enabling further integrations. Our digital information system is being designed to specifications that allow it to connect the patients’ healthcare ecosystem, protecting its privacy at all times, leveraging the software app and cloud as a bridge between patient and health care providers, integrating software with hardware, integrating payors and providers.

Hurdles to Product Launch

There are numerous hurdles required before product launch will be possible, as to which there can be no assurances. Those hurdles include, but are not limited to, the following (which are not necessarily set forth in chronological order):

●	Regulatory Approvals. The research, design, testing, manufacturing, labeling, selling, marketing and distribution of medical devices are subject to extensive regulation by country-specific regulatory authorities, which regulations differ from country to country. We have not yet obtained any regulatory approvals in any jurisdiction. We must obtain all regulatory approvals as will permit the product launch of the SGT as well as any eligible protection of any intellectual property.

●	Clinical Studies. Although we completed performance testing of the biosensor as described in “—Preliminary Analytical Performance Testing,” to date we have conducted limited trials on the SGB. Further studies and trials will be required prior to and in connection with obtaining all regulatory approvals. These studies and trials will have to be successfully completed to obtain approvals in order to market the SGB.

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●	Manufacture and Supply. We currently have fabrication facilities in place at the Australian National Fabrication Facility and are in discussions with various potential parties for sourcing manufacture to scale facilities across the APAC Region. We also have reached an agreement in principle to engage Cambridge Consultants Ltd. as advisors on our commercial scale manufacturing program.

●	Marketing. We are looking for and will depend in part on qualified distributors for the marketing and selling of our products. We will depend on these distributors’ efforts to market our products, yet we will be unable to control their efforts completely. We have not yet executed any distribution agreements in this regard. However, we recently entered into non-binding memoranda of understanding with two large distributors in China, which express our intent to enter into definitive agreements to collaborate on the manufacture, regulatory approval, and distribution and sale of, and the medical affairs, marketing, and identification of strategic opportunities for, the SGB in China.

●	Software. We must conduct software development work to make the biosensor software compatible with existing and potential future smart device platforms. This software work remains to be done.

●	Personnel. In order to introduce and launch our SGT, we will need to attract and retain highly skilled managerial, sales, scientific and technical personnel to advance the product beyond its current development stage.

●	Intellectual Property. While the SGB is patent protected in the United States and China we must remain vigilant to ensure that protection is realized. We will need to assess the eligibility of our intellectual property in the wider jurisdictions of the APAC Region and if possible, implement measures to achieve that protection.

●	Experts. To facilitate completion of the foregoing steps and through a request for proposal global tendering process, we are in the process of engaging consultants, advisors and other experts, including in particular regulatory experts who we have already engaged.

●	Additional Capital. Although we believe that after this offering we will have sufficient capital resources to enable us to continue to implement our business plan and remain in operation for at least the 30 months, we may require additional capital earlier than anticipated. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Glucose Monitoring Industry

The Self-Monitoring of Blood Glucose

Self-Monitoring of blood glucose is the main approach for glucose monitoring and has been used for over 40 years. Currently, self-monitoring of blood glucose is conducted periodically by the patient using a blood glucose measuring device. Blood glucometers require pricking a finger with a lancet and applying a drop of blood on the test strip. The test strip is then inserted into the device which provides a reading of glucose level in blood. Test strips are supplied by the glucometer manufacturer and are generally device-specific, although generic test strips are also available.

Figure 24: Invasive finger pricking for self-measurement of blood glucose

There are more than 100 types of blood glucometers currently are commercially available and they differentiate based on size and weight, cost, data storage capacity, test accuracy, blood sample size and screen visibility (users with poor eyesight may prefer larger screens). Some glucometers also include high-tech features such as:

●	Bluetooth. Some meters have Bluetooth capabilities, allowing data to be transmitted to a smartphone, tablet or computer.

●	USB Port: Many meters allow users to download data to a computer with a USB cable. Some meters plug directly into a computer’s USB port.

These systems, however, still have shortcomings. In addition to the referenced strain on patients, a recent study of commercial blood glucose sensors has shown that of the 34 systems completely assessed, seven systems did not fulfill the minimal accuracy requirements of the ISO standard.

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Continuous Glucose Monitoring

Continuous glucose monitoring is not an alternative to finger prick self-monitoring of blood glucose. Only one system to date has been deemed of equivalent use “as an aid to monitor the effectiveness of diabetes control” or non-adjunctive use. The procedure is invasive and involves the insertion of a glucose biosensor into the subcutaneous tissue layer or the hypodermis. The biosensor, which measures glucose levels in interstitial fluid, is attached to a transmitter that sends signals to either an insulin pump or a portable meter. These devices are generally worn for about one week and require regular calibration through conventional blood glucose detection, about twice a day. While the accuracy of these devices has been an issue, it has improved in recent years. Continuous glucose monitoring can track a patients’ glucose throughout the day and night, notifying the patient of highs and lows so the person can act.

Subcutaneous glucose levels change more slowly than plasma glucose, which can be a restriction to their effectiveness, particularly if glucose levels are changing rapidly. Subcutaneous glucose levels have a time lag compared to blood glucose measurements, and measurements may not always match blood glucose.

Continuous glucose monitoring is commonly used in conjunction with continuous subcutaneous insulin infusion, or “CSII,” which involves a patient wearing an insulin pump and infusion set that infuses insulin into the body. Although pumps are currently manually controlled by the patient, continuous glucose monitoring combined with CSII could potentially be used as part of a closed-loop. CSII is generally restricted to Type 1 diabetics, where the need for ongoing insulin infusion is highest.

Continuous glucose monitoring is mainly used in a limited proportion of diabetics, particularly those concerned about severe, nocturnal hypoglycemia, pregnant women who require meticulous glucose control or those who may not be able to easily administer a self-monitoring test (e.g., those living in remote or hostile environments). However, continuous glucose monitoring is more expensive than traditional self-monitoring of blood glucose and in many cases is not eligible for reimbursement.

Developments in Glucose Monitoring

We believe that there are a limited number of companies developing alternatives to blood-based glucose monitoring. In addition, we believe that a number of universities across the world have a range of saliva-based sensors at very early stages of development.

Emerging approaches to non-invasive glucose monitoring, none of which have reached widespread application, include the following:

●	Optical Transducers. Optical transducers can potentially detect glucose in blood using light of variable frequencies. Different properties of light are used to interact with glucose molecules. The anterior chamber of the eye and the interstitial fluid are two regions where spectroscopic measurement of the reflected or transmitted light can be captured. Some emerging techniques in optical transducers include Kromoscopy, Photoacoustic spectroscopy, OCT, Occlusion spectroscopy, Polarimetry, Thermal infrared, Fluorescence, Raman spectroscopy, MIR spectroscopy, and NIR spectroscopy. Most of these systems are not suitable for point of care testing.

●	Transdermal Transducers. Transdermal transducers can be used to measure glucose. In this case, oxygen supply is not a limiting factor and hence the concentration of glucose can potentially be detected with less interference. Some techniques, such as reverse iontophoresis, demonstrate adequate precision for home-based blood glucose monitoring. The shortcoming of such transducer types is their inability to detect hypoglycemia with a sensitivity of 23% for glucose concentrations. Emerging techniques in transdermal transducers include impedance spectroscopy, skin suction blister, sonophoresis and reverse iontophoresis.

●	Use of Wearable Technologies for Diabetes Management. Several companies are developing wearable devices that are purported to be capable of monitoring glucose and tracking biometrics to monitor health. These devices commonly use the speckle pattern effect, i.e., using changing patterns of scattered light. Some wearable devices also use non-invasive spectrometric process combined with electrical sampling to determine glucose levels in blood using low-cost wavelength specific transmitters and receivers.

Further technologies in development, and their limitations and impediments, include:

●	Lasers: There are safety concerns with long-term use of lasers on the skin and concerns with lag time between glucose levels in the skin and blood glucose levels.

●	Breath-Based Measurements: There are concerns that measuring breath does not accurately correlate with blood glucose levels. In addition, there is the potential for contamination. The technology is not suitable for young children.

●	Tear Sample: There are concerns with lag time between glucose levels in tears and blood glucose levels. Measurements may be affected by the patient’s hydration.

●	Wearable Technology: There are concerns about the reliability of results due to problems with sweat and body temperature, the usability during sporting activities, particularly water sports. There are also problems with skin irritation. The technology is not suitable or practical for children.

●	Ear Lobe or Canal Sensors: The devices are indiscreet and impractical. There are problems with ear wax and reliability of the measurements, especially in children.

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Importance of Glucose Monitoring

One of the main aims of diabetes monitoring and management is to maintain blood glucose levels within a specified target range. Self-monitoring of blood glucose should be part of a regular management plan for patients with diabetes to enable this. Self-monitoring provides information regarding an individual’s dynamic blood glucose profile. This information can help with the appropriate scheduling of food, activity, and medication. It is also required for understanding of the timing of blood glucose variations. Lack of regular self-monitoring predicts hospitalization for diabetes-related complications.

Self-monitoring of blood glucose is an essential tool for people with diabetes who are taking insulin or for those who experience fluctuations in their blood glucose levels, especially hypoglycemia. For patients taking insulin and adjusting their dose, self-monitoring is needed for self-management. For others receiving oral medication, profiling glucose trends and the confirmation of high or low blood glucose can be a useful addendum to successful management.

Self-monitoring of blood glucose aids the management of diabetes by:

●	facilitating the development of an individualized blood glucose profile, which can then guide health care professionals in treatment planning for an individualized diabetic regimen;

●	giving people with diabetes and their families the ability to make appropriate day-to-day treatment choices in diet and physical activity as well as administration of insulin or other agents;

●	improving patients’ recognition of hypoglycemia or severe hyperglycemia; and

●	enhancing patient education and patient empowerment regarding the effects of lifestyle and pharmaceutical intervention on glycemic control.

The role of blood glucose control in preventing the development and progression of complications has been proven in both type 1 and type 2 diabetes, with an especially strong relationship between intensive blood glucose control and complications such as neuropathy (affecting limbs) and diabetic retinopathy (leading to blindness).

Over time, glucose measurements are expected to provide the patient and their health care professionals with the information and insights required to determine the best management strategy for diabetes, potentially minimizing the fluctuations in their glucose levels and resulting in better health outcomes.

The role of blood glucose monitoring and control in preventing the development and progression of diabetes complications has been well established. Studies show that those who properly monitored blood glucose levels had better health outcomes (such as reduced complications of diabetes) compared to those who did not.

For a person with diabetes, however, this daily process is not only painful but can be exhausting, disruptive, frustrating, frightening and consuming, which often leads to poor compliance and poor health outcomes. People with diabetes have reported that stigma is a significant concern to them. This causes tension and anxiety and, because the procedure is perceived as inconvenient and difficult, leads to suboptimal monitoring and poor adherence. Many people with diabetes do not test as often as clinically recommended, increasing the risk of complications. The reasons for under-compliant testing include, but are not limited to:

●	Inconvenience. Patients with single-point finger stick devices must use them several times a day. The patient self-inflicts a painful prick and draws blood to measure blood glucose levels. This process is inconvenient and is often uncomfortable and embarrassing in social situations.

●	Pain. Although the fingertip provides a good site to obtain a blood sample, it also is densely populated with highly sensitive nerve endings. As a result, lancing and subsequent manipulation of the finger to draw blood and multiple finger sticks can be painful.

●	Risk of Infection. Breaking the skin and creating a wound may expose a patient to infection.

●	Difficulty of Use. To obtain a blood sample with single-point finger stick devices, patients generally prick one of their fingertips and squeeze the area to produce the blood sample, with another prick required if insufficient blood volume is first obtained. The blood sample is then placed on a disposable test strip that is inserted into a blood glucose meter. This task can be difficult for patients who have decreased sense of touch and/or clarity of vision, which is not be uncommon for diabetics.

●	Medical Waste. Used needles, lancets and blood strips are medical waste that must be disposed of accordingly.

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Diabetes

Types of Diabetes

Diabetes is the condition in which the body does not properly process food for use as energy. Most of the food we eat is turned into glucose, or sugar, for our bodies to use for energy. The pancreas, an organ that lies near the stomach, secretes a hormone called insulin to help glucose get into the cells of our bodies. When a person has diabetes, the body either does not make enough insulin or cannot use its own insulin as well as it should. This causes sugars to build up in blood. Diabetes can cause serious health complications including heart disease, blindness, kidney failure, and lower-extremity amputations. Self-monitoring of blood glucose is an important component of modern therapy for diabetes and is recommended for people with diabetes by their health care professionals in order to achieve normal levels of glycemia. The types of diabetes are as follows:

Type 1 Diabetes

Type 1 diabetes is caused by an auto-immune reaction where the body’s defense system attacks the insulin-producing cells located in a person’s pancreas. The reason why this occurs is not fully understood. People with Type 1 diabetes produce no insulin. The disease can affect people of any age, but usually occurs in children or young adults. People with this form of diabetes need injections or infusions of insulin every day to control the levels of glucose in their blood. Type 1 diabetes patients constitute approximately 10% of the overall number of patients but are much more extensive users of glucose monitoring systems, as these people with diabetes need to measure their glucose levels over 6 times a day.

When a person has lived with diabetes for many years, a condition known as “Hypoglycemia Unawareness” can occur, affecting approximately 40% of people with Type 1 diabetes. As a result, people with this condition monitor their glucose levels more frequently. It is a major limitation to achieving tight diabetes control and significantly reduces quality of life.

Type 2 Diabetes

Type 2 diabetes accounts for at least 90% of all cases of diabetes. It is characterized by insulin resistance and relative insulin deficiency, either of which may be present at the time that diabetes becomes clinically manifest. The diagnosis of Type 2 diabetes usually occurs after the age of 40 but can occur earlier, especially in populations with high diabetes incidence. Type 2 diabetes can remain undetected for many years and the diagnosis is often made from associated complications or incidentally through an abnormal blood or urine glucose test. It is often, but not always, associated with obesity, which may contribute to insulin resistance and lead to elevated glucose levels. As Type 2 diabetes is a progressive disease, a growing portion of Type 2 diabetes patients use insulin as part of their treatment. Trends such as urbanization, unhealthy diets and reduced physical activity are all contributing lifestyle factors that increase the risk of developing Type 2 diabetes.

Gestational Diabetes

Gestational diabetes is a form of diabetes consisting of high glucose levels during pregnancy. It develops in one in seven pregnancies worldwide and is associated with complications in the period immediately before and after birth. Gestational diabetes usually disappears after pregnancy, but afflicted women and their offspring are at an increased risk of developing Type 2 diabetes later in life. Approximately half of women with a history of gestational diabetes go on to develop Type 2 diabetes within five to ten years after delivery.

Pre-Diabetes

We believe that the SGT also will be able to support patients with pre-diabetes, also called metabolic syndrome. Metabolic syndrome is a combination of medical disorders that increase the risk of developing cardiovascular disease and diabetes. For example, approximately 493 million people in China are understood to have pre-diabetes. This population is typically prescribed with periodic lab-based glucose level testing which requires a doctor visit and typically does not involve the utilization of self-monitoring glucose devices.

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An Epidemic Globally and Across the APAC Region

Diabetes Globally

Diabetes is a global epidemic and the disease is growing rapidly. Some key statistics include:

Figure 25: Key statistics of diabetes

Diabetes Across the APAC Region

APAC has the world’s largest diabetes population, and it continues to grow at a fearsome pace. Rapidly rising rates of diabetes have been seen in previous studies, and according to the latest data, the APAC Region has more than 170 million people living with diabetes, representing 36.6% of the world’s total people with diabetes.

Figure 26: Diabetes Across the APAC Region

A Snapshot of Diabetes in the Main Countries and Territories Across the APAC Region

Australia

Diabetes is one of the biggest challenges facing Australia’s health system today. According to Inkwood Research, 280 Australians develop diabetes every day. Around 1.7 million Australians have diabetes. This includes all types of diagnosed diabetes (1.2 million known and registered) as well as silent, undiagnosed type 2 diabetes (up to 500,000 estimated). 4 Australia is ranked 7th highest in the world for prevalence of type 1 diabetes in children aged 0 to 14 years.5

According to the Baker IDI Heart & Diabetes Institute, the total annual cost for Australians with type 2 diabetes is up to AUS$6 billion including healthcare costs, the cost of care givers and government subsidies. The average annual healthcare cost per person with diabetes is AUS$4,025 if there are no associated complications. However, this can rise to as much as AUS$9,645 in people with complications. For type 1 diabetes, the total annual cost in Australia is AUS$570 million, with the total average annual cost per person being AUS$4,669. The average total annual cost is AUS$3,468 for people without complications; however, this can rise to AUS$16,698 for people with complications.6

New Zealand

Diabetes is the largest and fastest growing health issue in New Zealand. According to the IDF Diabetes Atlas, there are approximately 330,000 people in New Zealand living with diabetes, with over 66,000 of those being undiagnosed7. Diabetes is most common among pacific people, whilst those with European origins see the lowest prevalence of any ethnic group8.

4 Inkwood Research. Asia Pacific Glucose Monitoring System Market 2018-2026, pg. 117

5 Baker IDI Heart & Diabetes Institute. Diabetes: The silent pandemic and its impact on Australia, pg. 3.

6 Baker IDI Heart & Diabetes Institute. Diabetes: The silent pandemic and its impact on Australia, pg. 4.

7 IDF Diabetes Atlas 9th Edition, 2019, pg. 152-153

8 Health Quality & Safety Commission New Zealand. Atlas of Healthcare Variation: Diabetes (Dec, 2019),https://www.hqsc.govt.nz/our-programmes/health-quality-evaluation/projects/atlas-of-healthcare-variation/diabetes/

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Japan

There are 7.4 million adults in Japan who suffer from diabetes.9 The country spent $23.5 billion on diabetes-related healthcare in 2019, which was the fifth highest expenditure in the world that year (ages 20 to 79 years).

The number of medical consultations in Japan is considerable, especially for patients with diabetes. According to the Organization for Economic Co-operation and Development, or “OECD,” health statistics, on average Japanese individuals have a clinical consultation 12.9 times in a single year, versus the OECD average of 6.6 in 2013. With regard to diabetic care, patients on average have a consultation every 33.7 days whereas guidelines across many countries recommend that patients be followed up every three months.10

A substantial increase in diabetes prevalence is expected in Japan during the next few decades, mainly as a result of the aging of the adult population11. Today, roughly 28% of the population is over the age of 6512. By middle of the 21st century, the Japanese Ministry of Health expects this to reach roughly 33%.13 This not only means more elderly people in society but dramatically fewer people to take care of them.

Indonesia

With a population of over 270 million, Indonesia is the world’s fourth most populated country14. Despite relatively low prevalence rate (6.2% including both type 1 and 2 in individuals aged between 20-79), the country is the seventh largest market with 10.7 million diabetic patients in 2019 and expected to grow to 16.6 million by 2045 according the IDF Diabetes Atlas15.

Malaysia

Malaysia has 3.7 million people with known diabetes, a prevalence rate of 16.8%16.

‘The incidence of diabetes in Malaysia has exceeded all previous projections made by the International Diabetes Federation and World Health Organization. From 1996 through to 2011 the rate of growth in the number of patients with diabetes was 80% over the period according to the Ministry of Health Malaysia. If this rate remains unabated by 2020 when Malaysia attains a developed nation status, it is predicted that more than a third of adults above the age of 30 would have developed the disease.’17

Singapore

The prevalence of diabetes in Singapore (14.2% of total population) is significantly higher than the world’s average (9.3% of total population18) according to the International Diabetes Federation. The Ministry of Health believes that about a third of diabetics are not aware of their condition.19

About 1,200 diabetics undergo amputations every year in Singapore, and its rate of lower limb amputation of 28.5 per 100,000 people is the highest among OECD countries.20

South Korea

Approximately 3.7 million South Korean adults have diabetes21. In addition, nearly a quarter of South Korean adults had prediabetes according to a 2016 report by the Korean Diabetes Association.22

‘Diabetes awareness is a key challenge in South Korea, as 3 out of 10 people with diabetes are not aware of their condition, and 2 of 5 people with diabetes (diagnosed and undiagnosed) are not taking any treatment for their condition, according to the 2016 report. Only 9.4% of individuals with diabetes have a comprehensive management to monitor and manage their conditions.’23

China

The economic growth of China has driven lifestyle changes in the Chinese population that have had a major impact on the increased incidence of the disease. China accounts for the fastest growing global market segment. China has, by a significant number, the largest number of people with diabetes. In 2019, according to the IDF Diabetes Atlas24, China alone had a similar number of people with diabetes as the next three largest diabetes markets combined (India, United States and Pakistan). Diabetes related health expenditure in China was $109 billion in 2019 alone, significantly outpacing the previous estimates of $72 billion by 2040.25

9 IDF Diabetes Atlas 9th Edition, 2017, pg. 152

10 BMC Endocrine disorders. Effectiveness of monthly and bimonthly follow-up of patients with well-controlled type 2 diabetes: a propensity score matched cohort study. https://bmcendocrdisord.biomedcentral.com/articles/10.1186/s12902-019-0372-5

11 Charvat H, Goto A, Goto M, Inoue M, Heianza Y, Arase Y, Sone H, Nakagami T, Song X, Qiao Q, Tuomilehto J, Tsugane S, Noda M, Inoue M. Impact of population aging on trends in diabetes prevalence: A meta-regression analysis of 160,000 Japanese adults. J Diabetes Investig. 2015 Sep;6(5):533-42. doi: 10.1111/jdi.12333. Epub 2015 Mar 2. PMID: 26417410; PMCID: PMC4578492.

12 IPSOS: https://www.ipsos.com/sites/default/files/ct/publication/documents/2019-05/briefing-super-ageing-japan.pdf

13 Japanese Ministry of Health, Labour & Welfare. https://www.mhlw.go.jp/english/org/policy/p32-33.html#:~:text=Ministry%20of%20Health%2C%20Labour%20and%20Welfare&text=By%20the%20middle%20of%20the,65%20years%20old%20or%20older.

14 https://data.worldbank.org/indicator/SP.POP.TOTL?locations=ID

15 IDF Diabetes Atlas 9th Edition, 2019

16 IDF Diabetes Atlas 9th Edition 2019

17 Ministry of Health Malaysia. https://www.moh.gov.my/moh/resources/Penerbitan/CPG/Endocrine/3a.pdf

18 IDF Diabetes Atlas 9th Edition, 2019

19Ministry of Health via Straits Times & various other outlets. https://www.straitstimes.com/singapore/health/5-health-screening-for-18-million-singaporeans-letters-out-from-august

20 Singapore Management University. https://www.smu.edu.sg/sites/default/files/smu/news_room/smu_in_the_news/2017/Aug2017/Aug28/20170826-TDY-Singapore-TheBigRead.pdf

21 IDF Diabetes Atlas 9th Edition 2019

22 https://www.diabetes.or.kr/bbs/index.html?code=e_resource&mode=tlist

24 IDF Diabetes Atlas 9th Edition 2019,

25 IDF Diabetes Atlas 9th Edition 2019, pg 57

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The Journal of the American Medical Association identified that out of approximately 99,000 people surveyed in a study, half had pre-diabetes blood glucose levels – abnormally high but not high enough for a diagnosis of diabetes. Approximately 493 million people in China are understood to have pre-diabetes26. These findings indicate the enormity of diabetes as a public health problem in China.

A significant portion of the direct costs of diabetes, and its broader economic impact, arises due to associated complications such as heart disease, kidney disease, amputations, cerebral conditions and blindness – over 70% of patients have at least one complication. A recent study using actual electronic insurance claims data (from 2009-2011) in China found that the average direct cost of treatment ($1,857 per patient) increased significantly with the number of diabetes-related complications up to over $3,000. The average annual cost per patient with at least one hospitalization (about 20% of patients) in a year ($6,301 in 2009) was more than four-fold the costs per patient with only outpatient visits27.

The Digital Healthcare Industry

Across the APAC Region, many countries and territories are experiencing an aging population combined with healthcare infrastructures that have struggled to keep up with the pace of socioeconomic change. This creates significant opportunity to enhance efficiency through digital innovation.

For example, according to the Boston Consulting Group, China’s digital healthcare market is expected to grow considerably in the next few years, with $110 billion expected to be invested in 2020, of which $35 billion is expected to be invested in disease management.

The broad scope of digital health includes categories such as mobile health (mHealth), health information technology, wearable devices, telehealth and telemedicine, and personalized healthcare. Providers and other stakeholders are using digital health in their efforts to:

●	reduce inefficiencies;

●	improve access;

●	reduce cost;

●	increase quality; and

●	make medicine more personalized for patients.

It is widely believed that patients and consumers can use digital health to better manage and track their health and wellness related activities.

This growth in digital healthcare is expected to be driven in large part by solutions to address current inefficiencies and unmet needs in the APAC Region healthcare systems for diabetes sufferers. The promise of digital health – also termed “connected health” – in this context is to:

●	allow for remote diagnosis and monitoring;

●	facilitate self-managed care;

●	deliver care outside traditional settings, with better access at lower cost; and

●	assist chronic disease management to improve population health outcomes.

We believe that the opportunity to unlock substantial savings across the APAC Region’s healthcare value chain is significant. Recently, there appears to have been a significant increase in the use of digital healthcare resources across the APAC Region, such as online patient-doctor communication and consulting services, disease management applications, social networks for medical professionals, and even “internet hospitals” that provide remote diagnostics.

Technology License Agreement

On June 23, 2020, we entered into a certain Technology License Agreement, or the “License Agreement,” with Life Science Biosensor Diagnostics Pty Ltd, or the “Licensor.” The Licensor currently owns 99.1% of our outstanding common stock and will continue to own a majority of our outstanding common stock immediately after this offering.

26 Xu Y, Wang L, He J, et al. Prevalence and Control of Diabetes in Chinese Adults. JAMA. 2013;310(9):948–959. doi:10.1001/jama.2013.168118

27 Huang Y, Vemer P, Zhu J, Postma MJ, Chen W (2016) Economic Burden in Chinese Patients with Diabetes Mellitus Using Electronic Insurance Claims Data. PLoS ONE 11(8): e0159297. https://doi.org/10.1371/journal.pone.0159297

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The License Agreement sets forth our contractual rights and responsibilities relating to the Licensed Products. The “Licensed Products” include: (i) a biosensor strip for antibodies against SARS-CoV-2; (ii) a proprietary smartphone application for the purpose reading, storing, analyzing and providing patient support programs for any one or more of the Indicators for the purpose of measuring the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2); and/or (iii) a dedicated sensor strip reading device for any one or more of the Indicators for the purpose of measuring the amount or concentration of immunoglobulins (IgG, IgM, IgA) specific to severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2).

An “Authorized Supplier” includes us, the Licensor, any of our affiliates or any affiliates of the Licensor, or any third party manufacturer and/or reseller that the Licensor has expressly identified or approved in advance in writing for the purpose of quality control for the supply of Licensed Products to us.

Pursuant to the License Agreement, the Licensor granted to us an exclusive license to the Licensor’s proprietary rights to the biosensor technology used in the Licensed Products, worldwide and solely to:

● act as the authorized party for the purpose of prosecuting the application of, and obtaining any, regulatory approval for the Licensed Product, including being authorized to prosecute the approval for an investigational device required for the purpose of carrying out clinical studies;

● manufacture, promote, market, import, offer, sell and distribute the Licensed Products;

● provide reasonable customer support services on the use of the Licensed Products to end users of, and health care practitioners referring end users to, the Licensed Products;

● use the Licensed Products only for the purposes identified and permitted pursuant to regulatory approval; and

● collect data acquired from the Licensed Products.

We are required to collect and anonymize demographic information about the end users of the Licensed Products and data acquired from the Licensed Products. While the anonymized data will be owned by the Licensor, we will own during the term of the License Agreement the personally identifiable data, including health data, collected by us. In addition, the Licensor will provide us with certain of the data acquired from the Licensed Products. The demographic information and personally identifiable information will be used, following patient consent, as a disease management tool to offer patients value-added services, i.e., personalized education services for lifestyle, diet and glucose management. These services will be in accordance with the applicable local medical codes and regulatory environment. The use of such consensual information will be in accordance with privacy laws of the relevant countries and territories.

The license is non-transferable, non-assignable and non-sublicensable, except that the Licensor will in good faith consider any request by us for any sublicense.

Commencing after the receipt of regulatory approval in a jurisdiction, and the earning of revenue we will be required to pay the Licensor a minimum royalty fee with respect to such jurisdiction for each year, or the “Minimum Royalty,” in four equal quarterly installments. The Minimum Royalty will be 13% of the projected net sales in such jurisdiction for each such year. The projected net sales will be an amount mutually agreed between us and the Licensor for the first such year. For each ensuing year after the first year, the projected net sales will be the number of Licensed Products sold in such jurisdiction in the prior year, as adjusted for the mutually agreed expected market growth. In addition to the expected market growth, there will be an additional growth rate percentage of 7% for each year through the tenth year. In the event of a dispute between us and the Licensor regarding the determination of the expected market growth or the additional growth percentage, the License Agreement provides for resolution by an independent third party. At the end of each quarter, if the quarterly installment of the Minimum Royalty is less than 13% of the actual net sales of Licensed Products in such jurisdiction for such quarter, or the “Actual Royalty,” we will pay Licensor the difference between the quarterly installment of the Minimum Royalty and the Actual Royalty. The royalty fee rate will be reduced from 13% to 3% upon the expiration of the patent portfolio covered by the License Agreement.

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As between us and the Licensor, the Licensor solely owns all right, title and interest to, among other items of intellectual property, the biosensor technology (including any improvements made to the biosensor technology by us), the anonymized data collected by us and any other technology of the Licensor, and all derivations based on, and all proprietary rights in, the foregoing. The Licensor will have the right to decide whether to protect or enforce, and the right to control any action relating to the protection and enforcement of, any of the foregoing intellectual property and proprietary rights.

There is no set expiration date for the License Agreement. However, the exclusivity of the license granted under the License Agreement runs until the expiration of the patent portfolio covered by the License Agreement, which is currently until 2033. We expect that the patent portfolio will be extended as new patents are created throughout product development, thereby extending the exclusivity of the License Agreement. For instance, we expect to seek additional patents in connection with the development of the Prostate Specific Antigen test, the Peanut Kernel Allergen test and the Luteinizing Hormone test. The License Agreement may be terminated by us in the event of a material breach by the Licensor, if the Licensor does not cure the breach within 30 days after receiving notice of the breach; or in the event the Licensor discontinues its business operations or in the case of certain events related to insolvency or bankruptcy. The License Agreement also may be terminated by us at any time after the tenth anniversary of the License Agreement upon 180 days’ prior written notice.

The foregoing is a summary of the terms and provisions of the License Agreement and is qualified in its entirety by the text of the License Agreement a copy of which is filed as an exhibit hereto.

Intellectual Property

Our business depends on the proprietary biosensor technologies licensed by us from the Licensor. The Licensor has secured and continues to pursue intellectual property rights related to this technology in China, the United States and other countries. LBSD has developed a patent portfolio that includes the following patents:

Official Number	Status	Jurisdiction
9,766,199	Granted	United States
ZL201380022888.2	Granted	China
AU2016/050555	Filed	Australia

The original patent application, which claims a priority date of March 2012, has been granted in the United States (9,766,199) and China (ZL201380022888.2). A second international patent application (PCT/AU2016/050555) claiming iterations to the device design has been filed with a priority date of June 2016 and will soon enter national phase in certain jurisdictions, and further patent applications are in preparation. The patents protect the following technological claims of the SGB: the architecture of a biofunctional organic thin film transistor device comprising a gate electrode, a dielectric layer, a partially-organic semiconducting layer, a source electrode, a drain electrode, a substrate and an enzyme; the method for producing the organic thin film transistor device; and the method for determining the concentration of a compound in a sample by interpreting the amperometric signals generated by the device. The Chinese and the United States patent belong to the same patent family, originating from the Australian patent. As such, all of the patents relate to identical technology claims.

We believe that the Licensor intends to aggressively prosecute these patent applications and file further applications, as appropriate, to protect the proprietary biosensor technologies, including improvements thereon, in the United States as well as in the APAC Region, and to take any necessary action to maintain and enforce its patent and other intellectual property rights. There can be no assurance, however, that the Licensor will take such actions, and under the License Agreement, we have no right to compel them to do so. If the Licensor elects not to protect or enforce its intellectual property rights, we would be permitted take action to protect or enforce these rights in the APAC Region, but any such action would be at our cost and expense.

We intend to vigorously protect our intellectual property rights in any technologies owned by us through patents and copyrights, as available through registration in the United States and internationally. We also will rely upon trade secrets, know-how, and continuing technological innovation to develop and maintain our competitive position. We intend to protect any of our proprietary rights through a variety of methods, including confidentiality agreements and/or proprietary information agreements with suppliers, employees, consultants, independent contractors and other entities who may have access to proprietary information. We will generally require employees to assign patents and other intellectual property to us as a condition of employment with us. All of our consulting agreements will pre-emptively assign to us all new and improved intellectual property that arise during the term of the agreement. In addition, we may license additional technologies from the Licensor or third parties. Prior to any further acquisition or licensing of technology from a third party, we will evaluate the existing proprietary rights, our ability to obtain and protect these rights, and the likelihood or possibility of infringement upon competing rights of others.

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The issuance of a patent does not ensure that it is valid or enforceable. The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may be shortened if a patent is terminally disclaimed over another patent or as a result of delays in patent prosecution by the patentee, and a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the United States Patent and Trademark Office in granting a patent.

We conduct our business using the licensed trademark “Glucose Biosensor” and our logo, as well as domain names incorporating either or both of these trademarks. Our trademarks are not registered. We own the domain name glucosebiosensor.com.

Competition

The medical device industry is highly competitive, subject to rapid change and significantly affected by new product introductions and other activities of industry participants. We face potential competition from major medical device companies worldwide, many of which have longer, more established operating histories, and significantly greater financial, technical, marketing, sales, distribution, and other resources. Our overall competitive position is dependent upon a number of factors, including product performance and reliability, connectivity, manufacturing cost, and customer support.

The glucose monitoring industry currently is dominated by blood glucometers that require pricking a finger with a lancet and applying a drop of blood on a test strip. Our major competitors for glucose testing solutions include Bayer, Abbott, and Roche. If approved, we believe that the SGT will compete favorably with our competitors’ products in terms of:

●	Safety, ease of use and utility: Unlike our competitors’ products, the SGT is non-invasive. It provides a simple, pain-free method for testing glucose levels, and avoids the risk of infection that accompanies blood glucose monitoring systems that require a finger prick.

●	Cost: Based on our knowledge of the glucose monitoring industry, and our projections of the cost of manufacturing the SGB as discussed elsewhere in this prospectus, we believe the cost of testing using the SGT will be comparable to the cost of testing using currently commercialized glucose monitoring systems.

●	Data collection and analysis: We anticipate that the non-invasive nature of saliva-based glucose testing will make patients more amenable to glucose monitoring, thus increasing the number of times a patient tests per day. With more data, we expect our digital information system to provide more valuable analysis than our competitors could produce. Furthermore, we are not aware of any competitor that currently offers a comparable information system.

For more information, see “—The Glucose Monitoring Industry” above.

Government Regulation

We operate in a highly regulated industry. Our present and future business has been, and will continue to be, subject to a variety of laws globally regarding quality, safety and efficacy, and governing, among other things, clinical evaluations, marketing authorization, commercial sales and distribution of our products.

Internationally, various regulatory bodies monitor and supervise the administration of pharmaceutical products, as well as medical devices and equipment. Their primary responsibilities include evaluating, registering and approving new drugs, generic drugs and imported drugs; approving and issuing permits for the manufacture, export and import of pharmaceutical products and medical appliances; approving the establishment of enterprises for pharmaceutical manufacture and distribution; formulating administrative rules and policies concerning the supervision and administration of food, cosmetics and pharmaceuticals; and handling significant accidents involving these products. See “Business — Product Development — Next Steps” for a discussion of the regulatory approval process.

We also will be subject to numerous post-marketing regulatory requirements, which may include labeling regulations and medical device reporting regulations, and which may require us to report to different regulatory agencies if our device causes or contributes to a death or serious injury, or malfunctions in a way that would likely cause or contribute to a death or serious injury. We may be subject to further regulations in the areas of import and export restrictions and tariff regulations, duties and tax requirements. In addition, these regulatory requirements may change in the future.

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Employees

In the past, we have utilized for our benefit certain employees of the Licensor, our controlling stockholder. We have not incurred or accrued any financial or other obligations other than certain shared corporate overhead as required in connection with this utilization. We have reimbursed the Licensor for any costs the Licensor incurs on our behalf.

Recently, in anticipation of product commercialization, we have expanded our team. We currently have seven full time employees and two part-time employees. We also rely on the services of contractors, collaborators and consultants. We have assembled an outstanding team of 14 people, including our 9 employees, our scientific advisory board and personnel at the University of Newcastle through a collaboration with the institution, to execute on our mission to create next generation non-invasive diagnostic tools to help patients suffering with diabetes. From time to time, we also contract for various administrative and other services from our controlling stockholder, the Licensor, as required. Our employees, including our management, have extensive experience in the research, development and commercialization of life science assets and are leaders in their respective fields.

Our team, including our employees, contractors and collaborators, comprises multiple cross-functional units, including project management, technical engineering, global supply chain and quality assurance management, legal and compliance, regulatory affairs, medical affairs, design verification, clinical, marketing, system engineering and architect, human resources and finance. We believe our team collectively possesses industry leading capabilities and positions us to build a strong life science company focused on developing next generation non-invasive diagnostic tools for the tens of millions of diabetes patients worldwide.

Facilities

We lease approximately 30 square meters of office space at our headquarters in New York, NY under a monthly lease and approximately 1,000 square meters office space in Sydney, Australia under a sublease. We believe that we will need additional space in New York subsequent to the capital raise to facilitate our planned expansion.

Legal Proceedings

We are currently not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that we believe is not ordinary routine litigation incidental to our business or otherwise material to the financial condition of our business.

Periodic Reporting and Audited Financial Statements

We are registering the securities offered by this prospectus under the Securities Exchange Act of 1934, as amended, and will have reporting obligations, including the requirement to file annual and quarterly reports with the SEC, following this offering. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by an independent registered public accounting firm.

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MANAGEMENT

All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by our Board of Directors and serve at the discretion of our Board of Directors, subject to applicable employment agreements. The following table sets forth information regarding our executive officers and the members of Board of Directors as of the date of this prospectus.

Name	Age	Position(s)
Prof. Steven Boyages	63	Chairman of the Board
Harry Simeonidis	52	Chief Executive Officer, President and Director
Spiro Sakiris	58	Chief Financial Officer
Dr. George Margelis	59	Director
Dr. Tom Parmakellis	52	Director
Prof. Jonathan Sessler	64	Director
Victoria Gavrilenko	38	Director
Jonathan S. Hurd	50	Director
Leon Kempler	68	Director
Christopher Towers	34	Director
Lawrence Fisher	82	Director

Executive Officers

Harry Simeonidis

Mr. Simeonidis has been our President and a member of our Board of Directors since September 2017. Effective January 1, 2020, Mr. Simeonidis has committed as Chief Executive Officer. Mr. Simeonidis has more than 25 years of experience in senior management roles in healthcare, pharmaceutical and life sciences businesses across the APAC Region. Previously, he has been the General Manager of FarmaForce Limited, an Australian company listed on the Australian Stock Exchange. FarmaForce is a contract sales organization serving the Australian pharmaceutical industry. FarmaForce is majority-owned by The iQ Group Global Ltd, which owns a majority of the Licensor. The iQ Group Global Ltd is an Australian life sciences organization that provides intellectual property asset management services and scientific advice to the biopharmaceutical industry. From April 2015 to March 2017, Mr. Simeonidis operated a private consulting firm, offering services predominantly to clients from the healthcare sector in Australia. From 2013 to April 2015, Mr. Simeonidis was General Manager of Surgery, Asia Pacific, at GE Healthcare. From 2003 to 2012, Mr. Simeonidis was the CEO for Australia and New Zealand at GE Healthcare.

We believe Mr. Simeonidis is well-qualified to serve on our Board of Directors due to his extensive experience in the Asia Pacific healthcare industry and his widespread relationships in the healthcare and medical device communities.

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Spiro Sakiris, B.Bus, Dip Law, CA

Mr. Sakiris has been our Chief Financial Officer since April 2019. He is a member of the Institute of Chartered Accounts of Australia & New Zealand. He also has served as the Special Projects Lead at The iQ Group Global since January 2018, and as a registered Series 28 principal with IQ Capital (USA) LLC, a registered broker-dealer with FINRA, since November 2016. Mr. Sakiris will devote substantially all his business time to our operations, and we expect that he will provide services to The iQ Group Global and IQ Capital (USA) LLC only if they do not interfere with his responsibilities to us. From 2013 to December 2017, Mr. Sakiris served as Chief Financial Officer and Chief Operating Officer for listed entities at The iQ Group Global. He worked at Economos Chartered Accountants from 1986 to 2013, which included 23 years as a partner where he was instrumental in the development of the firm’s practice. During his 32 years of experience, Mr. Sakiris has been involved in advising businesses in the areas of accounting and taxation, business advisory, initial public offerings and capital raising, business risks identification and management and business systems designs across many industries, including the application of IFRS and U.S. GAAP for the life science industry. Mr. Sakiris is also well versed in dealings with companies based in overseas jurisdictions such as Asia, Europe and the United States. He is also a registered company auditor experienced in United States reporting under Public Company Accounting Oversight Board in the United States and a registered tax agent in Australia.

Board of Directors

Our business is managed under the direction of our Board of Directors. Our Board of Directors currently consists of Professors Boyages & Sessler, Messrs. Hurd, Towers, Fisher and Simeonidis, Ms. Gavrilenko, Drs. Margelis, Parmakellis and Kempler.

Steven Boyages MB BS PhD

Dr. Steven Boyages is a practicing clinician in endocrinology with more than 30 years’ experience in medicine, including multiple executive positions. Dr. Boyages previously held the position of Chief Executive of the Sydney West Area Health Service (SWAHS), which is now known as Western Sydney Local Health District. Covering a population of 1.2 million people, SWAHS employed more than 15,000 staff and had a gross operating budget of $2 billion, managing $1.6 billion worth of assets. Dr. Boyages has also served as Medical Director for eHealth New South Wales, and was the foundation Chief Executive of the Clinical Education and Training Institute (CETI) New South Wales, Australia, set up to ensure the development and the delivery of clinical education and training across the NSW public health system. Previous to this, Dr. Boyages was the Director of Diabetes and Endocrinology at Westmead Hospital, from 1990 to 1999. During this time, Dr. Boyages’ major achievements were to define the pathophysiology of thyroid hormone deficiency on brain development secondary to iodine deficiency; to develop prevention strategies in iodine deficient communities in China, India, Indonesia and Northern Italy; to define the impact of Growth Hormone excess and deficiency in adults and to develop innovative population health models of care for people with diabetes. Dr. Boyages continues an active research career in a range of fields, but mostly in the pursuit of better models of chronic disease prevention and management. Following this position, Dr. Boyages was the foundation director of the Centre for Research and Clinical Policy in NSW Health in 1999, during which he established the Priority Health Programs (receiving $15 million in funding per annum), doubled the Research Infrastructure Grants Program, established the Quality Branch of NSW Health and was appointed as Clinical Advisor to the Director General to implement the Government Action Plan for Health Reform. Additionally, Dr. Boyages was instrumental in establishing and securing funding for the NSW biotechnology strategy, BioFirst, a $150 million investment.

We believe that Dr. Boyages is well-qualified to serve on our Board of Directors due to his medical expertise and research and development experience.

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George Margelis, MB BS, M.Optom.

Dr. Margelis has been a member of our Board of Directors since June 2019. He is a medical practitioner who has been deeply involved in technology for the last 30 years. In 2019, he was appointed independent chair of the Aged Care Industry Information Technology Council in Australia. Since November 2013, he also has been a board member and the medical advisor of Multicultural Care, an aged care provider in Sydney. In June 2013, he was appointed an Adjunct Associate Professor at the University of Western Sydney with the TeleHealth Research & Innovation Laboratory. From July 2013 to August 2018, he served as a member of Ignition Labs, a start-up incubator in the health space, where he acted as a mentor and adviser to selected start-ups, assisting them in developing their initial products and taking a small initial investment. From 2005 to 2011, he was Health Industry Lead ANZ at Intel, and then General Manager Asia-Pacific at Intel-GE Innovations as it spun off in 2011. In 2014, he returned to Intel serving as its Health & Life Sciences Lead until 2016. During this time he also acted as senior adviser to HIMSS, the international peak body for health technology, and as Asia Pacific chair of the Continua Alliance, an industry consortium for developing interoperability standards for health technology products that was later renamed the Personal Connected Health Alliance. From 2002 to 2005, he was Chief Information Officer of Macquarie Health Corporation, a private hospital group, and also managed an innovative software development team at Macquarie that produced a number of online health applications. In 2014 he was appointed to the IT in Aged Care Hall of Fame for his work in the use of technology in aged care. Dr. Margelis originally trained as an optometrist with a Master’s degree from the University of New South Wales, Australia and later graduated from the University of Sydney with a Bachelor of Medicine and Bachelor of Surgery.

We believe that Dr. Margelis is well-qualified to serve on our Board of Directors due to his medical expertise and his extensive experience with information technology systems in the healthcare sector.

Tom Parmakellis, M.D.

Dr. Parmakellis has been a member of our Board of Directors since July 2019. He has been a Family Physician since 1994 and a Cosmetic Physician since 1996. Dr. Parmakellis started his early career at the Prince of Wales Hospital in Sydney. He has a wealth of experience gained over the last 25 years as a medical practitioner, including 10 years as a rural medical practitioner where timely diagnosis and point of care testing is of essence. Dr. Parmakellis has a wealth of business experience running and organizing both his family practice and cosmetic practice. He also has business interests and experience in negotiating exclusive distribution rights for internationally recognized medical lasers into the Australian market.  Dr. Parmakellis introduced Laser Hair removal into the Australian market in 1996 and founded Lookfresh Cosmetic Medicine in 2009. In September 2017, Dr. Parmakellis founded SkinLift Ultherapy which offers Ultherapy, a non-surgical face lift. Dr. Parmakellis holds a MBBS from the University of Sydney. Dr. Parmakellis is a fellow of the Royal Australian College of General Practitioners (FRACGP) and a fellow of the Cosmetic Physicians College Australasia (FCPCA). He also trains and educates Australian Registered Medical Practitioners in the Cosmetic Medical Field.

We believe that Dr. Parmakellis is well-qualified to serve on our Board of Directors due to his medical expertise and his extensive experience in providing medical services.

Jonathan Sessler, Ph.D.

Prof. Sessler has been a member of the Board of Directors since November 2019. As a chemistry scientist, Prof. Sessler is well known for his ground-breaking work on expanded porphyrins and their applications to biology and medicine. Obtaining a Bachelor of Science in Chemistry with Highest Honors from The University of California, Berkeley, Prof. Sessler went on to complete his Ph.D. in Organic Chemistry at Stanford University in 1982. Since 1984, Prof. Sessler has been a Professor of Chemistry at The University of Texas Austin, one of the world’s leading basic and applied research facilities, and currently holds The Doherty-Welch Chair. He has received many awards and recognitions throughout his career. In 1991 he co-founded Pharmacyclics, a pharmaceutical research company previously listed on Nasdaq.

We believe that Prof. Sessler is well qualified to serve on our Board of Directors due to his expertise in chemistry and experience with public companies.

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Victoria Gavrilenko

Ms. Gavrilenko has been a member of our Board of Directors since July 2018. She also has served as our Operations Manager since July 2018. From July 2016 until August 2018, Ms. Gavrilenko was the Office Manager at the New York City offices of IQ Capital, which is an affiliate of ours. iQ Capital, a member of The iQ Group Global, is an investment banking business at its initial development stage. It is dedicated to the healthcare sector with services including mergers and acquisitions, equity and debt advisory and strategic advisory. From July 2014 until June 2016, Ms. Gavrilenko was a real estate agent at Centric New York, a boutique agency. From 2010 to 2013 she was an executive assistant to the Chief Executive Officer at John Carris Investments, LLC, a boutique investment banking firm providing financial advisory services. From 2007 to 2009, Ms. Gavrilenko was an executive assistant and contractor liaison at Southern California Steel Inc., a steel fabricator.

We believe Ms. Gavrilenko is well-qualified to serve on our Board of Directors due to her operational experience.

Jonathan S. Hurd

Mr. Hurd has been a member of our Board of Directors since April 2018. He previously served as our Chairman of the Board from August 2018 to November 2019. Mr. Hurd has expertise in broker-dealer and investment advisory regulations and is well versed in FINRA and SEC rules and regulations. Mr. Hurd has served as Founder and CEO at Asgard Regulatory Group, or “Asgard,” since founding the firm in 2008. Asgard provides broker-dealer and investment adviser compliance consulting services to clients both domestically and abroad. Prior to starting Asgard, Mr. Hurd was the Chief Compliance Officer for several financial institutions. His experience involved full-service broker-dealers, investment advisory firms, bank-broker-dealers and mortgage-backed securities. Mr. Hurd also served on the Board of Directors for many of these companies. Prior to working at these financial institutions, Mr. Hurd was a Supervisor of Examiners at FINRA, previously NASD, in the New York District Office. While with FINRA, he supervised routine examinations of FINRA member firms, and conducted large-scale enforcement cases jointly with the Justice Department and Federal Bureau of Investigations. Mr. Hurd also assisted the District Office with its ongoing training of new examiners. In addition, from 2005 to 2011, Mr. Hurd was a Senior Adjunct Professor in the Townsend School of Business at Dowling College, where he instructed MBA students in matters relating to the United States securities markets and financial institutions. He was responsible for introducing students to the subjects of financial derivatives, foreign stock exchange, hedge transactions and risk management. Mr. Hurd is also a Certified Anti-Money Laundering Specialist (CAMS) and holds the Series 7, 24, 27, 53, 57, 63, 66, 79 and 99 licenses as well as his NYS Life and Health Insurance licenses.

We believe Mr. Hurd is well-qualified to serve on our Board of Directors due to his substantial experience in corporate finance, his expertise in the regulation and functioning of securities markets and his widespread relationships in the financial industry.

Leon Kempler, AM

Mr. Kempler has been a member of our Board of Directors since October 2019. His business career involved large scale projects in the IT, communication and software industry involving large tier one companies in Australia. For more than five years, he has owned and managed a portfolio of investment companies that invest in property and the stock market. He also holds several honorary roles, including: Chairman of the advisory council of the National Science and Technology Centre – Questacon since 2003; National Chairman of the Australia-Israel Chamber of Commerce since 1987; and Director of Wonderment Walk Victoria, International, and Chairman and Director of ADSone Group Pty Ltd. In 1998, Mr. Kempler received a Medal of the Order of Australia from the Governor General of his tireless efforts and contribution for furthering Australia-Israel bi-lateral trade and relations. In 2018, Mr. Kempler was awarded the Member of the Order of Australia, or “AM,” from the Governor General for his significant services to the community through contributions to national cultural institutions, charitable, education and children’s medical foundations. Mr. Kempler holds an Honorary Doctorate of Science from Deakin University and fellowships from Monash University, Technion Institute of Science and the Hebrew University of Jerusalem.

We believe that Mr. Kempler is well-qualified to serve on our Board of Directors due to his extensive experience as a business leader and his reputation in the Asia Pacific business community.

Christopher Towers  BSc CPA

A Certified Public Accountant with 12 years’ experience in auditing, accounting, and financial reporting in previous roles held at PricewaterhouseCoopers and Pall Corporation, Mr. Towers chairs the Audit Committee for GBS Inc. Christopher Towers is EVP, Chief Accounting Officer and Principal Financial Officer of Newtek Business Services Corp (NASDAQ:NEWT). His expertise includes auditing, SEC reporting, US GAAP, experience in leading equity & debt raisings, due diligence on business mergers & acquisitions, SOX compliance, FP&A, treasury, and tax. He holds a Bachelor of Science from Hofstra University and is a member of the American Institute of Certified Public Accountants.

We believe that Mr. Towers is well-qualified to serve on our Board of Directors due to his extensive experience and expertise in in financial reporting to capital markets and an understanding of compliance and the audit process.

Lawrence Fisher

A securities lawyer in New York City for more than 40 years, Lawrence is a graduate of Columbia College and Columbia University Law School, and a Research Fellow of the London School of Economics. Lawrence has extensive experience representing public companies and investment banking firms in connection with Initial Public Offerings. During his career, Lawrence was a partner at Orrick, Herrington & Sutcliffe law firm for 11 years and at Kelley, Drye & Warren law firm for 10 years, and Parker, Chapin & Flattau, serving on all firms’ Executive Committees. Lawrence has held various Board positions, including Financial Federal Corporation (NYSE), National Bank of New York City and Viking Energy Group.

We believe that Mr. Fisher is well-qualified to serve on our Board of Directors due to his extensive experience as a lawyer in the field of capital markets and will assist with understanding the legal and compliance issues pertaining to publicly listed companies.

Scientific Advisory Board

We have assembled a scientific advisory board with expertise in biology for medical applications. The members of our scientific advisory board have made significant scientific contributions in their individual fields. Members of our scientific advisory board provide strategic advice to us in fields pertinent to the SGT and applicable technology and perform such other services as may be mutually determined by us and the scientific advisory board member. Our scientific advisory board will meet on an as-needed basis, based on our need for advice in their fields of expertise from time to time. We have not entered into agreements with the members of our scientific advisory board, and they are under no obligation to devote any specific amount of time or effort to our business. We have not established any compensation arrangements for the members of our scientific advisory committee.

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Paul Dastoor, Ph.D., Professor in Physics

Dr. Dastoor is a Professor in Physics in the School of Mathematical and Physical Sciences and the director of the Centre for Organic Electronics at the University of Newcastle in Australia. He received his B.A. degree in Natural Sciences from the University of Cambridge in 1990 and his Ph.D. in Surface Physics, also from the University of Cambridge, in 1995. After completing his doctorate, he joined the Surface Chemistry Department at British Steel in 1994 before taking up his present appointment at the University of Newcastle in 1995. He was an EPSRC Visiting Research Fellow at Fitzwilliam College, Cambridge, UK in 2002 and a Centre for the Central Laboratory Research Councils Visiting Research Fellow at the Daresbury Laboratory, Cheshire, UK from 2004 to 2005. His expertise covers surface analysis, electron spectroscopy, thin film growth, organic electronics, organosilane chemistry, polymer films, atom beam optics and microscopy and medical devices. His research can be grouped in three main areas: (1) Helium Atom Microscopy, (2) Polymer Adsorption on Metal Surfaces and (3) Organic Electronic Devices. Helium Atom Microscopy Atomic scattering from surfaces has matured into a unique analytical technique for the study of formation of thin film structures.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Harry Simeonidis has attended to the Company’s business on a full-time basis since January 1, 2020 as Chief Executive Officer and President. Neither the Company nor Mr. Simeonidis anticipate any conflict with his time or responsibilities to the Company from his Non-Executive Directorship at FarmaForce Ltd. given that the nature of the business activities of FarmaForce Ltd. does not conflict with that of the Company.

Director Independence

Our Board of Directors has determined that Mr. Hurd, Mr. Kempler, Dr. Margelis, Dr. Parmakellis, Mr. Towers, Mr. Fisher and Professors Boyages and Sessler would each be considered an “independent director” under the Nasdaq listing rules, which is defined generally as a person other than an executive officer or employee of ours who does not have a relationship that, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our independent directors together constitute a majority of our full Board of Directors. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our amended and restated by-laws and corporate governance guidelines will provide our Board of Directors with flexibility to combine or separate the positions of chairperson of the Board of Directors and Chief Executive Officer.

Although management is responsible for the day to day management of the risks we face, our Board of Directors and its committees will take an active role in overseeing management of our risks and have the ultimate responsibility for the oversight of risk management. The Board of Directors will regularly review information regarding our operational, financial, legal and strategic risks. Specifically, senior management will attend periodic meetings of the Board of Directors, provides presentations on operations including significant risks, and will be available to address any questions or concerns raised by our Board of Directors.

In addition, we expect that committees will assist the Board of Directors in fulfilling its oversight responsibilities regarding risk. The Audit Committee will coordinate the Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures, related party transactions and code of conduct and corporate governance guidelines and management will regularly report to the Audit Committee on these areas. The Compensation Committee will assist the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. When any of the committees receives a report related to material risk oversight, the chairperson of the relevant committee will report on the discussion to the full Board of Directors.

While we have decided not to seek an exemption as a “controlled company” from the corporate governance rules of the NASDAQ Global Market, and therefore will be bound by the same corporate governance principles as other public companies, our decision not to rely on the “controlled company” exemption could change. Although we do not anticipate changing our decision, for so long as a majority of our outstanding common stock is held by the Licensor (or by any other stockholder or group of stockholders), we could choose to rely on this exemption in the future to avoid complying with certain of the NASDAQ Global Market corporate governance rules, including the rules that require us to have a board comprised of at least 50% independent directors, to have board nominations either selected, or recommended for the board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors and to have officer compensation determined, or recommended to the board for determination, either by a compensation committee comprised solely of independent directors or by a majority of the independent directors. Any decision to rely on the “controlled company” exemption will be disclosed in our annual proxy statement.

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Board Committees

Prior to the closing of this offering, our Board of Directors will have three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. Each of the Audit Committee, Compensation Committee and Nominating Committee will have a written charter, which will be available on our corporate website.

Audit Committee

We have established an Audit Committee of the Board of Directors, which consists of Mr. Fisher, Mr. Towers and Dr. Parmakellis, each of whom is an independent director under the Nasdaq listing standards applicable to audit committees. Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. The Audit Committee’s duties, which are specified in the Audit Committee charter, include, but not be limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board of Directors whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Audit Committee Financial Expert

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Compensation Committee

We have established a Compensation Committee of the Board of Directors which consists of Mr. Hurd, Dr. Margelis, and Dr. Parmakellis, each of whom is an independent director under the NASDAQ Stock Market listing standards applicable to compensation committees. The Compensation Committee’s duties, which are specified in our Compensation Committee charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our principal executive officer’s compensation, evaluating our principal executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our principal executive officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NASDAQ Stock Market and the SEC.

Nominating Committee

We have established a Nominating Committee of the Board of Directors, which will consist of Mr. Hurd, Dr. Margelis and Dr. Parmakellis, each of whom is an independent director under the NASDAQ Stock Market listing standards applicable to nominating committees. The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The Nominating Committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board of Directors. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. Though the nominating committee does not have specific guidelines on diversity, it is one of many criteria considered by the nominating committee when evaluating candidates. The Nominating Committee does not distinguish among nominees recommended by stockholders and other persons.

Code of Ethics

Prior to the closing of this offering, we will adopt a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The full text of our code of business conduct and ethics will be posted on our corporate website and is filed as an exhibit to this registration statement. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our corporate website or in filings under the Exchange Act.

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Limitation of Directors Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation will limit the liability of our directors to the fullest extent permitted by Delaware law.

We propose to purchase director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our amended and restated certificate of incorporation and by-laws also will provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated by-laws will further provide that we will indemnify any other person whom we have the power to indemnify under Delaware law. In addition, we intend to enter into customary indemnification agreements with each of our officers and directors.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Compensation

To date, none of our non-employee directors have been paid any amount as compensation for serving on our Board of Directors. Upon the closing of this offering, our non-employee directors will be entitled to cash fees of $30,000 (plus $10,000 each for the Chairman of the Board and Financial Expert/Chair of the Audit Committee) in cash per year of service on our Board of Directors. Service rendered on any of the committees of the Board do not entitle our non-employee directors to any additional compensation.

We may in the future make equity grants to our non-employee directors, although we presently have established a plan or other arrangement to do so. Ms. Gavrilenko, who is an employee of ours, commenced receiving a salary of $45,000 in cash per year for her services as our Operations Manager in July 2018. Ms. Gavrilenko also is eligible to receive benefits available generally to our employees.

The following table sets forth compensation paid to each director who is not a named executive officer (as described below) and who served during the period ended June 30, 2020.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Victoria Gavrilenko	—	45,000	(1)	45,000

(1)	Consists of salary paid to Ms. Gavrilenko for her services as our Operations Manager.

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EXECUTIVE COMPENSATION

During the period from our inception to June 30, 2018, we did not pay any compensation to our executive officers. Since the fiscal year ending June 30, 2019, certain of our executive officers commenced receiving compensation from us.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our named executive officers during the fiscal year ended June 30, 2020. Our named executive officers for such fiscal year were Harry Simeonidis, our President, Dr. Jean-Claude Becker, our former Chief Operating Officer and Executive Vice President, and Spiro Sakiris, our Chief Financial Officer.

Name and Principal Position	Salary ($)	All Other Compensation ($)		Total ($)
Harry Simeonidis Chief Executive Officer and President	157,487	49,296	(1)(2)	206,785
Dr. Jean-Claude Becker Former Chief Operating Officer and Executive Vice President	62,500	—		62,500	(3)
Spiro Sakiris Chief Financial Officer	194,706	31,925	(1)(4)	226,631

(1)	Includes contributions that are mandatory in Australia to a retirement fund, known in Australia as a superannuation fund, for each of Mr. Simeonidis and Mr. Sakiris, currently at the rate of 9.5% of salary and wages.
(2)	Includes director fees paid to Mr. Simeonidis ($26,278). Commencing on July 1, 2019, Mr. Simeonidis began earning an annual salary of $102,000, in addition to annual directors’ fees of $30,000. From January 2020, the annual salary was increased to $220,998, after he assumed full time role of Chief Executive Officer and President
(3)	Amounts paid to Dr. Becker are invoiced as consultant fees and are grouped in general and administrative expenses in our consolidated financial statements included elsewhere in this prospectus.
(4)	Includes monthly automobile allowances totaling ($13,428) paid to Mr. Sakiris.

Employment and Related Agreements

During the fiscal year ended June 30, 2019, we entered into an employment agreement with each of Messrs. Simeonidis and Sakiris. Mr. Simeonidis’ and Mr. Sakiris’ employment agreements provide for them to serve as President and Chief Financial Officer, respectively, of our majority-owned subsidiary, and in accordance with their agreements, we require them to serve as our President and Chief Financial Officer, respectively, without any additional compensation.

Dr. Becker served as our Chief Operating Officer pursuant to an offer letter from us, until his employment with us ended in November 2019. Dr. Becker has continued to serve on our Board of Directors until he resigned on 23 June 2020.

Messrs. Simeonidis and Sakiris

Since his appointment as full time Chief Executive Officer / President of the company effective January 1st, 2020, Mr. Simeonidis currently receives an annual salary of $220,998. Mr. Sakiris receives a current annual salary of $199,027. These are in accordance with their employment agreements with GBS Pty Ltd.

In addition, each of Mr. Simeonidis and Mr. Sakiris is eligible to receive an annual bonus of up to 20% of his gross base salary, of which 50% will be based on meeting company objectives and the remainder will be based on meeting mutually agreed employee objections or as otherwise determined by the company. We also make certain contributions that are mandatory in Australia to a retirement fund for each of Mr. Simeonidis and Mr. Sakiris, known in Australia as a superannuation fund, currently at the rate of 9.5% of salary and wages. We will provide an annual automobile allowance to Mr. Sakiris of $13,726 and an annual car allowance to Mr. Simeonidis of $16,471.

Mr. Simeonidis also receives annual directors’ fees of $28,861.

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Mr. Simeonidis’ employment agreement is terminable on three months’ notice and Mr. Sakiris’ employment agreement – on one month’s notice either by our subsidiary or by the executive upon one months’ notice. However, we may terminate either executive without notice if he engages in serious or willful misconduct, is seriously negligent in the performance of his duties, commits a serious or persistent breach of his employment agreement, brings our company into disrepute or is convicted of a criminal offense.

Each employment agreement contains provisions protecting our confidential information and intellectual property. Each employment agreement also contains provisions restricting each executive’s ability to compete with us during his employment and for a period of up to six months thereafter in a specified geographic region. The non-compete provisions will generally impose restrictions on inducing our employees to leave our employment or soliciting clients of our company. Pursuant to each employment agreement, each executive must devote all of his time, attention and skill to the performance of his duties, and neither executive may engage in any other business outside The iQ Group Global without our prior written consent.

Dr. Becker

Dr. Becker’s employment contract expired and accordingly he resigned from all positions with the Company effective June 23rd 2020.

Superannuation Fund

As required by Australian law, we contribute to standard defined contribution superannuation funds on behalf of all our Australian employees at an amount required by law, currently 9.50% of each such employee’s salary. Superannuation is a compulsory savings program whereby employers are required to pay a portion of an employee’s remuneration to an approved superannuation fund that the employee is typically not able to access until they are retired. We permit employees to choose an approved and registered superannuation fund into which the contributions are paid.

2019 Equity Incentive Plan

Prior to the closing of this offering, we intend to adopt the 2019 Plan, which will become effective as of the date we complete this offering. The 2019 Plan will be approved by our controlling stockholder.

The purpose of the 2019 Plan is to enable us to offer our employees, officers, directors and consultants whose past, present and/or potential future contributions to us have been, are, or will be important to our success, an opportunity to acquire a proprietary interest in us. The various types of incentive awards that may be provided under the plan are intended to enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business.

Administration

The 2019 Plan is administered by the Board of Directors or by a committee of the Board. In this summary, references to the “committee” are to the committee administering the plan or, if no such committee is designated, the Board of Directors. The committee will be comprised solely of “non-employee” directors, as defined in Rule 16b-3 under the Exchange Act, as amended. Upon the closing of this offering, the 2019 Plan will be administered by the Compensation Committee. Subject to the provisions of the plan, the committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

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Stock Subject to the 2019 Plan

Assuming the 2019 Plan Proposal is approved, 500,000 shares of our common stock will be available for issuance under the 2019 Plan. Shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the 2019 Plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the exercise price or tax withholding liability associated with the stock option exercise, the shares surrendered by the holder or withheld by us will not be available for future award grants under the plan.

Under the 2019 Plan, in the event of a change in the number of shares of our common stock as a result of a dividend on shares of common stock payable in shares of common stock, common stock forward split or reverse split or other extraordinary or unusual event that results in a change in the shares of common stock as a whole, the committee shall determine whether such change equitably requires an adjustment in the terms of any award in order to prevent dilution or enlargement of the benefits available under the plan or the aggregate number of shares reserved for issuance under the plan.

Eligibility

We may grant awards under the 2019 Plan to employees, officers, directors, and consultants of us or our subsidiaries or affiliates who are deemed to have rendered, or to be able to render, significant services to us or our subsidiaries or affiliates and who are deemed to have contributed, or to have the potential to contribute, to our success. An incentive stock option may be granted under the plan only to a person who, at the time of the grant, is an employee of ours or our subsidiaries. Based on the current number of employees and consultants of ours and on the current size of the Board of Directors, we estimate that approximately 16 individuals are eligible for awards under the 2019 Plan.

Types of Awards

Options. The 2019 Plan provides both for “incentive” stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code,” and for options not qualifying as incentive options, both of which may be granted with any other stock based award under the plan. The committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of all shares of common stock with respect to which incentive stock options are exercisable by a participant for the first time during any calendar year (under all of our plans), measured at the date of the grant, may not exceed $100,000.

An incentive stock option may only be granted within 10 years from the effective date of the 2019 Plan. An incentive stock option may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of our stock.

Subject to any limitations or conditions the committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of common stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in our securities or in a combination of the two.

Generally, stock options granted under the plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable, during the holder’s lifetime, only by the holder, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative. However, a holder, with the approval of the committee, may transfer a non-qualified stock option by gift to a family member of the holder or by domestic relations order to a family member of the holder or may transfer a non-qualified stock option to an entity in which more than 50% of the voting interests are owned by family members of the holder or the holder.

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Generally, if the holder is an employee, no stock options granted under the plan may be exercised by the holder unless he or she is employed by us or one of our subsidiaries or affiliates at the time of the exercise and has been so employed continuously from the time the stock options were granted. However, in the event the holder’s employment is terminated due to disability or normal retirement, the holder may still exercise his or her vested stock options for a period of 12 months, or such other greater or lesser period as the committee may determine, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Similarly, should a holder die while employed by us or one of our subsidiaries or affiliates, his or her legal representative or legatee under his or her will may exercise the decedent holder’s vested stock options for a period of 12 months from the date of his or her death, or such other greater or lesser period as the Board or committee may determine, or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated for any reason other than death, disability or normal retirement, the stock option will automatically terminate, except that if the holder’s employment is terminated by us without cause, then the portion of any stock option that is vested on the date of termination may be exercised for the lesser of three months after termination of employment, or such other greater or lesser period as the committee may determine but not beyond the balance of the stock option’s term.

Stock Appreciation Rights. Under the 2019 Plan, we may grant stock appreciation rights to participants who have been, or are being, granted stock options under the plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash, or we may grant them alone and unrelated to an option. In conjunction with non-qualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. In conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of the incentive stock options. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right in tandem with a stock option will not affect the number of shares of common stock available for awards under the plan. In such event, the number of shares available for awards under the plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.

Restricted Stock and Restricted Stock Units. Under the 2019 Plan, we may award shares of restricted stock and restricted stock units. Restricted stock units are the right to receive at a future date shares of common stock, or an amount in cash or other consideration determined by the committee to be of equal value as of such settlement date, in accordance with the terms of such grant. The committee determines the persons to whom grants of restricted stock or restricted stock units are made, the number of shares to be awarded, the price (if any) to be paid for the restricted stock or restricted stock units by the person receiving the stock from us, the time or times within which awards of restricted stock or restricted stock units may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the awards. Restrictions or conditions could also include, but are not limited to, the attainment of performance goals.

The 2019 Plan requires that all shares of restricted stock awarded to the holder remain in our physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. We will retain custody of all dividends and distributions made or declared with respect to the restricted stock during the restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained dividends and distributions. Except for the foregoing restrictions, the holder will, even during the restriction period, have all of the rights of a stockholder, including the right to vote the shares.

A holder of restricted stock units will have no rights of a stockholder with respect to shares subject to any restricted stock unit award unless and until the shares are delivered in settlement of the award, except to the extent the committee provides for the right to receive dividend equivalents.

Other Stock-Based Awards. Under the 2019 Plan, we may grant other stock-based awards, subject to limitations under applicable law that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the plan. These other stock-based awards may be in the form of purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of, or the performance of, one of us or one of our subsidiaries. These other stock-based awards may include performance shares or options, whose award is tied to specific performance criteria. These other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the 2019 Plan or any of our other plans.

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Accelerated Vesting and Exercisability

If any one person, or more than one person acting as a group, acquires the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of our stock, and the Board of Directors does not authorize or otherwise approve such acquisition, then the vesting periods of any and all stock options and other awards granted and outstanding under the 2019 Plan shall be accelerated and all such stock options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all common stock subject to such stock options and awards on the terms set forth in the plan and the respective agreements respecting such stock options and awards, and all performance goals will be deemed achieved at 100% of target levels. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which we acquire our stock in exchange for property is not treated as an acquisition of stock.

In the event of an acquisition by any one person, or more than one person acting as a group, together with acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately before such acquisition or acquisitions, or if any one person, or more than one person acting as a group, acquires the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of our stock, which has been approved by the Board of Directors, the committee may (i) accelerate the vesting of any and all stock options and other awards granted and outstanding under the 2019 Plan, (ii) require a holder of any award granted under the plan to relinquish such award to us upon the tender by us to the holder of cash in an amount equal to the repurchase value of such award, and/or (iii) terminate all incomplete performance periods in respect of awards in effect on the date the acquisition occurs, determine the extent to which performance goals have been met based upon such information then available as it deems relevant and cause to be paid all or the applicable portion of the award based upon the committee’s determination. For this purpose, gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding any provisions of the 2019 Plan or any award granted thereunder to the contrary, no acceleration shall occur with respect to any award to the extent such acceleration would cause the plan or an award granted thereunder to fail to comply with Section 409A of the Code.

Other Limitations

The committee may not modify or amend any outstanding option or stock appreciation right to reduce the exercise price of such option or stock appreciation right, as applicable, below the exercise price as of the date of grant of such option or stock appreciation right. In addition, no option or stock appreciation right with a lower exercise price may be granted in exchange for, or in connection with, the cancellation or surrender of an option or stock appreciation right or other award with a higher exercise price. Non-employee directors may not be granted any awards covering more than 20,000 shares of common stock in any calendar year.

Withholding Taxes

When an award is first included in the gross income of the holder for federal income tax purposes, the holder will be required to make arrangements regarding the payment of all federal, state and local withholding tax requirements, including by settlement of such amount in shares of our common stock. Our obligations under the 2019 Plan are contingent on such arrangements being made.

Term and Amendments

Unless terminated by the Board, the 2019 Plan shall continue to remain effective until no further awards may be granted and all awards granted under the plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only until ten years from the initial effective date of the plan. The Board may at any time, and from time to time, amend the plan or any award agreement, but no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the plan without the holder’s consent.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

●	each of our named executive officers and directors; and

●	all our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the date of this prospectus are counted as outstanding, although such shares are not counted as outstanding for computing the percentage ownership of any other person. The percentage of shares beneficially owned before the offering is computed on the basis of 5,630,000 shares of our common stock outstanding immediately prior to the date of this prospectus. The percentage of shares beneficially owned after the offering assumes the representative does not exercise the option to purchase additional shares to cover over-allotments, but assumes the automatic conversion at the closing of this offering of our Series A Convertible Preferred Stock into 2,810,190  shares of common stock and the automatic conversion at the closing of this offering of the convertible notes issued by our majority-owned subsidiary into 710,548 shares of common stock (at the initial public offering price in this offering of $17.00 and based on $5,133,706 of principal and zero accrued interest outstanding as of September 30, 2020). Unless otherwise indicated, the address of each person listed below is c/o GBS Inc., 708 Third Ave, 6th Floor, New York, New York 10017.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned Prior to Offering	Percent of Common Stock Beneficially Owned After to Offering
Executive officers and directors:
Dr. Steven Boyages	0		0%	0%
Harry Simeonidis	600		*	*
Spiro Sakiris(1)	3,300	(1)	*	*
Jonathan S. Hurd	0		0%	0%
Victoria Gavrilenko	0		0%	0%
Leon Kempler	0		0%	0%
Dr. George Margelis	0		0%	0%
Dr. Tom Parmakellis	0		0%	0%
Prof. Jonathan Sessler	0		0%	0%
Christopher Towers	0		0%	0%
Lawrence Fisher	0		0%	0%
All Executive Officers and Directors as a group (11 persons)	3,900		*	*
Five percent holders:
Life Science Biosensor Diagnostics Pty Ltd(2)	8,551,400		73.53%	52.76%
Anson Investments Master Fund LP(3)	854,370		9.99%	9.99%

*	Less than 1%.

(1)

Mr. Sakiris owns (i) 300 shares of our common stock and (ii) Series A Convertible Preferred Stock that will convert into 3,000 shares of our common stock upon completion of this offering. The number of shares of common stock beneficially owned by Mr. Sakiris does not include 3,000 shares of our common stock that will be issuable during the one-year period commencing on the second anniversary of the consummation of this offering upon the exercise of warrants held by Mr. Sakiris.

(2)

Life Science Biosensor Diagnostics Pty Ltd, which is referred to in this prospectus as the “Licensor,” is an Australian company that is 81% owned by The iQ Group Global Ltd, which is a public Australian company that is 24% beneficially owned by Dr. George Syrmalis,. The remainder of the outstanding shares of The iQ Group Global Ltd are publicly-owned and traded on the National Stock Exchange of Australia. In addition, Dr. Syrmalis is the Chief Executive Officer and one of three members of the Board of Directors of The iQ Group Global Ltd, along with Con Tsigounis and Peter Simpson. Dr. Syrmalis and Messrs. Tsigounis and Simpson may be deemed to share voting and dispositive power with respect to the shares of our common stock held by the Licensor.  Notwithstanding the foregoing, Dr. Syrmalis and Messrs. Tsigounis and Simpson disclaim beneficial ownership over the common stock owned by the Licensor. Dr. Syrmalis is an Australian citizen and resident having an address at Level 9, 85 Castlereagh Street, Sydney NSW 2000. Includes shares of the Company’s common stock issuable upon exercise of 5-year non-transferable warrant to purchase 3,000,000 shares of the Company’s common stock at the exercise price equal to the IPO per unit price.

(3)	Represents shares of the Company’s common stock issuable upon conversion of the Series B Convertible Preferred Stock, subject to 9.99% limitation on beneficial ownership. Anson Investments Master Fund LP holds 2,250,000 shares of the Company’s common stock, and Anson East Master Fund LP holds 750,000 shares of the Company’s common stock. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson Investments”), hold voting and dispositive power over the Common Shares held by Anson Investments. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of Anson Investments is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson East Master Fund LP (“Anson East”), hold voting and dispositive power over the Common Shares held by Anson East. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of Anson East is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

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CERTAIN TRANSACTIONS

Transactions with Affiliates

Set forth below is a description of all material transactions, or series of similar transactions, including proposed transactions, to which we were, are or will be a party, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our executive officers and directors in the ordinary course of business).

We are a 99.1%-owned subsidiary of the Licensor From time to time, we have entered into transactions with the Licensor that have not been negotiated, arranged or otherwise implemented on an arms-length basis. These transactions include in particular the License Agreement and the employee sharing arrangements whereby we have not engaged its own exclusive employees. Nonetheless, since inception all transactions (if any) between us and our officers or directors have been on terms no less favorable than could be obtained from unaffiliated third parties and were unanimously approved by our directors.

We license the SGT for the APAC Region pursuant to the License Agreement with the Licensor. For a detailed description of the License Agreement and considerations relating thereto, see “Business – License Agreement” and “Risk Factors.” The License Agreement requires, among other material provisions, that commencing after the receipt of regulatory approval in a jurisdiction, we will pay the Licensor a Minimum Royalty with respect to such jurisdiction for each year, in four equal quarterly installments. The Minimum Royalty will be 13% of the projected net sales in such jurisdiction for each such year. The projected net sales will be an amount mutually agreed between us and the Licensor for the first such year. For each ensuing year after the first year, the projected net sales will be the number of Licensed Products sold in the prior year, as adjusted for the expected market growth and, for each year through the tenth year, as increased by up to an additional 7%. In the event of a dispute between us and the Licensor regarding the determination of the expected market growth or the additional growth percentage, the License Agreement provides for resolution by an independent third party. At the end of each quarter, if the quarterly installment of the Minimum Royalty is less than the Actual Royalty (13% of the actual net sales of Licensed Products for such quarter) in such jurisdiction, we will pay Licensor the difference between the quarterly installment of the Minimum Royalty and the Actual Royalty. The royalty fee rate will be reduced from 13% to 3% upon the expiration of the patent portfolio covered by the License Agreement. Under the employee sharing arrangements, which have not been pursuant to any written agreement, the Licensor has allocated a portion of its general office expenses, rent and wages to us based on our percentage usage of the Licensor’s office and personnel resources. We have relied upon these arrangements as it has been more cost-effective than acquiring dedicated office space and personnel that would not have been fully utilized. From August 5, 2016 to September 30, 2020, we incurred to the Licensor a total of $8,537,629 (inclusive of Deemed Dividend referred to below) under a prior license agreement for this technology in relation to development of the technology, $3,478,570 in relation to overhead and general administration expenses and $6,324,806 in relation to research and development and regulatory approval in relation to the development and approval process for the Glucose Biosensor Technology. As a result of the Company expanding its geographic coverage of its license to include the Asia Pacific Region (APAC), the Company allotted 147,029 Convertible Preference Shares to external shareholders who had a prior interest in this region. Accordingly, as part of this transaction the Company was required to classify $976,308 of expenditure incurred by Life Science Biosensor Diagnostics Pty Ltd as a deemed divided under FASB ASC 805. As of September 30, 2020, we had outstanding $328,890 as a trade creditor’s liability to the Licensor in relation to the above costs.

The two shareholders of the Licensor, The iQ Group Global Ltd and iQX Limited, have committed to provide sufficient financial assistance to us as and when it is needed for us to continue our operations until September 2021. This financial assistance includes refraining from seeking repayment of any intercompany loans or balances due from us except to the extent funds become available. We expect that any loans or deferrals of amounts due in connection with this financial assistance will be made on an interest free basis. As of September 30, 2020, no amounts were outstanding pursuant to the financial assistance commitments. The iQ Group Global Ltd and iQX Limited also have committed to purchase, from time to time, up to $9,300,000 in shares of our common stock, at a purchase price equal to the greater of the public offering price in this offering and the market price at the time of the investment, in order to allow us to continue to meet the stockholders’ equity requirements of the NASDAQ Stock Market until the second anniversary of this offering.

Until the completion and termination of the agreement on December 23, 2019, we were party to a master services agreement, or the “MSA Agreement,” with IQ3Corp Limited, or “IQ3,” which is considered an affiliate of ours by virtue of having certain common management personnel with The iQ Group Global Ltd. The MSA Agreement set forth certain basic terms and provisions applicable to services to be provided by IQ3 to us pursuant to specific pre-IPO related service acquisition orders to be entered into by the parties from time to time. Prior to the completion and termination of the MSA Agreement, pursuant to a November 2016 order under the agreement for various advisory services, we incurred a total of $3,937,047 in fees and expenses to IQ3, all of which are fully paid as of the date hereof, and no further amounts or services remain outstanding. IQ3 may participate in the selling syndicate for the IPO. If this occurs, IQ3 will negotiate terms of engagement directly with the Book Running Manager as would other syndicate members. In August 2017, we entered into a three-year Medical Affairs Services Agreement, or the “MAS Agreement,” with Clinical Research Corporation (referred to as “CRC”), which is an affiliate of ours by virtue of being under common control of The iQ Group Global Ltd. The MAS Agreement provides certain master terms pursuant to which CRC would be engaged in the future by us from time to time to perform certain medical affairs services on our behalf. The master terms include minimum professional indemnity insurance, liability insurance and products liability insurance that will be required and indemnification by us of CRC, except where liability has resulted solely from the negligence or willful misconduct of CRC. The MAS Agreement does not set forth specified projects, services or costs in connection therewith, but provides general parameters pursuant to which such specific projects, services and costs would be detailed in the future as procured. All of the specific projects, services, costs and related performance details will be set forth from time to time in one or more “statements of works.” We have not entered into nor have any plans to enter into any material statements of works with CRC as of the date hereof.

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As of the date hereof, we have sold to various investors a total of 2,810,190 shares of Series A Convertible Preferred Stock, including 3,000 shares to Spiro Sakiris, our Chief Financial Officer, which will automatically convert into 2,810,190 shares of our common stock upon listing. As of the date hereof, there are outstanding warrants to purchase 2,736,675 shares of our common stock issued in connection with the Series A Convertible Preferred Stock, including warrants to purchase 3,000 shares held by Mr. Sakiris, having an exercise price equal to 100% of the public offering price in this offering, which warrants are exercisable only during the one-year period commencing on the second anniversary of the closing of this offering.

On November 24, 2018, we issued 260,000 shares of common stock in exchange for the cancellation of $1,950,000 in debt held by the Licensor, by issuing a further 260,000 in shares of common stock to the Licensor.

On June 30, 2020, we issued 120,000 shares of common stock in exchange for the cancellation of $900,000 in debt held by the Licensor, resulting in 8,630,000 outstanding shares of common stock as of such date. Share and per share amounts set forth herein (except in any historical financial information) give effect to the issue, unless indicated otherwise.

On December 14, 2020, the Company and Life Science Biosensor Diagnostics Pty Ltd., the Company’s parent company (“LSBD”), agreed to cancel the previously agreed share repurchase transaction dated as of December 7, 2020, under which LSBD was to exchange a total of 3,800,000 shares of the Company’s common stock for a 3-year non-transferrable warrant to purchase 1,900,000 shares of the Company’s shares of common stock. Effective as of the same date, the Company agreed to issue to LSBD, in consideration of LSBD’s contribution towards the research and development of applications other than glucose and COVID-19 applications to a maximum of $2 million over a 5-year period, a 5-year non-transferable warrant to purchase 3,000,000 shares of the Company’s common stock at the exercise price equal to the IPO per unit price.

On December 18, 2020, the Company entered into an Exchange Agreement (the “EA”) with LSBD to exchange 3,000,000 shares of its common stock held by LSBD for 3,000,000 shares of the Company’s Series B Convertible Preferred Stock. In addition, the parties to the Exchange Agreement entered into a Registration Rights Agreement (the “RRA”) pursuant to which the Company agreed to prepare and file within 30 days following the closing of the IPO with the Securities and Exchange Commission a registration statement to register for resale the shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock. If and to the extent the Company fails to, among other things, file such resale registration statement or have it declared as required under the terms of the RRA, the Company will be required to pay to the holder of such registration rights partial liquidated damages payable in cash in the amount equal to the product of 1.0% multiplied by the aggregate purchase price paid by such holder pursuant to the EA. The EA and the RRA contain customary representations, warranties, agreements and, indemnification rights and obligations of the parties. The foregoing descriptions of the such agreements are qualified in their entirety by reference to the full text of the EA and the RRA, copies of which are filed as exhibits to this filing.

On December 18, 2020, LSBD entered into a certain Purchase and Assignment Agreement (the “PAA”) with an institutional accredited investor (the “Purchaser”) pursuant to which LSBD sold and assigned to the Purchaser 3,000,000 shares of the Series B Convertible Preferred Stock and assigned to the Purchaser its rights under the EA and the RRA with respect to the such preferred shares for a total purchase price of $2,000,000. The investor’s Series B Convertible Preferred Stock is convertible into 3,000,000 shares of the Company’s common stock, subject to beneficial ownership limitation. The price per share of the 3,000,000 shares of common stock issuable upon conversion of the investor’s Series B Convertible Preferred Stock is $0.67. Such investor has indicated its interest in being the lead investor and in purchasing $6,000,000 of our securities in this offering. If and to the extent such investor participates in this offering, such investor’s average price per share will be significantly lower than that to be paid by other investors in this offering.

IQ3Corp Limited, an affiliate of the Company by virtue of having certain common management personnel with The iQ Group Global Ltd. and a holder of the an Australian Financial Services License, may participate in the underwriting syndicate in connection with this offering to “sophisticated persons” located in Australia within the meaning of s 708(8) of the Australian Corporations Act, 2001.

Related Party Transactions - Policies

Our code of ethics will require that we avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board of Directors. Related party transactions are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of  $120,000 or one percent of the average of our total assets for the last two completed fiscal years, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

All future and ongoing related party transactions (as defined under SEC rules) will require prior review and approval by the Audit Committee, which will have access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction without the approval of the Audit Committee. The Audit Committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the other members of the board with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material United States federal income tax considerations applicable to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other United States federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-United States tax laws are not discussed. This discussion is based on the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the United States Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take, or that a court will not sustain, a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	United States expatriates and former citizens or long-term residents of the United States;

●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for United States federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	tax-qualified retirement plans;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

●	persons who own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below); and

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other entities treated as a partnership for United States federal income tax purposes) holding our common stock and the partners in such partnerships or other entities should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

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Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for United States federal income tax purposes.

A U.S. person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, or other entity treated as such for United States federal income tax purposes;

●	an estate, the income of which is subject to United States federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Distributions

As described in the section entitled “Dividend policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in our common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sales or Other Taxable Dispositions of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, dividends paid to a Non-U.S. Holder of our common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder timely furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate of United States withholding tax, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the United States federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must timely furnish to the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

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Sales or Other Taxable Dispositions of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a United States real property interest, or USRPI, by reason of our status as a United States real property holding corporation, or USRPHC, for United States federal income tax purposes.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition, which may be offset by United States source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed United States federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Generally, a corporation is a UUSRPHC only if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-United States real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to United States federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING POTENTIALLY APPLICABLE INCOME TAX TREATIES THAT MAY PROVIDE FOR DIFFERENT RULES.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-United States status, such as by furnishing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

In addition, proceeds on the sale or other taxable disposition of our common stock within the United States, or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-United States office of a non-United States broker generally will not be subject to backup withholding or information reporting. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

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Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and subject to the recently released proposed Treasury

Regulations described below, will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019. The Treasury Department recently released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed Treasury Regulations, the Treasury Department stated that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF WITHHOLDING UNDER FATCA TO THEIR INVESTMENT IN OUR COMMON STOCK.

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DESCRIPTION OF OUR SECURITIES

The following description summarizes the most important terms of our capital stock, as they are expected to be in effect upon the closing of this offering. We expect to adopt an amended and restated certificate of incorporation and amended and restated by-laws in connection with this offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in “Description of Securities,” you should refer to our amended and restated certificate of incorporation and amended and restated by-laws, which are or will be included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.

Our amended and restated certificate of incorporation authorizes us to issue:

●	100,000,000 shares of common stock, par value $0.01 per share; and

●

10,000,000 shares of preferred stock, par value $0.01 per share, of which 2,810,190 shares of our Series A Convertible Preferred Stock are issued and are outstanding as of the date hereof pursuant to a private placement prior to the date hereof.

On November 5, 2017, we gave effect by the filing of an amendment to our certificate of incorporation to a one-to-90,000 stock split pursuant to which each outstanding share of common stock was converted into 90,000 shares of common stock. The outstanding preferred stock, convertible notes and warrants exercisable or convertible into common stock have been proportionately adjusted in accordance therewith. In addition, on August 9, 2018 we filed an amendment to our certificate of incorporation to effect a reverse stock split of approximately one to 0.9167 shares that resulted in our having 8,250,000 issued and outstanding shares of common stock. On November 24, 2018, we issued a further 260,000 shares of common stock in exchange for the cancellation of $1,950,000 in debt, resulting in 8,510,000 issued and outstanding shares of common stock as of such date. On June 30, 2020, we issued 120,000 shares of common stock in exchange for the cancellation of $900,000 in debt, resulting in 8,630,000 outstanding shares of common stock as of such date.

Units Offered Hereby

We are offering 1,270,589 Units at the initial public offering price of $17.00 per Unit. Each Unit consists of (a) one share of our common stock, (b) one Series A warrant (the “Series A Warrants”) to purchase one share of our common stock at an exercise price equal to $8.50 per share, exercisable until the fifth anniversary of the issuance date, and (c) one Series B warrant (the “Series B Warrants,” and together with the Series A Warrants, the “Warrants”) to purchase one share of our common stock at an exercise price equal to $17.00 per share, exercisable until the fifth anniversary of the issuance date and subject to certain adjustment and cashless exercise provisions as described herein. The shares of our common stock and the Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We are also offering to those purchasers, if any, whose purchase of our common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to substitute Series B Convertible Preferred Stock, referred to as “Preferred Stock” for the shares of common stock included in the Units purchased by that investor. Each share of Preferred Stock is being sold together with the same Warrants described above being sold with each share of common stock. For each share of Preferred Stock purchased in this offering in lieu of common stock, we will reduce the number of shares of common stock being sold in the offering on a one-for-one basis. Pursuant to this prospectus, we are also offering the shares of common stock issuable upon conversion of the Preferred Stock. The shares of Preferred Stock will otherwise have the preferences, rights and limitations described under “Description of Capital Stock - Series B Convertible Preferred Stock Being Issued in this Offering” below.

Common Stock

As of December 18, 2020, we have 5,630,000 shares of common stock issued and outstanding. Upon the closing of this offering, all shares of our Series A Convertible Preferred Stock will automatically convert into 2,810,190  shares of our common stock and all the convertible notes of our subsidiary will automatically convert into shares of our common stock at a price of $7.23, for an aggregate of 710,548 shares based on $5,133,706 of principal and zero accrued interest outstanding as of September 30, 2020. In addition, upon the closing of the offering, 500,000 shares will be reserved for issuance under the 2019 Plan, 2,736,675 shares will be issuable upon exercise of the warrants sold by us with our Series A Convertible Preferred Stock and 63,529 shares will be issuable upon the exercise of warrants to be issued to the underwriters.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any Preferred Stock we may issue may be entitled to elect.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our Board of Directors out of legally available funds.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any Preferred Stock then outstanding.

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Rights and Preferences

Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Immediately prior to the consummation of this offering, all of the outstanding shares of our Series A Convertible Preferred Stock will be converted into 2,810,190 shares of our common stock. Accordingly, our amended and restated certificate of incorporation will delete all references to such shares of Series A Convertible Preferred Stock.

Our Board of Directors currently has the authority, without further action by our stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Series B Convertible Preferred Stock

The following summary of certain terms and provisions of the Preferred Stock offered in this offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of the Preferred Stock, which has been filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the certificate of designation of the Preferred Stock for a complete description of the terms and conditions of the Preferred Stock.

Each share of Preferred Stock is convertible at any time at the holder’s option into one share of common stock (subject to the beneficial ownership limitations as provided in the related certificate of designation of preferences), subject to adjustment as provided in the certificate of designation, provided that the holder will be prohibited from converting Preferred Stock into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%)of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until the 61st day after such notice to us.

In the event of our liquidation, dissolution, or winding up, holders of our Preferred Stock will be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Preferred Stock if such shares had been converted to common stock immediately prior to such event (without giving effect for such purposes to the 4.99% or 9.99% beneficial ownership limitation, as applicable) subject to the preferential rights of holders of any class or series of our capital stock specifically ranking by its terms senior to the Preferred Stock as to distributions of assets upon such event, whether voluntarily or involuntarily.

Shares of Preferred Stock are not entitled to receive any dividends, unless and until specifically declared by our board of directors. However, holders of our Preferred Stock are entitled to receive dividends on shares of Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when such dividends are specifically declared by our board of directors, except for stock dividends or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents for which the conversion price will be adjusted. We are not obligated to redeem or repurchase any shares of Preferred Stock. Shares of Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

The holders of the Preferred Stock have no voting rights, except as required by law. We may not disproportionally alter or change adversely the powers, preferences and rights of the Preferred Stock or amend the certificate of designation or amend our articles of incorporation or bylaws in any manner that disproportionally adversely affect any right of the holders of the Preferred Stock without the affirmative vote of the holders of a majority of the shares of Preferred Stock then outstanding.

Warrant Agent

The Series A Warrants and Series B Warrants will be issued in registered form under separate warrant agent agreements (each a “Warrant Agent Agreement”) between us and our warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”). The material provisions of the warrants are set forth herein and a copy of each of the Warrant Agent Agreements will be filed as an exhibit to the Registration Statement on Form S-1, of which this prospectus forms a part. The Company and the Warrant Agent may amend or supplement each of the Warrant Agent Agreements without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under each of the Warrant Agent Agreements as the parties thereto may deem necessary or desirable and that the parties determine, in good faith, shall not adversely affect the interest of the Series A Warrant or Series B Warrant holders, respectively. All other amendments and supplements to each of the Warrant Agent Agreement shall require the vote or written consent of holders of at least 50.1% of each of the Series A Warrants and Series B Warrants, as applicable.

Series A Warrants Offered Hereby

The Series A Warrants entitle the registered holder to purchase one share of our common stock at an exercise price equal to $8.50 per share, exercisable until the fifth anniversary of the issuance date. The exercise price and number of shares of common stock issuable upon exercise of the Series A Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

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The Series A Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The Series A Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Series A Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Series A Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Series A Warrants will be exercisable for cash unless at the time of the exercise a prospectus or prospectus relating to common stock issuable upon exercise of the Series A Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Series A Warrant Agent Agreement, we have agreed to use our best efforts to maintain a current prospectus or prospectus relating to common stock issuable upon exercise of the Series A Warrants until the expiration of the Series A Warrants. Additionally, the market for the Series A Warrants may be limited if the prospectus or prospectus relating to the common stock issuable upon exercise of the Series A Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of such Series A Warrants reside. In no event will the registered holders of a Series A Warrant be entitled to receive a net-cash settlement in lieu of physical settlement in shares of our common stock.

No fractional shares of common stock will be issued upon exercise of the Series A Warrants. If, upon exercise of the Series A Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. If multiple Series A Warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the Series A Warrants.

The price of the Series A Warrants has been arbitrarily established by us and the Underwriter after giving consideration to numerous factors, including but not limited to, the pricing of the Units in this offering. No particular weighting was given to any one aspect of those factors considered. We have not performed any method of valuation of the warrants.

Series B Warrants Offered Hereby

The Series B Warrants entitle each holder to purchase one share of our common stock at an exercise price equal to $17.00 per share, exercisable until the fifth anniversary of the issuance date and subject to certain adjustment and cashless exercise provisions as described herein. The exercise price and number of shares of common stock issuable upon exercise of the Series B Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation.

The Series B Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form attached to the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The Series B Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Series B Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Series B Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No Series B Warrants will be exercisable for cash unless at the time of the exercise a prospectus or prospectus relating to common stock issuable upon exercise of the Series B Warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Series B Warrant Agent Agreement, we have agreed to use our best efforts to maintain a current prospectus or prospectus relating to common stock issuable upon exercise of the Series B Warrants until the expiration of the Series B Warrants. Additionally, the market for the Series B Warrants may be limited if the prospectus or prospectus relating to the common stock issuable upon exercise of the Series B Warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of such Series B Warrants reside. In no event will the registered holders of a Series B Warrant be entitled to receive a net-cash settlement in lieu of physical settlement in shares of our common stock. If we fail to maintain a current prospectus or prospectus relating to the common stock issuable upon the exercise of the Series B Warrants, such holders may exercise their Series B Warrants on a “cashless” basis pursuant to a formula set forth in the terms of the Series B Warrants.

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Additionally, holders of Series B Warrants may exercise such warrants on a “cashless” basis upon the earlier of (i) 10 trading days from the issuance date of such warrant or (ii) the time when $10.0 million of volume is traded in our common stock, if the volume weighted average price (“VWAP”) of our common stock on any trading day on or after the date of issuance fails to exceed the exercise price of the Series B Warrant (subject to adjustment for any stock splits, stock dividends, stock combinations, recapitalizations and similar events). In such event, the aggregate number of shares of common stock issuable in such cashless exercise shall equal the product of (x) the aggregate number of shares of common stock that would be issuable upon exercise of the Series B Warrant in accordance with its terms if such exercise were by means of a cash exercise rather than a cashless exercise and (y) 1.00.

No fractional shares of common stock will be issued upon exercise of the Series B Warrants. If, upon exercise of the Series B Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. If multiple Series B Warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the Series B Warrants.

The price of the Series B Warrants has been arbitrarily established by us and the Underwriter after giving consideration to numerous factors, including but not limited to, the pricing of the Units in this offering. No particular weighting was given to any one aspect of those factors considered. We have not performed any method of valuation of the warrants.

Warrants

As of September 30, 2020, there are outstanding warrants to purchase 2,736,675 shares of our common stock issued in connection with the Series A Convertible Preferred Stock having an exercise price per share of $8.50, which warrants are exercisable only during the one-year period commencing on the second anniversary of the closing of this offering. The warrants are not entitled to any adjustment in the number of shares or the exercise price in the event of any adjustments in the number of outstanding shares of our capital stock for any reason.

In addition, upon the closing of this offering, we will issue to the underwriters warrants to purchase 63,529 shares of our common stock. See “Underwriting.”

Convertible Notes

Our 99%-owned subsidiary, GBS Pty Ltd, has issued convertible notes in the outstanding aggregate principal amount of $5,133,706, the principal and all accrued interest of which notes will automatically convert into shares of our common stock at a price per share of $7.23 for an aggregate of 710,548 shares based on $5,133,706 of principal and zero accrued interest outstanding as of September 30, 2020. In the absence of the completion of this offering and such automatic conversion of the notes, the notes will mature on December 31, 2020. These notes were issued in a private placement conducted in the first quarter of 2018.

Registration Rights

There are no registration rights held by any party with respect to any of our capital stock.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our By-laws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated by-laws contain provisions that could make hostile takeovers, including the following transactions, more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. As a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

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Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors. A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Undesignated Preferred Stock

The ability of our Board of Directors, without action by the stockholders, to issue undesignated shares of preferred stock with voting or other rights or preferences as designated by our Board of Directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Authorized Common Stock

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Vacancies on the Board

Our amended and restated certificate of incorporation and our amended and restated by-laws will provide that any vacancy occurring on the board of directors, including by reason of removal of a director, and any newly created directorship may be filled only by a majority of the remaining directors in office. This system of appointing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of our company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated by-laws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at any meeting of shareholders. Our amended and restated by-laws also will specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

No Cumulative Voting; No Action Without a Meeting; Special Meeting of Stockholders

Stockholders will not be permitted to cumulate their votes for the election of directors. In addition, stockholders will not be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Furthermore, special meetings of our stockholders may be called only by Chief Executive Officer, our President, our Board of Directors or a majority of our stockholders.

Exclusive Forum Selection

Our amended and restated certificate of incorporation will require, to the fullest extent permitted by law, subject to limited exceptions, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel in any action brought to enforce the exclusive forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will provide that the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction over any action arising under the Securities Act or the rules and regulations thereunder, and the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder or any other claim for which the federal courts have exclusive jurisdiction. To the extent the exclusive forum provision restricts the courts in which our stockholders may bring claims arising under the Securities Act and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. Investors cannot waive compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Although we believe this provision benefits our company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers and increasing the cost to stockholders of bringing such lawsuits.

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing of Common Stock

We have applied to list our common stock on the NASDAQ Global Market under the symbol “GBS.” Although we expect our common stock to be listed on the NASDAQ Global Market, there can be no assurance that an active trading market will develop.

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SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

After this offering, we will have outstanding 11,291,530 shares of common stock. This amount includes: (i) 2,810,190 shares of common stock are issuable upon the completion of this offering by mandatory conversion of outstanding shares of our Series A Convertible Preferred Stock on a one-to-one basis; and (ii) 710,548 shares of common stock are issuable upon the completion of this offering by mandatory conversion of $5,133,706 principal amount of notes issued by our 99%-owned subsidiary GBS Pty Ltd at a conversion price per share of $7.23. In addition, 2,736,675 shares of common stock will be issuable during the one year period commencing on the second anniversary of the completion of this offering upon exercise of outstanding warrants issued in connection with the Series A Convertible Preferred Stock, and 63,529 shares will be issuable upon the exercise of warrants to be issued to the underwriters upon the closing of this offering. See “Underwriting.”

All of the foregoing shares that will be outstanding after this offering, other than the shares sold in this offering, are or will be upon issuance “restricted securities” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which are summarized below.

As a result of the lock-up agreements described below, 5,736,230 of these securities will be available for sale in the public markets only upon completion of the applicable lock-up period.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, upon the expiration of the lock-up agreements described below, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately 129,719 shares immediately after our initial public offering, or

●	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

We and each of our officers, directors, affiliates and certain existing stockholders aggregating at least 5% of our outstanding shares have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six months after this offering is completed without the prior written consent of the representative of the underwriters.

The representative of the underwriters may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Registration Statement on Form S-8 and Registration Rights

As of the date hereof, no awards of any kind have been made under the 2019 Plan. We intend to file a registration statement on Form S-8 under the Securities Act to register shares that may be issued pursuant to the 2019 Plan. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares covered by the registration statement will then become eligible for sale in the public market upon issuance, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lock-up agreements. For a description of our equity incentive plans, see “Management—2019 Equity Incentive Plan.”

In addition, we have granted the underwriters a one-time demand registration right and unlimited “piggyback” registration rights with respect to the shares underlying the warrants to be issued to the underwriters upon the closing of this offering. The piggyback registration right will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). See “Underwriting.”

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UNDERWRITING

Dawson James Securities, Inc. (“Dawson James” or the “Representative”) is acting as the lead managing underwriter and as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement, dated, December 22, 2020, between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of units listed next to its name in the following table:

Name of Underwriter	Number of Units
Dawson James Securities, Inc.	388,236
The Benchmark Company, LLC	352,941
ViewTrade Securities, Inc.	352,941
WestPark Capital, Inc.	176,471
Total	1,270,589

The underwriters are committed to purchase all of the units offered by this prospectus if they purchase any units. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased, or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock and warrants covered by the underwriters’ option to purchase additional shares of common stock and warrants described below. The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the representative of the underwriters an option exercisable for up to 45 days after the date of the underwriting agreement, to purchase up to 190,588 shares of common stock, and/or Series A Warrants, and/or Series B Warrants at the public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised, and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock and/or warrants.

Discounts and Commissions

We have agreed to pay the underwriters a cash fee equal to 8.0% of the aggregate gross proceeds. Upon the closing of this offering, we will issue to Dawson James, as representative of the underwriters, warrants entitling the representative to purchase 5.0% of the aggregate number of shares issued in this offering (including the number of shares issuable upon conversion of any shares of Series B Convertible Preferred Stock). The warrants shall be exercisable for a period of five years date of commencement of sales in this offering at an exercise price of 110% of the public price per unit issued in the offering.

The Representative has advised us that the underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the Representative may offer some of the shares to other securities dealers at such price less a concession of up to $0.66 per share, $0.01 per Series A Warrant, and $0.01 per Series B Warrant. After the offering to the public, the offering price and other selling terms may be changed by the Representative without changing the Company’s proceeds from the underwriters’ purchase of the units.

102

The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option. The underwriting discounts are equal to the public offering price per share less the amount per share the underwriters pay us for the shares.

		Total
	Per Unit	Without Over- Allotment Option	With Over- Allotment Option
Public offering price	$17.00	$21,600,013	$24,840,009
Underwriting discounts	$1.36	$1,728,001	$1,987,200
Proceeds, before expenses, to us	$15.64	$19,872,011	$22,852,808

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $500,000 of which are payable by us. This figure includes an expense allowance of $125,000 for accountable expenses and up $12,500 for the actual roadshow expenses of the Representative that we have agreed to pay the Representative for reimbursement of its expenses related to this offering. We have paid an advance of $25,000 to the Representative applicable to the accountable expenses, which will be returned to us to the extent such accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

Determination of Offering Price

Before this offering, there has been no public market for our common stock. Accordingly, the public offering price will be negotiated between us and the representative. Among the factors to be considered in these negotiations are:

●	the prospects for our company and the industry in which we operate;

●	our past and present financial and operating performance;

●	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;

●	the prevailing conditions of United States securities markets at the time of this offering; and

●	other factors deemed relevant.

Lock-Up Agreements

We and each of our officers, directors, affiliates and certain existing stockholders aggregating at least 5,555,300 of our outstanding shares have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of six months after this offering is completed without the prior written consent of the Representative.

103

The Representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Right of First Refusal

According to the terms of the underwriting agreement, the Representative shall have the right of first refusal for a period of twelve months after the closing of this offering to act as sole book-running manager for all future public equity offerings by us, or any successor to or subsidiary of our company, during such period.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

 Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on a website maintained by the Representative and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

104

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Certain Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees, however, except for the right of first refusal disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

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LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Schiff Hardin LLP, Washington, DC. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel to the underwriters in this offering.

EXPERTS

Our financial statements appearing elsewhere in this prospectus have been included herein in reliance upon the report of BDO Audit Pty Ltd, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of BDO Audit Pty Ltd. as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon the completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

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GBS INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JULY 1, 2019 THROUGH

JUNE 30, 2020

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

Table of Contents

2

Tel: +61 2 9251 4100 Fax: +61 2 9240 9821 www.bdo.com.au	Level 11, 1 Margaret St Sydney NSW 2000 Australia

To the members of GBS Inc.

Report of Independent Registered Public Accounting Firm

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GBS Inc. (the Company) as of June 30, 2020 and 2019, the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2020 and the related notes (collectively referred to as the ‘consolidated financial statements’). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2020 in conformity with accounting principles generally accepted in the United States of America.

Substantial doubt about the Company’s ability to continue as a going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (‘PCAOB’) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation.

3

Tel: +61 2 9251 4100 Fax: +61 2 9240 9821 www.bdo.com.au	Level 11, 1 Margaret St Sydney NSW 2000 Australia

BDO Audit Pty Ltd

We have served as the Company’s auditor since 2017.

Tim Aman
Director

Sydney, Australia

September 11, 2020

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation.

4

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

		As of
	Note	June 30, 2020	June 30, 2019

Assets
Current Assets:
Cash and cash equivalents	8	$427,273	$197,940
Deferred charges	3	$1,863,613	$1,981,669
Other current assets	5	$49,062	$148,341
Total current assets		$2,339,948	$2,327,950

Investment in affiliate	12	$135,692	-
Intangibles
Licensing rights, net of accumulated amortization	4	-	-
Total Assets		$2,475,640	$2,327,950

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	6	$787,469	$1,137,668
Related party payables	7	$1,769,293	$36,073
Convertible notes payable	9	$5,133,706	$5,131,347
Total current liabilities		$7,690,468	$6,305,088
Total liabilities		$7,690,468	$6,305,088
Commitments & Contingencies		-	-

Shareholders’ Equity
Common shares (8,630,000 shares issued and outstanding as of 6/30/2020 and 8,510,000 shares issued and outstanding as of 6/30/2019)		$2,850,001	$1,950,001
Preferred shares (2,370,891 shares issued and outstanding as of 6/30/2020 and 2,064,884 shares issued outstanding as of 6/30/2019)		$17,328,682	$15,033,630
Additional paid-in capital		$(9,168,732)	$(8,076,022)
Accumulated deficit		$(15,832,517)	$(12,668,741)
Accumulated Other comprehensive income		$(363,951)	$(216,870)
Total Consolidated Group Equity		$(5,186,517)	$(3,978,001)
Non-controlling interests		$(28,311)	$(863)
Total Shareholders’ (deficit) equity		$(5,214,828)	$(3,977,138)
Total liabilities and shareholders’ equity		$(2,475,640	$(2,327,950)

These financial statements shall be read in conjunction with the accompanying notes.

5

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	12 Months to June 30, 2020	12 Months to June 30, 2019
Revenue	-	-
Other income:
Government support income	$69,821	-
Interest income	$97	$188
Shared services	$118,923	-
	$188,841	$188
Operating expenses:
Audit & Accountancy Fees	$124,488	$104,032
Director Fees	$32,407	$16,337
Employee Benefit Expense	$1,121,587	$120,749
General & Administrative Expenses	$858,651	$2,387,231
Prospectus & Capital raising Expenses	$254,407	$896,174
Interest Expense	$457,745	$664,840
Rent Expense	$36,818	$25,338
Development & Regulatory Approval Expenses	$588,206	$3,179,864
Total Operating Expenses	$3,474,309	$7,394,565

Equity income from affiliate	$121,692	-
Consolidated Net (Loss)	$(3,163,776)	$(7,394,377)
Less: (Loss) attributable to non-controlling interest	$(29,174)	$(57,691)
Net (Loss) attributable to holding company & subsidiaries	$(3,134,602)	$(7,336,686)

Other Comprehensive Income
Foreign currency translation gain/(loss)	$(147,081)	$(787,975)
Other Comprehensive income for the period	$(147,081)	$(787,975)
Total Comprehensive Income / (loss) for the period	$(3,281,683)	$(8,124,661)

Loss per share based on net loss (Note 15):

Basic and diluted net loss per share attributed to common shareholders of GBS Inc.	$(0.37)	$(0.88)

Weighted-average number of common shares	8,510,329	8,382,685

These financial statements shall be read in conjunction with the accompanying notes.

6

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM July 1, 2019 to June 30, 2020

	GBS Inc. Shareholders								Non-controlling Interests
	Common Shares	Total Subscribed Value	No of Preferred Shares (1)	Total Value	Additional paid-in capital	(Accumulated deficit)	Other comprehensive income	Shareholders’ equity	No of Ordinary Shares in GBSGC Pty Ltd	Total Value
Balance at July 1, 2019	8,510,000	$1,950,001	2,064,884	$15,033,630	$(8,713,077)	$(12,668,741)	$(216,870)	$(4,615,057)	1,036,000	$637,919
Reclassification of non-controlling interest (Note 3)	-	-	-	-	$637,056	-	-	$637,056	-	$(637,056)
Balance at July 1, 2019 (Reclassified)	8,510,000	$1,950,001	2,064,884	$15,033,630	$(8,076,021)	$(12,668,741)	$(216,870)	$(3,978,001)	1,036,000	$863
Deemed dividend in accordance with FASB ASC 805 to bring the book value of the purchased procurement assets (license to sell) to its historical value (zero net book value)	-	-	-	-	$(976,308)	-	-	$(976,308)	-	-
Issuance of common shares	120,000	$900,000	-	-	-	-	-	$900,000	-	-
Issuance of convertible preferred shares	-	-	306,007	$2,295,052	-	-	-	$2,295,052	-	-
Cost of issuance of ordinary shares and convertible preferred shares, the latter that may convert to common shares	-	-	-	-	$(116,402)	-	-	$(116,402)	-	-
Foreign currency translation loss	-	-	-	-	-	-	$(147,081)	$(147,081)	-	-
Net (loss)	-	-	-	-	-	$(3,163,776)	-	$(3,163,776)	-	$(29,174)
Balance at June 30, 2020	8,630,000	$2,850,001	2,370,891	$17,328,682	$(9,168,732)	$(15,832,517)	$(363,951)	$(5,186,517)	1,036,000	$(28,311)

(1)	Convertible Preference Shares are convertible at a potential IPO to 1 ordinary share and one option exercisable at the IPO price between 2 – 3 years after the IPO providing the option holder holds the underlying share.

These financial statements shall be read in conjunction with the accompanying notes.

7

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM July 1, 2018 to June 30, 2019

	GBS Inc. Shareholders								Non-controlling Interests
	Common Shares	Total Subscribed Value	No of Preferred Shares (1)	Total Value	Additional paid-in capital	(Accumulated deficit)	Other comprehensive income	Shareholders’ equity	No of Ordinary Shares in GBSGC Pty Ltd	Total Value
Balance at July 1, 2018	9,000,000	$1	1,222,506	$8,715,794	$(8,330,314)	$(5,274,364)	$571,105	$(4,317,778)	2,036,000	$1,311,775
Issuance of common shares	260,000	$1,950,000	-	-	-	-	-	$1,950,000	-	-
Consolidation of the shares due to share split	(750,000)	-	-	-	-	-	-	-	-	-
Issuance of convertible preferred shares	-	-	842,378	$6,317,836	-	-	-	$6,317,836	-	-
Cost of issuance of ordinary shares and convertible preferred shares, the latter that may convert to common shares	-	-	-	-	$(382,763)	-	-	$(382,763)	-	-
Foreign currency translation gain/(loss)	-	-	-	-	-	-	$(787,975)	$(787,975)	-	-
Transfer of shares to Glucose Holding Inc.	-	-	-	-	-	-	-	-	(1,000,000)	$(616,165)
Net (loss)	-	-	-	-	-	$(7,394,377)	-	$(7,394,377)	-	$(57,691)
Balance at June 30, 2019	8,510,000	$1,950,001	2,064,884	$15,033,630	$(8,713,077)	$(12,668,741)	$(216,870)	$(4,615,057)	1,036,000	$637,919

(1)	Convertible Preference Shares are convertible at a potential IPO to 1 ordinary share and one option exercisable at the IPO price between 2 – 3 years after the IPO providing the option holder holds the underlying share.

These financial statements shall be read in conjunction with the accompanying notes.

8

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 Months to June 30, 2020	12 Months to June 30, 2019
Operating Activities:
Net (Loss)	$(3,163,776)	$(7,394,377)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in assets and liabilities:
Accounts receivables and other assets	$50,413	-
Accounts payable, accrued expenses & deferred charges	$1,354,149	$(132,807)
Non-cash related party expenses settled with issuance of common shares	$900,000	$1,950,000
Preference shares issued through offsetting the related party loans	$1,102,717	-
Non-cash deemed dividend transaction	$(976,000)	-
Money received as at 30 June 2019 for which preference shares were issued after year-end	$225,000	-
Other non-cash items	$8,879	-
Net cash used in operating activities	$(498,618)	$(5,577,184)
Investing Activities:
Non-cash consideration for investment in BiosensX	$(14,000)	-
Net cash used in investing activities	$(14,000)	-
Financing Activities:
Cash received from subscribers for convertible preference shares convertible to common shares	$1,001,250	$5,701,671
Cash paid to raise funds by the issuance of shares	$(116,402)	$(382,763)
Cash repaid to convertible note holders	$(150,986)	-
Net cash provided by financing activities	$733,862	$5,318,908
Total Net Cash provided by/(used) in operational, investing & finance Activities	$221,244	$(258,276)

Cash at the beginning of the period	$197,940	$418,420
Exchange Rate Adjustment	$8,089	$37,796
Cash at the end of the period	$427,273	$197,940

Supplemental disclosure of cash flow information
Interest paid	$327,311	$371,671
Interest income	$97	$188

These financial statements shall be read in conjunction with the accompanying notes.

9

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. GOING CONCERN

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements - Going Concern (ASC 205-40) requires management to assess an entity’s ability to continue as a going concern within one year of the date of the financial statements are issued. In each reporting period, including interim periods, an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date. Substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate it is probable the entity will be unable to meet its financial obligations as they become due within one year after the date the financial statements are issued.

The Company is an emerging growth company and has not generated any revenues to date. As such, the Company is subject to all of the risks associated with emerging growth companies. Since inception, the Company has incurred losses and negative cash flows from operating activities. The Company does not expect to generate positive cash flows from operating activities in the near future until such time, if at all, the Company completes the development process of its products, including regulatory approvals, and thereafter, begins to commercialize and achieve substantial acceptance in the marketplace for the first of a series of products in its medical device portfolio.

The Company incurred a net loss of $3,134,602 for the year ended June 30, 2020 (Net loss $7,336,686 for the year ended June 30, 2019). As at June 30, 2020, the Company had an accumulated deficit of $15,832,517, negative working capital of $5,350,520, $7,690,468 in current liabilities of which $5,133,706 are convertible notes that will convert to equity upon the proposed IPO, and cash of $427,273 (As at June 30, 2019 the Company had an accumulated deficit of $12,668,741, negative working capital of $3,977,138, $6,305,088 in current liabilities of which $5,131,347 are convertible notes that will convert to equity upon the proposed IPO, and cash of $197,940).

On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization (WHO) declared the novel coronavirus disease 2019 (“COVID-19”) outbreak a public health emergency of international concern and on March 12, 2020 the WHO announced the outbreak was a pandemic. The COVID-19 pandemic is having a negative impact on global markets and business activity, which has had a negative but limited impact on our core business operations. However, due to the nature of our platform technology we are able to quickly adapt to this rapidly evolving environment. As part of the immunology modality of the biosensor platform, the parent company (LSBD) executed an agreement on May 29, 2020 with the Wyss Institute for Biologically Inspired Engineering at Harvard University (Wyss) to use the biosensor platform to develop a COVID-19 rapid diagnostic test. The Company has the rights to the technology from this agreement under a Technology Transfer Agreement global license with LSBD entered into on June 23,2020..

10

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 1. GOING CONCERN (CONT.)

GBS Inc. is the global licensee and intends to commercialize COVID-19 diagnostic tests across the US, Europe, APAC and the rest of the world through appropriately qualified distributors.

In the near future, the Company anticipates incurring operating losses and does not expect to experience positive cash flows from operating activities and may continue to incur operating losses until it completes the development of its products and seeks regulatory approvals to market such products. These factors may raise doubt about the Company’s ability to continue as a going concern without sufficient capital.

As of the date of this report the Company has received further cash subscriptions for approximately $3,294,745 (439,299 shares), which will be allotted as additional convertible preference shares prior to the IPO. These raisings will be used to financially support the current as well as future activities and financial obligations of the Company. Should the Group encounter a scenario whereby sufficient capital is not available, financial support will be provided by ultimate group shareholders in proportion of their share holdings. The Directors believe that such financial support will be received as the Group has received letters of support from both entities, confirming that they will financially support the current as well as future activities and financial obligations of the Group for a period of at least one year from the date of signing of the financial statements.

The Group’s ability to fund its operations is dependent upon management’s plans and execution, which include in addition to financial assistance where required from the parent company, raising additional capital, including the Proposed Public Offering (as per subsequent event in Note 13), obtaining regulatory approvals for its products currently under development, commercializing and generating revenues from products currently under development, and continuing to control expenses.

The Group’s consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities should the Group be unable to continue as a going concern.

11

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 2. ORGANIZATION AND DESCRIPTION OF THE BUSINESS

During the year, the legal entity name for Glucose Biosensor Systems (Greater China) Holdings Inc. was changed to GBS Inc., and the legal entity name for Glucose Biosensor Systems (Greater China) Inc. was changed to GBS Operations Inc.

GBS Inc. and its wholly owned subsidiary, GBS Operations Inc. are formed under the laws of the state of Delaware, and were formed on December 5, 2016. Glucose Biosensor Systems (Greater China) Pty Ltd (“GBSPL”) was formed on August 4, 2016 under the laws of New South Wales, Australia. Glucose Biosensor Systems (APAC) Pty Ltd and Glucose Biosensor (Japan) Pty Ltd were new entities formed in the current quarter under the laws of New South Wales, Australia. These companies (collectively, the “Company”) were formed to provide a non-invasive, pain free innovation to make it easier for people to manage diabetes.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On May 29, 2020 the parent Company, Life Science Biosensor Diagnostics Pty Ltd, issued 14,000,000 common shares of BiosensX (North America) Inc. to the company at par value of $0.001 each. This will complement the license of the Company for North America Region. Thus providing the Company with 50% interest in the BiosensX (North America) Inc., holder of the technology license for the North America region. This will allow further development of synergies by allowing GBS Inc. to pursue regulatory approval of the biosensor to measure glucose from saliva testing, and allow the Company to concentrate in the development of the other applications of the technology predominantly the field of antibodies, allergies and hormones. Refer to Note 12 for the details.

On May 29, 2020 a research agreement was executed between the parent company (LSBD) and the Wyss Institute for Biologically Inspired Engineering at Harvard University (Wyss). The Company is not a legal party to the agreement but is expecting to derive a benefit through the Technology Transfer Agreement executed with LSBD and the Company on June 23, 2020, further details which are provided below. The company has transferred biosensors (research materials) to the Wyss Institute where its research and development scientists have commenced a pilot research program. Since the biosensor architecture is complete and given the pre-existing plans to develop immunology diagnostic tests, it is therefore relatively straightforward and expeditious to develop the SARS-CoV-2 test.

SARS-CoV-2 antibody testing in saliva can play a critically important role in large-scale ‘sero’-surveillance to address key public health priorities and guide policy and decision-making for COVID-19. It is anticipated that FDA review will be under the Emergency Use Authorization program, which means expedited time to market.

12

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

On June 23,2020, The Company entered into a Technology Transfer Agreement global license with LSBD. The significant terms of the license agreement are:

●	The Company has the exclusive worldwide rights to a biosensor strip for antibodies against SARS-CoV-2 and associated application for reading devices to:

●	act as the authorized party for the purpose of prosecuting the application of, and obtaining any, regulatory approval for the Licensed Product, including being authorized to prosecute the approval for an investigational device required for the purpose of carrying out clinical studies.
●	manufacture, promote, market, import, offer, sell, and distribute the Licensed Products.
●	provide reasonable customer support services on the use of the Licensed Products to end users of, and health care
●	practitioners referring end users to, the Licensed Products.
●	use the Licensed Products only for the purposes identified and permitted pursuant to regulatory approval; and
●	collect data acquired from the Licensed Products

●	The royalty rate is 13%, based upon mutually agreed sales projections on the net sales of the commercial units and dedicated reading devices. This serves as the minimum royalty and falls to 3% at the expiry of the relevant patent(s)
●	Each additional year, the sales upon which the minimum royalty is calculated on is increased by the mutually agreed Expected Market Growth rate plus an Additional Growth Percentage rate up to 7% annually. The Additional Growth Percentage Rate is calculated and applied for 10 years
●	In the event of a dispute, in relation to the expected market growth or additional percentage, the agreement provides for a dispute resolution by an independent third party

There are no milestone payments.

Basis of presentation

The Group prepares its consolidated financial statements using the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Reclassifications

During the year, management determined that certain transactions involving the issuance of shares of its subsidiary that occurred during the prior year should have resulted in an adjustment to non-controlling interest (“NCI”) and Additional Paid-in-Capital (“APIC”) to reflect the difference between the fair value of the consideration received and the book value of NCI involving these changes in ownership. As a result, the Company increased its prior year APIC with an offsetting reduction to NCI. Management concluded that this reclassification was not meaningful to the Company’s financial position for the prior year, and as such, this change was recorded in the consolidated balance sheet and statement of shareholder’s equity in the first quarter of FY 2020 as an out-of-period adjustment.

13

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Principles of consolidation

On July 29, 2017, Life Science Biosensor Diagnostics Pty Ltd (the parent entity) transferred to GBS Inc., in a non-reciprocal transfer, its 1,000 shares in Glucose Biosensor Systems (Greater China) Pty Ltd. These shares comprised its 100% ownership of Glucose Biosensor Systems (Greater China) Pty Ltd. As a result, the accompanying consolidated financial statements include the accounts of the following entities, all of which are under common control. All significant intercompany transactions and balances have been eliminated upon consolidation.

A summary of the shares authorized and issued of each company at June 30, 2020 and June 30, 2019 are listed below:

At June 30, 2020

Name of entity	Country of incorporation	Shares authorized	Shares issued (Common)	Par value per share	Shares Issued (Convertible Preference)	Par Value Per Share

GBS Inc.	United States	22,000,000	8,630,000	USD$0.01	2,370,891	US$.01
Glucose Biosensor Systems (Greater China) Pty Ltd (2)	Australia	99,800,000	99,800,000	N/A (1)	-	-
GBS Operations Inc. (3)	United States	1,000	100	USD$0.01	-	-
Glucose Biosensor Systems (APAC) Pty Ltd	Australia	100	100	N/A (1)	-	-
Glucose Biosensor (Japan) Pty Ltd	Australia	100	100	N/A (1)	-	-

At June 30, 2019

Name of entity	Country of incorporation	Shares authorized	Shares issued (Common)	Par value per share	Shares Issued (Convertible Preference)	Par Value Per Share

GBS Inc.	United States	22,000,000	8,510,000	USD$0.01	2,064,884	US$.01
Glucose Biosensor Systems (Greater China) Pty Ltd (2)	Australia	99,800,000	99,800,000	N/A (1)	-	-
GBS Operations Inc. (3)	United States	1,000	100	USD$0.01	-	-

(1)	Australia does not have the concept of par value per share.
(2)	GBS Inc. holds 98.96% ownership in this Company for June 30, 2020 and 98.96% for the June 30, 2019 period.
(3)	GBS Inc. holds 100% ownership in this Company for all periods presented.

14

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

On November 5, 2017 the authorized capital was increased to 22,000,000 with a par value of $0.01 each consisting of 18,000,000 shares of common shares and 4,000,000 shares of preferred shares.

On November 5, 2017 the Company conducted a share split of one to 90,000 resulting in issued common share of 9,000,000.

On August 8, 2018 a reverse share split occurred whereas the total number of common issued share has been consolidated from 9,000,000 to 8,250,000.

On November 24, 2018 the company raised a further $1,950,000 through the allocation of 260,000 common shares to its parent company. This was achieved via extinguishment of the related party debt owing to the parent, with consideration being provided via a conversion from debt to common shares.

On July 28, 2020, the authorized capital was increased to 24,000,000 with a par value of $0.01 each consisting of 20,000,000 shares of common shares and 4,000,000 shares of preferred shares.

On June 27, 2019, Life Science Biosensor Diagnostics Pty Ltd (the Licensor), the Company’s controlling shareholder, transferred a total of 36,600 shares of its common shares to a total of 122 employees of the Licensor and related companies pursuant to Regulation S under the Securities Act.

On June 28, 2019, Best Legend Industries Limited, one of the non-controlling shareholders in Glucose Biosensor Systems (Greater China) Pty Ltd transferred it’s 1,000,000 shares to the Company for consideration of 100,000 Series A Convertible Preference Shares in the Company. As a result of this, the non-controlling interest in Glucose Biosensor Systems (Greater China) Pty Ltd has decreased to 1.04%.

On September 2, 2019, Life Science Biosensor Diagnostics Pty Ltd (the Licensor) transferred a total of 42,000 shares of its common shares to a total of 140 employees of the Company and related companies, in each case pursuant to Regulation S under the Securities Act.

On June 30, 2020 the company issued additional 120,000 shares to its parent company for the value of $900,000. This was settled through extinguishment of the related party debt owing to the parent, with consideration being provided via a conversion from debt to common shares. The issue price per share of $7.50, is consistent with pricing of Pre-IPO to external investors. Therefore, as at the date of this report, the Licensor owns a total of 8,551,400 common shares representing 99.1% of the Company’s outstanding common shares.

For the year ended June 30, 2020 the Company received cash subscriptions or the subscription agreement of $2,295,052 regarding the issuance of Convertible Preference Shares convertible to common shares at the completion of an initial public offering (“IPO”). The Convertible Preference Shares carry the same rights as common shares except the right to vote at general meetings of shareholders. Further particulars are at Note 10.

15

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Equity offering costs

The Group complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ASC 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to shareholders’ equity (deficit) upon the completion of an offering or to expense if the offering is not completed. Offering costs amounting to $1,863,613 were capitalized as of June 30, 2020 (June 30, 2019: $1,981,669).

Revenue recognition

The Company shall recognize revenues when there is persuasive evidence of an arrangement, delivery has occurred or services are rendered, the sales price is determinable, and collectability is reasonably assured.

Debt issuance cost

Debt issuance costs are being amortized using the effective interest rate method over the term of the loan and the amortization expense is recorded as part of interest expense of the consolidated statements of operations.

Income taxes

In accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 740, Income Taxes, tax positions initially need to be recognized in the consolidated financial statements when it is more likely than not that the positions will be sustained upon examination by taxing authorities. It also provides guidance for de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

As of June 30, 2020, the Group had no uncertain tax positions that qualified for either recognition or disclosure in the consolidated financial statements. Additionally, the Group had no interest and penalties related to income taxes.

The Group accounts for current and deferred income taxes and, when appropriate, deferred tax assets and liabilities are recorded with respect to temporary differences in the accounting treatment of items for financial reporting purposes and for income tax purposes. Where, based on the weight of all available evidence, it is more likely than not that some amount of the recorded deferred tax assets will not be realized, a valuation allowance is established for that amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized.

16

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Foreign currency translation

Assets and liabilities of foreign subsidiaries are translated from local (functional) currency to presentation currency (U.S. dollar) at the rate of exchange in effect on the consolidated balance sheets date; income and expenses are translated at the average rate of exchange prevailing during the year. Foreign currency movements resulted in a loss of $147,081 for the year ended June 30, 2020 (June 30, 2019: foreign currency translation loss of $787,975).

Net Loss Per Share Attributable to Common Shareholders (“EPS”)

The Company calculates earnings per share attributable to common shareholders in accordance with ASC Topic 260, “Earning Per Share.” Basic net income (loss) per share attributable to common shareholders is calculated by dividing net income (loss) attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share is calculated by dividing net income (loss) attributable to common shareholders by weighted-average common shares outstanding during the period plus potentially dilutive common shares, such as share warrants.

Potentially dilutive common shares shall be calculated in accordance with the treasury share method, which assumes that proceeds from the exercise of all warrants are used to repurchase common share at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities.

The Company has incurred net losses during the year ended June 30, 2020 and the conversion of the convertible notes payable or the effect of the completion of the issuance of convertible preference shares in a private placement would be anti-dilutive, and thus is not included in loss per share calculation (see Note 9—Convertible Notes Payable).

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

17

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Recently issued but not yet effective

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). This update requires all leases with a term greater than 12 months to be recognized on the balance sheet through a right-of-use asset and a lease liability and the disclosure of key information pertaining to leasing arrangements. This new guidance is effective for years beginning after December 15, 2019, with early adoption permitted. The Company is reviewing the effect that ASU 2016-02 will have on its financial statements and related disclosures, and the standard will be applied once it is a public business entity.

NOTE 4. LICENSING RIGHTS

During the first quarter of the period, the Company purchased the license right procurement assets from Life Science Biosensor Diagnostics Pty Ltd for an amount of $976,308 (June 30, 2019: $ nil) in relation to the development and approval process for the Glucose Biosensor Technology. In accordance with FASB ASC 805, this was set to a zero book value which equals the historical carrying value in the books of Life Science Biosensor Diagnostics Pty Ltd, by use of a deemed dividend. The Company shall pay royalties of sales & milestones payments as defined.

On July 3, 2019, the Company entered into an amended and restated license agreement. There is no set expiration date for the license. However, the exclusivity of the license granted under the license agreement runs until the expiration of the patent portfolio covered by the agreement which is currently until 2033. No royalties have been incurred through to June 30, 2020 (June 30, 2019: $ nil).

NOTE 5. OTHER CURRENT ASSETS

	As of
	June 30, 2020	June 30, 2019

Goods & Services Tax Receivable	$7,509	$94,504
Prepayments	$29,469	$53,837
Accrued Income	$12,084	-
Total	$49,062	$148,341

18

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 6. ACCOUNTS PAYABLE & ACCRUED EXPENSES

	As of
	June 30, 2020	June 30, 2019

Accounts and Other Payables	$483,576	$849,720
Accruals	$56,894	$237,536
Employee liabilities	$246,999	$50,412
Total	$787,469	$1,137,668

NOTE 7. RELATED PARTY PAYABLES

	As of
	June 30, 2020	June 30, 2019

Amounts payable to Life Science Biosensor Diagnostics Pty Ltd	$1,769,293	$36,073
Total	$1,769,293	$36,073

NOTE 8. CASH & CASH EQUIVALENTS

	As of
	June 30, 2020	June 30, 2019

Cash at Bank	$427,273	$197,940

The Company places its cash and cash equivalents, which may at times be in excess of the Australia Financial Claims Scheme or the United States’ Federal Deposit Insurance Corporation insurance limits, with high credit quality financial institutions and attempts to limit the amount of credit exposure with any one institution.

19

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 9. CONVERTIBLE NOTES PAYABLE

Convertible notes payable consists of the following:

	As of
	June 30, 2020	June 30, 2019

Convertible Notes Payable	$5,133,706	$5,277,056
Less unamortized debt issuance costs	-	$(145,709)
Debt less unamortized debt issuance costs	$5,133,706	$5,131,347

Investors have subscribed to a Glucose Biosensor Systems (Greater China) Pty Ltd 7% Convertible Note Issue during the periods in the above table. The Notes bear interest at the rate of 7% per annum payable quarterly in arrears. The Notes are unsecured and mature on December 31, 2020 (Majority of convertible notes were renewed for 12 months on December 31, 2019).

The Notes also provide that there shall be a 15% discount on the potential IPO Price on the offer document intended to be filed with an approved share exchange. This has been converted at an exchange rate of 0.75, being the rate that is commercially agreed with investors as part of the offer process. The rate has been applied consistently for all raisings in the financial year.

NOTE 10. SUBSCRIPTIONS FOR CONVERTIBLE PREFERENCE SHARES OF GBS INC.

The Company has issued 2,370,891 convertible preference shares (An additional 439,299 convertible preference shares was issued subsequent to June 30, 2020 as disclosed in Note 13). When this is combined with the potential subsequent conversion of convertible notes payable, existing common shares issued in the company, and maximum raise upon successful completion of the IPO, the Company estimates that a maximum of 16,660,115 common shares in GBS Inc shall be on issue upon the successful completion of the IPO. The 2,370,891 convertible preference shares are represented by $17,328,682 fully paid subscription monies, which have been allocated to total value of preferred shares and 8,630,000 common shares are represented by $2,850,001 subscription moneys, which have been allocated to total value of common shares.

20

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 10. SUBSCRIPTIONS FOR CONVERTIBLE PREFERENCE SHARES OF GBS INC. (CONT.)

Upon the successfully completion of the IPO there will be 2,223,862 preference shares that hold one Loyalty Warrant Entitlement per share, and 147,029 preference shares that hold one Loyalty Warrant Entitlement per two shares. The terms of the Entitlement provide that the holder can exercise the warrant to purchase one common share at the IPO price during years two through to year three following the IPO. At exercise date, the shareholder must hold for each warrant to be exercised, one underlying common share to exercise the option The warrants are not transferable and apply to the number of shares that were subscribed for. In addition, the warrants do not apply to the convertible note holders.

The Company will continue to maintain its 98.96% (98,762,080 shares) in its subsidiary Glucose Biosensor Systems (Greater China) Pty Ltd.

NOTE 11. RELATED-PARTY TRANSACTIONS

Sales to and purchases from related parties are made in arm’s length transactions both at normal market prices and on normal commercial terms. The following transactions occurred with Life Science Glucose Biosensor Diagnostics Pty Ltd during the period July 1, 2019 to June 30, 2020:

The Company incurred a total of $588,206 (2019: $3,179,864) towards the services in connection with development and regulatory approval pathway for the technology, including payments made or expenses incurred on behalf of the Company.

The Company incurred a total of $444,374 (2019: $1,213,313) towards overhead cost reimbursement which includes salaries, rents and other related overheads directly attributable to the company which are included in General & Administration Expenses.

The Company recognized income of $118,923 (2019: $Nil) in relation to shared labour reimbursement which includes salaries directly attributable to the company which are included in Shared-services revenue.

On May 29, 2020 the parent Company, Life Science Biosensor Diagnostics Pty Ltd, issued 14,000,000 common share of BiosensX (North America) Inc. to the company at par value of $0.001 each. This will complement the license of the Company for North America Region. Thus providing the Company with 50% interest in the BiosensX (North America) Inc., holder of the technology license for the North America region. As of May 29, 2020 BiosensX (North America) Inc. became an affiliate of the Company. This was paid through increasing the loan payable to its parent entity for the amount of $14,000.

21

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 11. RELATED-PARTY TRANSACTIONS (CONT.)

During the first quarter for the period, the Company purchased the license right procurement assets from Life Science Biosensor Diagnostics Pty Ltd for an amount of $976,308 (June 30, 2019: $ nil) in relation to the development and approval process for the Glucose Biosensor Technology. In accordance with FASB ASC 805, this was set to a zero book value, which equals the historical carrying value in the books of Life Science Biosensor Diagnostics Pty Ltd, by use of a deemed dividend. As at June 30, 2020, $1,769,293 remains payable (June 30, 2019: $36,073) in relation to the procurement and other costs detailed above.

On June 23, 2020, the Company entered into a license agreement with Life Science Biosensor Diagnostics Pty Ltd, or the “Licensor”. The Licensor currently owns 99.1% of our outstanding common stock and will continue to own a majority of our outstanding common stock immediately after this offering. The License Agreement sets forth the contractual rights and responsibilities relating to the Licensed Product (as disclosed in Note 3). There is no accounting impact for the period with respect to this transaction.

On June 30, 2020 the company issued additional 120,000 shares to its parent company for the value of $900,000. This was settled through extinguishment of the related party debt owing to the parent, with consideration being provided via a conversion from debt to common shares. The issue price per share of $7.50, is consistent with pricing of Pre-IPO to external investors.

NOTE 12. INVESTMENT IN AFFILIATE

On May 29, 2020 the parent Company, Life Science Biosensor Diagnostics Pty Ltd, issued 14,000,000 common shares of BiosensX (North America) Inc. to the Company at par value of $0.001 per share. This transaction provided the Company with a 50% interest in BiosensX (North America) Inc., the holder of the technology license for the North America region.

The investment in BiosensX (North America) Inc. is accounted for by use of the equity method in accordance with ASC 323 Investments - Equity Method and Joint Ventures.

Life Science Biosensor Diagnostics Pty Ltd is the parent of both the Company and BiosensX (North America), the transfer of BiosensX shares to the Company was deemed to be a common control transaction. As a result of the share transfer, the Company has significant influence over BiosensX (North America) Inc. but in accordance with ASC 810 Consolidation Life Science Biosensor Diagnostics is deemed to have control over BiosensX (North America) Inc. due to its direct ownership of 50% in BiosensX (North America) Inc. and indirect ownership of 50% in BiosensX (North America) Inc. through GBS Inc.

22

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 12. INVESTMENT IN AFFILIATE (CONTINUED.)

The following table summarizes the amount recorded in the consolidated financials statements as at 30 June 2020.

	As of
	June 30, 2020	June 30, 2019

Net asset balance of BiosensX (North America) Inc. as of June 30, 2020	$285,385	-
Less cost of investment	$(14,000)	-
Net assets	$271,385	-
Company’s % share in affiliate	50%	-%
Carrying amount as at June 30, 2020	$135,692	-

NOTE 13. SUBSEQUENT EVENTS

The Company has applied to list its common share in the United States under the exchange symbol “GBSG”. The initial public filing of prospectus made on September 18, 2019 with intent to raise $17.9m (net of transactions costs). The COVID-19 pandemic in the United States resulted in a delay with the exchange processing its application to list the common shares.

As of the date of this report, the Company has received further cash subscriptions for approximately $3,294,745 (439,299 shares), which will be allotted as additional convertible preference shares prior to the IPO.

No other events have arisen in the interval between the year ended June 30, 2020 and the date of this report any other item, transaction or event of a material and unusual nature likely, in the opinion of the Directors to affect significantly the operations or state of affairs of the Group in future financial years.

23

GBS Inc. and subsidiaries

Audited Consolidated Financial Statements

NOTE 14. INCOME TAX

The Company shall file its income tax returns with the Internal Revenue Service and Australian Taxation Office. The Company has net operating loss carried forward of $15,832,517 which are derived from its operations in Australia and the US and are available to reduce future taxable income. Such loss carry forwards may be carried forward indefinitely, subject to compliance with tests of continuity and additional rules.

The net operating loss carried forward gives rise to a deferred tax asset of approximately $4,274,780. However, the Company has determined that a valuation allowance of $4,274,780 against such deferred tax asset is necessary, as it cannot be determined that the carry forwards will be utilized.

NOTE 15. LOSS PER SHARE

	As of
	June 30, 2020	June 30, 2019

Total Loss	$(3,134,602)	$(7,336,686)
Basic and diluted net loss per share attributed to common shareholders	$(0.37)	$(0.88)

Weighted-average number of ordinary shares	8,510,329	8,382,685

24

GBS Inc.

1,270,589 Units consisting of:

Common Stock

Series A Warrants

Series B Warrants

Dawson James Securities, Inc.

PROSPECTUS

Dated          , 2020

Through and including           , 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

GBS INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JULY 1, 2020

THROUGH SEPTEMBER 30, 2020

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

Table of Contents

2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

To the shareholders and board of directors

GBS, Inc.

New York, New York

Results of Review of Interim Consolidated Financial Statements

We have reviewed the condensed consolidated balance sheet of GBS Inc. (the Company) as of September 30, 2020, the related condensed consolidated statements of income and comprehensive income for the three-month periods ended September 30, 2020 and 2019 and cash flows for the three-month periods ended September 30, 2020 and 2019, and the related notes (collectively referred to as the ‘interim condensed consolidated financial statements’) included in the accompanying Securities and Exchange Commission Form S-1 for the period ended September 30, 2020. Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (‘PCAOB’), the consolidated balance sheet of the Company as of June 30, 2020, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated September 11, 2020, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 2020 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Basis for review results

These interim condensed consolidated financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

3

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

Emphasis of matter regarding going concern

The accompanying interim consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1, certain conditions are present that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The accompanying interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our conclusion is not modified with respect to this matter.

BDO Audit Pty Ltd

Tim Aman

Director

Sydney

11 November 2020

4

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

		As of
	Note	September 30, 2020	June 30, 2020

Assets
Current assets:
Cash and cash equivalents	8	$994,186	$427,273
Deferred charges	3	$1,863,613	$1,863,613
Other current assets	5	$48,357	$49,062
Total current assets		$2,906,156	$2,339,948

Investment in affiliate	12	-	$135,692
Intangibles
Licensing rights, net of accumulated amortization	4	-	-
Total assets		$2,906,156	$2,475,640

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	6	$475,431	$787,469
Related party payables	7	$328,980	$1,769,293
Convertible notes payable	9	$5,133,706	$5,133,706
Total current liabilities		$5,938,117	$7,690,468

Non-current liabilities:
Employee benefit liabilities	6	$15,605	-
Total non-current liabilities		$15,605	-
Total liabilities		$5,953,722	$7,690,468
Commitments and Contingencies		-	-

Shareholders’ equity
Common shares (8,630,000 shares issued and outstanding as of 9/30/2020 and 8,630,000 shares issued and outstanding as of 6/30/2020)		$2,850,001	$2,850,001
Preferred shares (2,810,190 shares issued and outstanding as of 9/30/2020 and 2,370,891 shares issued outstanding as of 6/30/2020)		$20,623,427	$17,328,682
Additional paid-in capital		$(9,168,732)	$(9,168,732)
Accumulated deficit		$(16,905,027)	$(15,832,517)
Accumulated other comprehensive income		$(414,519)	$(363,951)
Total consolidated group equity		$(3,014,850)	$(5,186,517)
Non-controlling interests		$(32,716)	$(28,311)
Total shareholders’ (deficit) equity		$(3,047,566)	$(5,214,828)
Total liabilities and shareholders’ equity		$2,906,156	$2,475,640

These financial statements shall be read in conjunction with the accompanying notes.

5

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	3 Months to September 30, 2020	3 Months to September 30, 2019
Revenue
Other income:
Government support income	$55,427	-
Interest income	$70	$42
Shared services	-	$122,075
	$55,497	$122,117
Operating expenses:
Audit and accountancy fees	$62,513	$7,588
Director fees	$6,998	$6,712
Employee benefit expense	$388,001	$306,544
General and administrative expenses	$44,291	$304,272
Prospectus and capital raising expenses	$166,481	-
Interest expense	$85,828	$149,511
Rent expense	$9,930	$7,139
Other expenses	$4,865	-
Realized foreign exchange loss	$192,470	-
Development and regulatory approval expenses	$30,938	$105,181
Total operating expenses	$992,315	$886,947

Equity loss from affiliate	$135,692	-
Consolidated net (loss)	$(1,072,510)	$(764,830)
Less: (loss) attributable to non-controlling interest	$(4,405)	$(6,980)
Net (loss) attributable to holding company and subsidiaries	$(1,068,105)	$(757,850)

Other comprehensive income
Foreign currency translation gain/(loss)	$(50,568)	$4,234
Other comprehensive income for the period	$(50,568)	$4,234
Total comprehensive Income / (loss) for the period	$(1,123,078)	$(760,596)
Loss per share based on net loss (Note 15):

Basic and diluted net loss per share attributed to common shareholders of GBS Inc.	$(0.12)	$(0.09)

Weighted-average number of common shares	8,630,000	8,510,000

These financial statements shall be read in conjunction with the accompanying notes.

6

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM July 1, 2020 to September 30, 2020

	GBS Inc. Shareholders								Non-controlling Interests
	Common Shares	Total Subscribed Value	No of Preferred Shares (1)	Total Value	Additional paid-in capital	(Accumulated deficit)	Other comprehensive income	Shareholders’ equity	No of Ordinary Shares in GBSGC Pty Ltd	Total Value
Balance at July 1, 2020	8,630,000	$2,850,001	2,370,891	$17,328,682	$(9,168,732)	$(15,832,517)	$(363,951)	$(5,186,517)	1,036,000	$(28,311)
Issuance of common shares					-	-	-	-	-	-
Issuance of convertible preferred shares			439,299	3,294,745	-	-	-	3,294,745	-	-
Foreign currency translation loss	-	-	-	-	-	-	$(50,568)	$(50,568)	-	-
Net (loss)	-	-	-	-	-	$(1,072,510)	-	$(1,072,510)	-	$(4,405)
Balance at September 30, 2020	8,630,000	2,850,001	2,810,190	20,623,427	$(9,168,732)	$(16,905,027)	$(414,519)	$(3,014,850)	1,036,000	$(32,716)

(1)	Convertible Preference Shares are convertible at a potential IPO to 1 ordinary share and one option exercisable at the IPO price between 2 – 3 years after the IPO providing the option holder holds the underlying share.

These financial statements shall be read in conjunction with the accompanying notes.

7

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM July 1, 2019 to September 30, 2019

	GBS Inc. Shareholders								Non-controlling Interests
	Common Shares	Total Subscribed Value	No of Preferred Shares (1)	Total Value	Additional paid-in capital	(Accumulated deficit)	Other comprehensive income	Shareholders’ equity	No of Ordinary Shares in GBSGC Pty Ltd	Total Value
Balance at July 1, 2019	8,510,000	$1,950,001	2,064,884	$15,033,630	$(8,713,077)	$(12,668,741)	$(216,869)	$(4,615,057)	1,036,000	$637,919
Reclassification of non-controlling interest (Note 3)	-	-	-	-	$637,056	-	-	$637,056	-	$(637,056)
Balance at July 1, 2019 (Reclassified)	8,510,000	$1,950,001	2,064,884	$15,033,630	$(8,076,022)	$(12,668,741)	$(216,869)	$(3,978,001)	1,036,000	$863
Subscription to purchase preference shares of GBS Inc.	-	-	-	-	$1,102,717	-	-	$1,102,717	-	-
Deemed dividend in accordance with FASB ASC 805 to bring the book value of the purchased procurement assets (license to sell) to its historical value (zero net book value)	-	-	-	-	$(976,308)	-	-	$(976,308)	-	-
Issuance of convertible preferred shares	-	-	111,978	$839,837	-	-	-	$839,837	-	-
Cost of issuance of ordinary shares and convertible preferred shares, the latter that may convert to common shares	-	-	-	-	$(116,401)	-	-	$(116,401)	-	-
Foreign currency translation gain/(loss)	-	-	-	-	-	-	$4,234	$4,234	-	-
Net (loss)	-	-	-	-	-	$(757,850)	-	$(757,850)	-	$(6,980)
Balance at September 30, 2019	8,510,000	$1,950,001	2,176,862	$15,873,467	$(8,066,014)	$(13,426,591)	$(212,635)	$(3,881,772)	1,036,000	$(6,117)

(1)	Convertible Preference Shares are convertible at a potential IPO to 1 ordinary share and one option exercisable at the IPO price between 2 – 3 years after the IPO providing the option holder holds the underlying share.

These financial statements shall be read in conjunction with the accompanying notes.

8

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	3 Months to September 30, 2020	3 Months to September 30, 2019
Operating Activities:
Net (loss)	$(1,072,510)	$(764,830)
Adjustments to reconcile net loss to net cash provided by/(used) in operating activities:
Changes in assets and liabilities:
Other current assets	$705	$(218,468)
Accounts payable, accrued expenses and deferred charges	$(1,752,351)	$(973,184
Equity loss from affiliate	$135,692	-
Other non-cash items	$(54,317)	-
Net cash used in operating activities	$(2,742,781)	$(10,114)
Investing Activities:
Net cash used in investing activities	-	-
Financing Activities:
Cash received from subscribers for convertible preference shares convertible to common shares	$3,294,745	$648,750
Cash paid to raise funds by the issuance of shares	-	$(116,402)
Net cash provided by financing activities	$3,294,745	$532,348
Total net cash provided by/(used) in operational, investing and finance activities	$551,964	$522,324

Cash at the beginning of the period	$427,273	$197,940
Exchange rate adjustment	$14,949	$(5,868)
Cash at the end of the period	$994,186	$714,307

Supplemental disclosure of cash flow information
Interest paid	$85,076	$85,158
Interest income	$70	$42

These financial statements shall be read in conjunction with the accompanying notes.

9

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. GOING CONCERN

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements - Going Concern (ASC 205-40) requires management to assess an entity’s ability to continue as a going concern within one year of the date of the financial statements are issued. In each reporting period, including interim periods, an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date. Substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate it is probable the entity will be unable to meet its financial obligations as they become due within one year after the date the financial statements are issued.

The Company is an emerging growth company and has not generated any revenues to date. As such, the Company is subject to all of the risks associated with emerging growth companies. Since inception, the Company has incurred losses and negative cash flows from operating activities. The Company does not expect to generate positive cash flows from operating activities in the near future until such time, if at all, the Company completes the development process of its products, including regulatory approvals, and thereafter, begins to commercialize and achieve substantial acceptance in the marketplace for the first of a series of products in its medical device portfolio.

The Company incurred a net loss of $1,068,105 for the three months to September 30, 2020 (Net loss $757,850 for the three months to September 30, 2019). As at September 30, 2020, the Company had an accumulated deficit of $16,905,027, negative working capital of $3,031,961, $5,938,117 in current liabilities of which $5,133,706 are convertible notes that will convert to equity upon the proposed IPO, and cash of $994,186 (as at June 30, 2020 the Company had an accumulated deficit of $15,832,517, negative working capital of $5,350,520, $7,690,468 in current liabilities of which $5,133,706 are convertible notes that will convert to equity upon the proposed IPO, and cash of $427,273).

On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization (WHO) declared the novel coronavirus disease 2019 (“COVID-19”) outbreak a public health emergency of international concern and on March 12, 2020 the WHO announced the outbreak was a pandemic. The COVID-19 pandemic is having a negative impact on global markets and business activity, which has had a negative but limited impact on our core business operations. However, due to the nature of our platform technology we are able to quickly adapt to this rapidly evolving environment. As part of the immunology modality of the biosensor platform, the parent company, Life Science Biosensor Diagnostics Pty Ltd (LSBD) executed an agreement on May 29, 2020 with the Wyss Institute for Biologically Inspired Engineering at Harvard University (Wyss) to use the biosensor platform to develop a COVID-19 rapid diagnostic test. The Company has the rights to the technology from this agreement under a Technology Transfer Agreement global license with LSBD entered into on June 23, 2020.

10

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 1. GOING CONCERN (CONT.)

GBS Inc. is the global licensee and intends to commercialize COVID-19 diagnostic tests across the US, Europe, APAC and the rest of the world through appropriately qualified distributors.

In the near future, the Company anticipates incurring operating losses and does not expect to experience positive cash flows from operating activities and may continue to incur operating losses until it completes the development of its products and seeks regulatory approvals to market such products. These factors raise substantial doubt about the Company’s ability to continue as a going concern without sufficient capital.

The Group’s ability to fund its operations is dependent upon management’s plans and execution, which include in addition to financial assistance where required from the parent company and the Proposed Public Offering (as per subsequent event in Note 13), obtaining regulatory approvals for its products currently under development, commercializing and generating revenues from products currently under development, and continuing to control expenses.

The Group’s consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities should the Group be unable to continue as a going concern.

NOTE 2. ORGANIZATION AND DESCRIPTION OF THE BUSINESS

GBS Inc. and its wholly owned subsidiary, GBS Operations Inc. are formed under the laws of the state of Delaware, and were formed on December 5, 2016. Glucose Biosensor Systems (Greater China) Pty Ltd (“GBSPL”) was formed on August 4, 2016 under the laws of New South Wales, Australia and was renamed to GBS (APAC) Pty Ltd on October 14, 2020. Glucose Biosensor Systems (Japan) Pty Ltd and Glucose Biosensor Systems (APAC) Pty Ltd were formed under the laws of New South Wales, Australia on February 22, 2017 and February 23, 2017 respectively. These companies (collectively, the “Company” or “Group”) were formed to provide a non-invasive, pain free innovation to make it easier for people to manage diabetes.

On May 29, 2020 a research agreement was executed between the parent company (LSBD) and the Wyss Institute for Biologically Inspired Engineering at Harvard University (Wyss). The Company is not a legal party to the agreement but is expecting to derive a benefit through the Technology Transfer Agreement executed with LSBD and the Company on June 23, 2020, further details which are provided below. The company has transferred biosensors (research materials) to the Wyss Institute where its research and development scientists have commenced a pilot research program. Since the biosensor architecture is complete and given the pre-existing plans to develop immunology diagnostic tests, it is therefore relatively straightforward and expeditious to develop the SARS-CoV-2 test.

11

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 2. ORGANIZATION AND DESCRIPTION OF THE BUSINESS (CONT.)

SARS-CoV-2 antibody testing in saliva can play a critically important role in large-scale ‘sero’-surveillance to address key public health priorities and guide policy and decision-making for COVID-19. It is anticipated that FDA review will be under the Emergency Use Authorization program, which means expedited time to market.

On June 23, 2020, The Company entered into a Technology Transfer Agreement global license with LSBD. The significant terms of the license agreement are:

●	The Company has the exclusive worldwide rights to a biosensor strip for antibodies against SARS-CoV-2 and associated application for reading devices to:
	●	act as the authorized party for the purpose of processing the application of, and obtaining any, regulatory approval for the Licensed Product, including being authorized to process the approval for an investigational device required for the purpose of carrying out clinical studies.
	●	manufacture, promote, market, import, offer, sell, and distribute the Licensed Products.
	●	provide reasonable customer support services on the use of the Licensed Products to end users of, and health care practitioners referring end users to, the Licensed Products.
	●	use the Licensed Products only for the purposes identified and permitted pursuant to regulatory approval; and
	●	collect data acquired from the Licensed Products
●	The royalty rate is 13%, based upon mutually agreed sales projections on the net sales of the commercial units and dedicated reading devices. This serves as the minimum royalty and falls to 3% at the expiry of the relevant patent(s)
●	Each additional year, the sales upon which the minimum royalty is calculated on is increased by the mutually agreed Expected Market Growth rate plus an Additional Growth Percentage rate up to 7% annually. The Additional Growth Percentage Rate is calculated and applied for 10 years
●	In the event of a dispute, in relation to the expected market growth or additional percentage, the agreement provides for a dispute resolution by an independent third party.

There are no milestone payments.

12

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On May 29, 2020 the parent Company, Life Science Biosensor Diagnostics Pty Ltd, issued 14,000,000 common shares of BiosensX (North America) Inc. to the company at par value of $0.001 each. This will complement the license of the Company for North America Region. Thus providing the Company with 50% interest in the BiosensX (North America) Inc., holder of the technology license for the North America region. This will allow further development of synergies by allowing GBS Inc. to pursue regulatory approval of the biosensor to measure glucose from saliva testing, and allow the Company to concentrate in the development of the other applications of the technology predominantly the field of antibodies, allergies and hormones. Refer to Note 12 for the details.

Basis of presentation

The Group prepares its consolidated financial statements using the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Reclassifications

In the comparative period (FY 2020), management determined that certain transactions involving the issuance of shares of its subsidiary that occurred during the prior year should have resulted in an adjustment to non-controlling interest (“NCI”) and Additional Paid-in-Capital (“APIC”) to reflect the difference between the fair value of the consideration received and the book value of NCI involving these changes in ownership. As a result, the Company increased its prior year APIC with an offsetting reduction to NCI. Management concluded that this reclassification was not meaningful to the Company’s financial position for the prior year, and as such, this change was recorded in the consolidated balance sheet and statement of shareholder’s equity in the first quarter of the comparative period (FY 2020) as an out-of-period adjustment.

Principles of consolidation

On July 29, 2017, Life Science Biosensor Diagnostics Pty Ltd (the parent entity) transferred to GBS Inc., in a non-reciprocal transfer, its 1,000 shares in Glucose Biosensor Systems (Greater China) Pty Ltd. These shares comprised its 100% ownership of Glucose Biosensor Systems (Greater China) Pty Ltd. As a result, the accompanying consolidated financial statements include the accounts of the following entities, all of which are under common control. All significant intercompany transactions and balances have been eliminated upon consolidation.

13

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

A summary of the shares authorized and issued of each company at September 30, 2020 and June 30, 2020 are listed below:

At September 30, 2020

Name of entity	Country of incorporation	Shares authorized	Shares issued (Common)	Par value per share	Shares Issued (Convertible Preference)	Par Value Per Share
GBS Inc.	United States	22,000,000	8,630,000	USD$0.01	2,810,190	US$.01
Glucose Biosensor Systems (Greater China) Pty Ltd (2)	Australia	99,800,000	99,800,000	N/A (1)	-	-
GBS Operations Inc. (3)	United States	1,000	100	USD$0.01	-	-
Glucose Biosensor Systems (APAC) Pty Ltd (3)	Australia	100	100	N/A (1)	-	-
Glucose Biosensor (Japan) Pty Ltd (3)	Australia	100	100	N/A (1)	-	-

At June 30, 2020

Name of entity	Country of incorporation	Shares authorized	Shares issued (Common)	Par value per share	Shares Issued (Convertible Preference)	Par Value Per Share
GBS Inc.	United States	22,000,000	8,630,000	USD$0.01	2,370,891	US$.01
Glucose Biosensor Systems (Greater China) Pty Ltd (2)	Australia	99,800,000	99,800,000	N/A (1)	-	-
GBS Operations Inc. (3)	United States	1,000	100	USD$0.01	-	-
Glucose Biosensor Systems (APAC) Pty Ltd (3)	Australia	100	100	N/A (1)	-	-
Glucose Biosensor (Japan) Pty Ltd (3)	Australia	100	100	N/A (1)	-	-

(1)	Australia does not have the concept of par value per share.
(2)	GBS Inc. holds 98.96% ownership in this Company at September 30, 2020 and at June 30, 2020.
(3)	GBS Inc. holds 100% ownership in this Company at September 30, 2020 and at June 30, 2020.

14

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

On November 5, 2017 the authorized capital was increased to 22,000,000 with a par value of $0.01 each consisting of 18,000,000 shares of common shares and 4,000,000 shares of preferred shares.

On November 5, 2017 the Company conducted a share split of one to 90,000 resulting in issued common share of 9,000,000.

On August 8, 2018 a reverse share split occurred whereas the total number of common issued share has been consolidated from 9,000,000 to 8,250,000.

On November 24, 2018 the company raised a further $1,950,000 through the allocation of 260,000 common shares to its parent company. This was achieved via extinguishment of the related party debt owing to the parent, with consideration being provided via a conversion from debt to common shares.

On July 28, 2020, the authorized capital was increased to 24,000,000 with a par value of $0.01 each consisting of 20,000,000 shares of common shares and 4,000,000 shares of preferred shares.

On June 27, 2019, Life Science Biosensor Diagnostics Pty Ltd (the Licensor), the Company’s controlling shareholder, transferred a total of 36,600 shares of its common shares to a total of 122 employees of the Licensor and related companies pursuant to Regulation S under the Securities Act.

On June 28, 2019, Best Legend Industries Limited, one of the non-controlling shareholders in Glucose Biosensor Systems (Greater China) Pty Ltd transferred its 1,000,000 shares to the Company for consideration of 100,000 Series A Convertible Preference Shares in the Company. As a result of this, the non-controlling interest in Glucose Biosensor Systems (Greater China) Pty Ltd has decreased to 1.04%.

On September 2, 2019, Life Science Biosensor Diagnostics Pty Ltd (the Licensor) transferred a total of 42,000 shares of its common shares to a total of 140 employees of the Company and related companies, in each case pursuant to Regulation S under the Securities Act.

On June 30, 2020 the company issued additional 120,000 shares to its parent company for the value of $900,000. This was settled through extinguishment of the related party debt owing to the parent, with consideration being provided via a conversion from debt to common shares. The issue price per share of $7.50, is consistent with pricing of Pre-IPO to external investors. Therefore, as at the date of this report, the Licensor owns a total of 8,551,400 common shares representing 99.1% of the Company’s outstanding common shares.

For the three months ended September 30, 2020 the Company received cash subscriptions of $3,294,745 regarding the issuance of Convertible Preference Shares convertible to common shares at the completion of an initial public offering (“IPO”). The Convertible Preference Shares carry the same rights as common shares except the right to vote at general meetings of shareholders. Further particulars are at Note 10.

15

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Equity offering costs

The Group complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ASC 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to shareholders’ equity (deficit) upon the completion of an offering or to expense if the offering is not completed. Offering costs amounting to $1,863,613 were capitalized as of September 30, 2020 (June 30, 2020: $1,863,613).

Revenue recognition

Revenue from contracts with customers is recognized when, or as, the Company satisfies its performance obligations by delivering the promised goods or service deliverables to the customers. A good or service deliverable is transferred to a customer when, or as, the customer obtains control of that good or service deliverable.

Debt issuance cost

Debt issuance costs are being amortized using the effective interest rate method over the term of the loan and the amortization expense is recorded as part of interest expense of the consolidated statements of operations.

Income taxes

In accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 740, Income Taxes, tax positions initially need to be recognized in the consolidated financial statements when it is more likely than not that the positions will be sustained upon examination by taxing authorities. It also provides guidance for de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

As of September 30, 2020, the Group had no uncertain tax positions that qualified for either recognition or disclosure in the consolidated financial statements. Additionally, the Group had no interest and penalties related to income taxes.

The Group accounts for current and deferred income taxes and, when appropriate, deferred tax assets and liabilities are recorded with respect to temporary differences in the accounting treatment of items for financial reporting purposes and for income tax purposes. Where, based on the weight of all available evidence, it is more likely than not that some amount of the recorded deferred tax assets will not be realized, a valuation allowance is established for that amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized.

16

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Foreign currency translation

Assets and liabilities of foreign subsidiaries are translated from local (functional) currency to presentation currency (U.S. dollar) at the rate of exchange in effect on the consolidated balance sheets date; income and expenses are translated at the average rate of exchange prevailing during the year. Foreign currency movements resulted in a loss of $50,568 for the three months ended September 30, 2020 (three months ended September 30, 2019, foreign currency translation gain of $4,234).

Net loss per share attributable to common shareholders (“EPS”)

The Company calculates earnings per share attributable to common shareholders in accordance with ASC Topic 260, “Earning Per Share.” Basic net income (loss) per share attributable to common shareholders is calculated by dividing net income (loss) attributable to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share is calculated by dividing net income (loss) attributable to common shareholders by weighted-average common shares outstanding during the period plus potentially dilutive common shares, such as share warrants.

Potentially dilutive common shares shall be calculated in accordance with the treasury share method, which assumes that proceeds from the exercise of all warrants are used to repurchase common share at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities.

The Company has incurred net losses during the three months ended September 30, 2020 and the conversion of the convertible notes payable or the effect of the completion of the issuance of convertible preference shares in a private placement would be anti-dilutive, and thus is not included in loss per share calculation (see Note 9—convertible notes payable).

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.

17

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Recently issued but not yet effective

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”). This update requires all leases with a term greater than 12 months to be recognized on the balance sheet through a right-of-use asset and a lease liability and the disclosure of key information pertaining to leasing arrangements. This new guidance is effective for private companies for fiscal years beginning after December 15, 2021, and interim period within fiscal years beginning after December 15, 2022 as amended by ASU 2020-05 with early adoption permitted. The Company has not early adopted the standard. Upon IPO, the Company will be required to adopt ASU 2016-02. The Company has assessed the impact and considers this to be immaterial.

NOTE 4. LICENSING RIGHTS

On July 3, 2019, the Company entered into an amended and restated license agreement for Greater China Region. There is no set expiration date for the license. However, the exclusivity of the license granted under the license agreement runs until the expiration of the patent portfolio covered by the agreement which is currently until 2033. No royalties have been incurred through to June 30, 2020 (June 30, 2019: $ nil).

During the first quarter of the FY 2020 , the Company purchased the license right procurement assets from Life Science Biosensor Diagnostics Pty Ltd for an amount of $976,308 (June 30, 2019: $ nil) in relation to the development and approval process for the Glucose Biosensor Technology for APAC region. This supplemented the existing license for the Greater China region. In accordance with FASB ASC 805, this was set to a zero book value which equals the historical carrying value in the books of Life Science Biosensor Diagnostics Pty Ltd, by use of a deemed dividend. The Company shall pay royalties of sales & milestones payments as defined.

On June 23, 2020, The Company entered into a Technology Transfer Agreement global license with LSBD for SARS-CoV-2 and associated application. Refer to note 2 for further details of the licensing agreement.

NOTE 5. OTHER CURRENT ASSETS

	As of
	September 30, 2020	June 30, 2020
Goods and services tax receivable	$8,773	$7,509
Prepayments	$28,922	$29,469
Accrued income	$10,662	$12,084
Total	$48,357	$49,062

18

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	As of
	September 30, 2020	June 30, 2020
Accounts and other payables	$347,381	$483,576
Accruals	$48,412	$56,894
Employee liabilities (current and non-current)	$95,243	$246,999
Total	$491,036	$787,469

NOTE 7. RELATED PARTY PAYABLES

	As of
	September 30, 2020	June 30, 2020
Amounts payable to Life Science Biosensor Diagnostics Pty Ltd	$328,980	$1,769,293
Total	$328,980	$1,769,293

NOTE 8. CASH AND CASH EQUIVALENTS

	As of
	September 30, 2020	June 30, 2020
Cash at bank	$994,186	$427,273

The Company places its cash and cash equivalents, which may at times be in excess of the Australia Financial Claims Scheme or the United States’ Federal Deposit Insurance Corporation insurance limits, with high credit quality financial institutions and attempts to limit the amount of credit exposure with any one institution.

19

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 9. CONVERTIBLE NOTES PAYABLE

Convertible notes payable consists of the following:

	As of
	September 30, 2020	June 30, 2020
Convertible notes payable	$5,133,706	$5,133,706
Less unamortized debt issuance costs	-	-
Debt less unamortized debt issuance costs	$5,133,706	$5,133,706

Investors have subscribed to a Glucose Biosensor Systems (Greater China) Pty Ltd 7% Convertible Note Issue during the periods in the above table. The Notes bear interest at the rate of 7% per annum payable quarterly in arrears. The Notes are unsecured and mature on December 31, 2020 (majority of convertible notes were renewed for 12 months on December 31, 2019).

The Notes also provide that there shall be a 15% discount on the potential IPO Price on the offer document intended to be filed with an approved share exchange. This has been converted at an exchange rate of 0.75, being the rate that is commercially agreed with investors as part of the offer process. The rate has been applied consistently for all raisings in the financial year.

NOTE 10. SUBSCRIPTIONS FOR CONVERTIBLE PREFERENCE SHARES OF GBS INC.

The Company has issued 2,810,190 convertible preference shares. When this is combined with the potential subsequent conversion of convertible notes payable, existing common shares issued in the company, and maximum raise upon successful completion of the IPO, the Company estimates that a maximum of 16,660,115 common shares in GBS Inc. shall be on issue upon the successful completion of the IPO. The 2,810,190 convertible preference shares are represented by $20,623,427 fully paid subscription monies, which have been allocated to total value of preferred shares and 8,630,000 common shares are represented by $2,850,001 subscription moneys, which have been allocated to total value of common shares.

20

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 10. SUBSCRIPTIONS FOR CONVERTIBLE PREFERENCE SHARES OF GBS INC. (CONT.)

Upon the successfully completion of the IPO there will be 2,663,161 preference shares that hold one Loyalty Warrant Entitlement per share, and 147,029 preference shares that hold one Loyalty Warrant Entitlement per two shares. The terms of the Entitlement provide that the holder can exercise the warrant to purchase one common share at the IPO price during years two through to year three following the IPO. At exercise date, the shareholder must hold for each warrant to be exercised, one underlying common share to exercise the option The warrants are not transferable and apply to the number of shares that were subscribed for. In addition, the warrants do not apply to the convertible note holders.

The Company will continue to maintain its 98.96% (98,762,080 shares) in its subsidiary Glucose Biosensor Systems (Greater China) Pty Ltd.

NOTE 11. RELATED-PARTY TRANSACTIONS

Sales to and purchases from related parties are made in arm’s length transactions both at normal market prices and on normal commercial terms. The following transactions occurred with Life Science Glucose Biosensor Diagnostics Pty Ltd during the period July 1, 2020 to September 30, 2020 (FY2020: July 1, 2019 to September 30, 2019):

The Company incurred a total of $nil (FY2020: $105,181) towards the services in connection with development and regulatory approval pathway for the technology, including payments made or expenses incurred on behalf of the Company.

The Company incurred a total of $nil (FY2020: $150,661) towards overhead cost reimbursement which includes salaries, rents and other related overheads directly attributable to the company which are included in general and administration expenses.

The Company recognized income of $nil (FY2020: $122,075) in relation to shared labour reimbursement which includes salaries directly attributable to the company which are included in shared-services revenue.

21

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 12. INVESTMENT IN AFFILIATE

On May 29, 2020 the parent Company, Life Science Biosensor Diagnostics Pty Ltd, issued 14,000,000 common shares of BiosensX (North America) Inc. to the Company at par value of $0.001 per share. This transaction provided the Company with a 50% interest in BiosensX (North America) Inc., the holder of the technology license for the North America region.

The investment in BiosensX (North America) Inc. is accounted for by use of the equity method in accordance with ASC 323 Investments - Equity Method and Joint Ventures.

Life Science Biosensor Diagnostics Pty Ltd is the parent of both the Company and BiosensX (North America), the transfer of BiosensX shares to the Company was deemed to be a common control transaction. As a result of the share transfer, the Company has significant influence over BiosensX (North America) Inc. but in accordance with ASC 810 Consolidation Life Science Biosensor Diagnostics is deemed to have control over BiosensX (North America) Inc. due to its direct ownership of 50% in BiosensX (North America) Inc. and indirect ownership of 50% in BiosensX (North America) Inc. through GBS Inc.

The following table summarizes the amount recorded in the consolidated financial statements:

	As of
	September 30, 2020	June 30, 2020
Investment value	$135,692	$14,000
Equity income/(loss) from affiliate	$(135,692)	$121,692
Carrying amount	-	$135,692

NOTE 13. SUBSEQUENT EVENTS

The Company has applied to list its common share in the United States under the exchange symbol “GBSG”. The updated public filing of the prospectus was made on October 20, 2020 with intent to raise $17.90m (net of transactions costs).

No other events have arisen in the interval between the period ended September 30, 2020 and the date of this report any other item, transaction or event of a material and unusual nature likely, in the opinion of the Directors to affect significantly the operations or state of affairs of the Group in future financial years.

22

GBS Inc. and subsidiaries

Unaudited Condensed Consolidated Financial Statements

NOTE 14. INCOME TAX

The Company shall file its income tax returns with the Internal Revenue Service and Australian Taxation Office. The Company has net operating loss carried forward of $16,905,027 which are derived from its operations in Australia and the US and are available to reduce future taxable income. Such loss carry forwards may be carried forward indefinitely, subject to compliance with tests of continuity and additional rules.

The net operating loss carried forward gives rise to a deferred tax asset of approximately $3,803,631. However, the Company has determined that a valuation allowance of $3,803,631 against such deferred tax asset is necessary, as it cannot be determined that the carry forwards will be utilized.

NOTE 15. LOSS PER SHARE

	As of
	September 30, 2020	September 30, 2019
Total Loss	$(1,072,510)	$(757,850)
Basic and diluted net loss per share attributed to common shareholders	$(0.12)	$(0.09)

Weighted-average number of ordinary shares	8,630,000	8,510,000

23

GBS Inc.

1,270,589 Units consisting of:

Common Stock

Series A Warrants

Series B Warrants

Dawson James Securities, Inc.

PROSPECTUS

Dated December 22, 2020

Through and including January 18, 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.